As submitted to the Securities and Exchange Commission on March 21, 2014

Registration No. 333-191797

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NRG Energy, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4911 (Primary Standard Industrial Classification Code Number)	41-1724239 (I.R.S. Employer Identification Number)

211 Carnegie Center, Princeton, NJ 08540
Telephone: (609) 524-4500
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Brian Curci
Deputy General Counsel and Corporate Secretary
211 Carnegie Center
Princeton, NJ 08540
Telephone: (609) 524-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Katayun I. Jaffari
Ballard Spahr LLP
1735 Market St., 51st Floor
Philadelphia, PA 19103
Telephone: (215) 864-8475

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, as amended (File No. 333-191797), or the Registration Statement, is being filed pursuant to the undertakings in Item 17 of the Registration Statement. The Registration Statement was declared effective on December 26, 2013. This Post-Effective Amendment updates and supplements the information contained in the Registration Statement to include the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the Securities and Exchange Commission, or the SEC, on February 28, 2014, the Company's Current Reports on Form 8-K that have been filed with the SEC since December 31, 2013, and the financial statements of Edison Mission Energy for the fiscal year ended December 31, 2013. This Post-Effective Amendment also updates certain financial and other information previously provided in the Registration Statement.

        The Registration Statement relates to shares of NRG Energy, Inc.'s, or NRG's, common stock that are to be issued to Edison Mission Energy, or EME, in connection with a chapter 11 plan of reorganization, or the Plan, under chapter 11 of title 11 of the United States Code. On October 18, 2013, NRG and NRG Energy Holdings, Inc., a wholly owned subsidiary of NRG, or NRG Holdings, entered into a Plan Sponsor Agreement with EME, certain of EME's debtor subsidiaries, the Official Committee of Unsecured Creditors of EME and its debtor subsidiaries, the PoJo Parties (as defined in the Plan Sponsor Agreement) and certain of EME's noteholders that are signatories to such agreement, or the Plan Sponsor Agreement, which provides for the parties to pursue confirmation by the United States Bankruptcy Court for the Northern District of Illinois, or the Bankruptcy Court, of the Plan that will implement a reorganization of EME and such debtor subsidiaries. Pursuant to the Plan Sponsor Agreement, on October 18, 2013, NRG entered into an Asset Purchase Agreement, or the Purchase Agreement, with EME and NRG Holdings, which provides for the acquisition of substantially all of EME's assets, including its equity interests in certain of its direct subsidiaries and thereby such subsidiaries' assets and liabilities, by NRG Holdings upon confirmation of the Plan by the Bankruptcy Court. The Plan was confirmed by the Bankruptcy Court on March 11, 2014. The Plan is expected to become effective contemporaneously with the consummation of the transactions contemplated by the Purchase Agreement, subject to customary closing conditions.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUBJECT TO COMPLETION DATED MARCH 21, 2014

NRG Energy, Inc.

12,671,977 Shares of Common Stock

        This prospectus relates to the distribution of 12,671,977 shares of our common stock by Edison Mission Energy, or EME, the selling stockholder under this prospectus, pursuant to a chapter 11 plan of reorganization, or the Plan, under chapter 11 of title 11 of the United States Code, or the Bankruptcy Code. The Plan was confirmed by the United States Bankruptcy Court for the Northern District of Illinois on March 11, 2014. This prospectus amends, supplements and updates our prospectus dated December 26, 2013, or the Original Prospectus. The 12,671,977 shares of common stock covered by this prospectus will be sold by us to EME pursuant to an Asset Purchase Agreement, or the Purchase Agreement, dated October 18, 2013, by and among EME, NRG Energy, Inc., or NRG, and NRG Energy Holdings Inc., a wholly owned subsidiary of NRG, or the Purchaser. Pursuant to the Purchase Agreement, the Purchaser will acquire substantially all of EME's assets, including its equity interests in certain of its direct subsidiaries and thereby such subsidiaries' assets and liabilities. As partial consideration for the acquisition of certain assets of EME by the Purchaser under the Purchase Agreement, we will issue shares of our common stock to EME, which shares will vest in a liquidating trust organized pursuant to the Plan. EME, as a selling stockholder under this prospectus and as a statutory underwriter, through such liquidating trust, will distribute such shares to its unsecured creditors in accordance with the Plan. We provide more information about how the shares of common stock will be distributed in the section titled "Plan of Distribution" on page 27 of the Original Prospectus, as supplemented by this Prospectus. The shares of common stock registered under this prospectus represent an aggregate amount of $350 million of the total consideration paid in the acquisition.

        We will not receive any cash proceeds from the sale of shares registered under this prospectus.

        This prospectus should be read in conjunction with the Original Prospectus. If there is any inconsistency between the information in the Original Prospectus and this prospectus, you should rely on the information in this prospectus.

        Our common stock is listed on the New York Stock Exchange under the symbol "NRG." On March 20, 2014, the closing sale price of our common stock on the New York Stock Exchange was $30.47.

        Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 10 of the Original Prospectus and on page 37 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, incorporated herein by reference.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March     , 2014

 SUMMARY FINANCIAL DATA

        The following tables set forth a summary of our consolidated historical financial data as of, and for the period ended on, the dates indicated. The annual historical information is derived from our audited consolidated financial statements as of and for the five-year period ended December 31, 2013. You should read this data together with our audited consolidated financial statements and related notes to our financial statements contained in our Annual Report on Form 10-K, for the fiscal year ended December 31, 2013, or the 2013 Form 10-K which has been incorporated by reference into this prospectus. Our historical results are not necessarily indicative of our future results.

	Year Ended December 31,
	2013(a)	2012(b)	2011(a)	2010	2009
	(in millions, except per share data)
Statement of Income Data:
Total operating revenues	11,295	$8,422	$9,079	$8,849	$8,952
Total operating costs and expenses, and other expenses	11,829	8,434	9,725	8,119	7,283
Income (loss) from continuing operations, net	(352)	315	197	476	941
Net income (loss) attributable to NRG Energy, Inc.	(386)	$295	$197	$477	$942

Per Share Data:
Income (loss) attributable to NRG from continuing operations—basic	(1.09)	$1.36	$0.78	$1.86	$3.70
Income attributable to NRG from continuing operations—diluted	(1.09)	1.35	0.78	1.84	3.44
Net income (loss) attributable to NRG—basic	(1.22)	1.23	0.78	1.86	3.70
Net income (loss) attributable to NRG—diluted	(1.22)	1.22	0.78	1.84	3.44
Cash dividends per common share	0.45	0.18	—	—	—
Balance Sheet Data:
Current assets	7,596	$7,972	$7,749	$7,137	$6,208
Current liabilities	4,204	4,670	5,861	4,220	3,762
Property, plant and equipment, net	19,851	20,153	13,621	12,517	11,564
Total assets	33,902	34,983	26,900	26,896	23,378
Long-term debt, including current maturities, capital leases, and funded letter of credit	16,817	15,883	9,832	10,511	8,418
Total stockholders' equity	10,469	$10,269	$7,669	$8,072	$7,697

(a)
Refer to Note 10, Asset Impairments, to our 2013 Form 10-K, for a description of impairment charges recorded in 2013 and 2011.

(b)
Refer to Note 3, Business Acquisitions and Dispositions, to our 2013 Form 10-K, for a description of the acquisition of GenOn on December 14, 2012.

 PRO FORMA FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Combined Financial Statements

        The Unaudited Pro Forma Condensed Consolidated Combined Financial Statements, or the pro forma financial statements, combine the historical consolidated financial statements of NRG Energy, Inc., or NRG, and Edison Mission Energy, or EME, to illustrate the potential effect of the Acquisition. The pro forma financial statements are based on, and should be read in conjunction with, the:

  •
  accompanying notes to the Unaudited Pro Forma Condensed Consolidated Combined Financial Statements;

  •
  consolidated financial statements of NRG for the year ended December 31, 2013 and the notes relating thereto, incorporated herein by reference; and

  •
  consolidated financial statements of EME for the year ended December 31, 2013 and the notes relating thereto, incorporated herein by reference.

        The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results. The Unaudited Pro Forma Condensed Consolidated Combined Statements of Operations, or the pro forma statement of operations, for the year ended December 31, 2013, give effect to the Acquisition as if it occurred on January 1, 2013. The Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet, or the pro forma balance sheet, as of December 31, 2013, gives effect to the Acquisition as if it occurred on December 31, 2013.

        As described in the accompanying notes, the pro forma financial statements have been prepared using the acquisition method of accounting under existing United States generally accepted accounting principles, or GAAP, and the regulations of the Securities and Exchange Commission. The expected purchase price will be allocated to EME's assets and liabilities based upon their estimated fair values as of the date of the Acquisition. Valuations necessary to determine the fair value of the assets and liabilities have not been completed and cannot be made prior to the completion of the transaction.

        Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments, and have been made solely for the purpose of providing the unaudited pro forma combined financial information presented herewith. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company's future results of operations and financial position. The pro forma financial statements have been presented for informational purposes only and are not necessarily indicative of what the combined company's results of operations and financial position would have been had the Acquisition been completed on the dates indicated. NRG could incur significant costs to integrate NRG's and EME's businesses. The pro forma financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. In addition, the pro forma financial statements do not purport to project the future results of operations or financial position of the combined company.

 Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations
Year ended December 31, 2013

	NRG Energy, Inc. Historical	Edison Mission Energy Historical	Pro Forma Adjustments		Pro Forma Combined
	(in millions, except share and per share data)
Operating revenues
Total operating revenues	$11,295	$1,331	$(28)	(a)	$12,598
Operating Costs and Expenses
Cost of operations	8,121	1,044	—		9,165
Depreciation and amortization	1,256	271	(76)	(b)	1,451
Selling, general and administrative	904	131	—		1,035
Impairment losses and other charges	459	464	—		923
Acquisition-related transaction and integration costs	128	—	—		128
Development activity expense	84	—	—		84

Total operating costs and expenses	10,952	1,910	(76)		12,786

Operating Income/(Loss)	343	(579)	48		(188)
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	7	45	—		52
Other income, net	13	11	—		24
Impairment losses on investments	(99)	—	—		(99)
Loss on debt extinguishment	(50)	(3)	—		(53)
Interest expense	(848)	(89)	(44)	(c)	(981)

Total other income / (expense)	(977)	(36)	(44)		(1,057)

Loss From Continuing Operations Before Income Taxes	(634)	(615)	4		(1,245)
Reorganization items, net	—	120	—		120
Income tax benefit	(282)	(93)	2	(d)	(373)

Loss From Continuing Operations	$(352)	$(642)	$2		$(992)

Loss Per Share Attributable to NRG Energy, Inc. Common Stockholders
Weighted average number of common shares outstanding—basic	323				336
Loss per Weighted Average Common Share—basic	$(1.22)				$(3.08)

Weighted average number of common shares outstanding—diluted	323				336
Loss per Weighted Average Common Share—diluted	$(1.22)				$(3.08)

 Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
As of December 31, 2013

	NRG Energy, Inc. Historical	Edison Mission Energy Historical(e)	Pro Forma Adjustments		Pro Forma Combined
		(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$2,254	$1,176	$(1,585)	(f)	$1,845
Funds deposited by counterparties	63	—			63
Restricted cash	268	7			275
Accounts receivable—trade, net	1,214	83			1,297
Inventory	898	114			1,012
Derivative instruments valuation	1,328	44			1,372
Deferred income taxes	258	—			258
Cash collateral paid in support of energy risk mgmt activities	276	71			347
Renewable energy grant receivable	539	—			539
Prepayments and other current assets	498	40			538

Total current assets	7,596	1,535	(1,585)		7,546
Property, Plant and Equipment
Property, plant and equipment, net of accumulated depreciation	19,851	3,877	(1,436)	(g)	22,292
Other Assets
Equity investments in affiliates	453	513			966
Notes receivable, less current portion	73	—			73
Goodwill	1,985	—			1,985
Intangible assets, net of accumulated amortization	1,140	—			1,140
Nuclear decommissioning trust	551	—			551
Derivative instruments	311	18			329
Deferred income taxes	1,202	—			1,202
Other non-current assets	740	1,030			1,770

Total other assets	6,455	1,561	—		8,016

Total Assets	$33,902	$6,973	$(3,021)		$37,854

 Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet (Continued)
As of December 31, 2013

	NRG Energy, Inc. Historical	Edison Mission Energy Historical(e)	Pro Forma Adjustments		Pro Forma Combined
		(in millions)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$1,050	$327			$1,377
Accounts payable	1,038	88			1,126
Payable to affiliates	—	16			16
Derivative instruments valuation	1,055	—			1,055
Cash collateral received in support of energy risk mgmt activities	63	—			63
Accrued expenses and other current liabilities	998	413			1,411

Total current liabilities	4,204	844	—		5,048
Other Liabilities
Long-term debt and capital leases	15,767	4,871	(3,000)	(h)	17,638
Nuclear decommissioning reserve	294	—			294
Nuclear decommissioning trust liability	324	—			324
Deferred revenues	—	506	(506)	(i)	—
Deferred income taxes	22	58			80
Derivative instruments	195	56			251
Out of market commodity contracts	1,177	—			1,177
Other non current liabilities	1,201	377			1,578

Total non-current liabilities	18,980	5,868	(3,506)		21,342
Total Liabilities	23,184	6,712	(3,506)		26,390
Preferred Stock Mezzanine	249	—			249
Stockholders' Equity
Common stock	4	64	(64)	(j)	4
Additional paid-in capital	7,840	1,137	(773)	(j)(k)	8,204
Retained earnings	3,695	(1,261)	1,261	(j)	3,695
Less treasury stock, at cost	(1,942)	—			(1,942)
Accumulated other comprehensive income	5	(61)	61	(j)	5
Noncontrolling Interest	867	382			1,249

Total Stockholders' Equity	10,469	261	485		11,215

Total Liabilities and Stockholders' Equity	$33,902	$6,973	$(3,021)		$37,854

  Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(a)
Represents an adjustment to conform EME's policy for recording the receipt of cash grants as deferred revenue to NRG's policy of reducing the value of the related property, plant and equipment. EME had recorded revenue related to these cash grants of $28 million for the year ended December 31, 2013.

(b)
Represents the estimated decrease in net depreciation expense resulting from potential fair value adjustments to EME's property, plant and equipment. The estimate is preliminary, subject to change and could vary materially from the actual adjustment on the date of the Acquisition. For each $100 million change in the fair value adjustment to property, plant and equipment, combined depreciation expense would be expected to change by approximately $5 million. The estimated useful lives of the property, plant and equipment range from 3 to 35 years.

(c)
Reflects the estimated increase in interest expense for borrowings necessary to fund the purchase price of the Acquisition. To fund the purchase price of the Acquisition, in January 2014, NRG issued $700 million of senior notes at an interest rate of 6.25%. This would have resulted in approximately $44 million of additional interest expense for the year ended December 31, 2013. EME did not record interest expense for the EME notes for the year ended December 31, 2013.

(d)
Represents the adjustment to record the tax effect of the reduction in revenue, depreciation expense and interest expense, calculated utilizing NRG's estimated combined statutory federal and state tax rate of 37.0%.

(e)
Based on the amounts reported in the consolidated balance sheet as of December 31, 2013, certain financial statement line items included in EME's historical presentation have been reclassified to the corresponding line items included in NRG's historical presentation. These reclassifications have no effect on the total assets, total liabilities or stockholders' equity reported by NRG or EME.

(f)
Represents cash utilized to fund the purchase price of the Acquisition.

(g)
Represents the adjustment to reflect EME's property, plant and equipment at its estimated fair value on the date of the Acquisition. The estimate is preliminary, subject to change and could vary materially from the actual adjustment at the date of the Acquisition. For each $100 million change in the fair value adjustment to property, plant and equipment, combined depreciation expense would be expected to change by approximately $5 million. The estimated useful lives of the property, plant and equipment range from 3 to 35 years.

(h)
Represents the estimated decrease in long-term debt as NRG will not assume the $3.7 billion of EME notes in connection with the Acquisition, offset by the estimated increase in long-term debt for borrowings necessary to fund the purchase price of the Acquisition. In January 2014, NRG issued $700 million of senior notes at an interest rate of 6.25%.

(i)
Represents an adjustment to conform EME's policy for recording the receipt of cash grants as deferred revenue to NRG's policy of reducing the value of the related property, plant and equipment.

(j)
Represents the issuance of NRG common stock in connection with this offering and adjustments to equity to reflect the impact of the Acquisition.

(k)
The estimated purchase price for the Acquisition is $2,649 million, which is expected to be funded by the following components:

(in millions)
Cash and cash equivalents	$1,585
Senior notes to be issued	700
Common stock issued in this offering	364

$2,649

        The estimated purchase price reflects the increase in value of the 12,671,977 shares of NRG common stock from the date of the Purchase Agreement through December 31, 2013.

        The allocation of the preliminary purchase price to the fair values of the assets acquired and liabilities assumed is as follows:

(in millions)
Current assets	$1,535
Property, plant and equipment	2,441
Other non-current assets	1,561

Total assets	5,523
Current liabilities, including current maturities of long-term debt	844
Long-term debt	1,171
Non-current liabilities	491

Total liabilities	2,506
Noncontrolling interest	382

Estimated fair value of net assets acquired	$2,649

        The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed includes pro forma adjustments to reflect the fair values of EME's assets and liabilities at the time of the completion of the Acquisition. The final allocation of the purchase price could differ materially from the preliminary allocation used for the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet primarily because power market prices, interest rates and other valuation variables will fluctuate over time and be different at the time of completion of the Acquisition compared to the amounts assumed in the pro forma adjustments.

 EXPERTS

        The consolidated financial statements and schedules of NRG Energy, Inc. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Edison Mission Energy as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Edison Mission Energy's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Midwest Generation, LLC as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Midwest Generation LLC's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them into this prospectus, which means that we can disclose important information to you by referring you to those documents and those documents will be considered part of this prospectus. We incorporate by reference the documents listed below that we file with the SEC under Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than portions of these documents deemed to be "furnished" or not deemed to be "filed," including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

  •
  our annual report on Form 10-K for the year ended December 31, 2013 filed on February 28, 2014;

  •
  the information specifically incorporated by reference into our Form 10-K for the year ended December 31, 2012 filed on February 27, 2013 from our proxy statement for our 2013 Annual Meeting of Stockholders filed on Schedule 14A on March 13, 2013; and

  •
  our current reports on Form 8-K filed on January 28, 2014 and March 10, 2014.

        If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference in this prospectus. Any such request should be directed to:

NRG Energy, Inc.
211 Carnegie Center
Princeton, NJ 08540
(609) 524-4500
Attention: General Counsel

        You should rely only on the information contained in, or incorporated by reference in, this prospectus. We have not authorized anyone else to provide you with different or additional information. This prospectus does not offer to sell or solicit any offer to buy any securities in any jurisdiction where the offer or sale is unlawful. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to NRG Energy, Inc. and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings will also be available to you on the SEC's website. The address of this site is http://www.sec.gov.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Edison Mission Energy:

        In our opinion, the accompanying consolidated balance sheets and the related statements of operations, of comprehensive loss, of total equity and of cash flows present fairly, in all material respects, the financial position of Edison Mission Energy (the "Company") and its subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 1 to the consolidated financial statements, on December 17, 2012, the Company and several of its subsidiaries filed voluntary petitions for relief under the provisions of Chapter 11 of the United States Bankruptcy Code. Uncertainties inherent in the bankruptcy process raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 16. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
March 12, 2014

Report of Independent Registered Public Accounting Firm

To the Board of Managers and Member of Midwest Generation, LLC:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive loss, of member's equity and of cash flows present fairly, in all material respects, the financial position of Midwest Generation, LLC (the "Company") and its subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 1 to the consolidated financial statements, on December 17, 2012, the Company filed voluntary petitions for relief under the provisions of Chapter 11 of the United States Bankruptcy Code. Uncertainties inherent in the bankruptcy process raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 16. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
March 12, 2014

EDISON MISSION ENERGY AND SUBSIDIARIES
(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	Years Ended December 31,
	2013	2012	2011
Operating Revenues	$1,331	$1,287	$1,653
Operating Expenses
Fuel	564	602	530
Plant operations	405	495	571
Plant operating leases	75	75	75
Depreciation and amortization	271	268	289
Asset impairments and other charges	464	28	714
Administrative and general	131	147	172

Total operating expenses	1,910	1,615	2,351

Operating loss	(579)	(328)	(698)

Other Income (Expense)
Equity in income from unconsolidated affiliates	45	46	86
Dividend income	6	12	30
Interest expense, net	(89)	(324)	(321)
Loss on early extinguishment of debt	(3)	—	—
Other income, net	5	—	15

Total other expense	(36)	(266)	(190)

Loss from continuing operations before reorganization items and income taxes	(615)	(594)	(888)
Reorganization items, net	120	43	—
Provision (benefit) for income taxes	(93)	160	(441)

Loss From Continuing Operations	(642)	(797)	(447)
Income (Loss) from Operations of Discontinued Subsidiaries, net of tax (Note 14)	1	(112)	(632)

Net Loss	(641)	(909)	(1,079)

Net (Income) Loss Attributable to Noncontrolling Interests (Note 3)	(29)	(16)	1

Net Loss Attributable to Edison Mission Energy Common Shareholder	$(670)	$(925)	$(1,078)

Amounts Attributable to Edison Mission Energy Common Shareholder
Loss from continuing operations, net of tax	$(671)	$(813)	$(446)
Income (loss) from discontinued operations, net of tax	1	(112)	(632)

Net Loss Attributable to Edison Mission Energy Common Shareholder	$(670)	$(925)	$(1,078)

The accompanying notes are an integral part of these consolidated financial statements.

EDISON MISSION ENERGY AND SUBSIDIARIES
(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in millions)

	Years Ended December 31,
	2013	2012	2011
Net Loss	$(641)	$(909)	$(1,079)
Other comprehensive income (loss), net of tax
Valuation allowance on deferred tax asset	—	(6)	—
Pension and postretirement benefits other than pensions:
Prior service adjustment, net of tax	(2)	—	—
Net gain (loss) adjustment, net of tax expense (benefit) of $22, $4 and $(10) for 2013, 2012 and 2011, respectively	35	—	(15)
Amortization of net loss and prior service adjustment included in expense, net of tax	5	4	2
Unrealized gains (losses) on derivatives qualified as cash flow hedges:
Unrealized holding gains (losses) arising during the periods, net of income tax expense (benefit) of $19, $(6) and $(7) for 2013, 2012 and 2011, respectively	34	(17)	(12)
Reclassification adjustments included in net loss, net of income tax expense (benefit) of $(3), $16 and $25 for 2013, 2012 and 2011, respectively	5	(25)	(38)

Other comprehensive income (loss), net of tax	77	(44)	(63)

Comprehensive Loss	(564)	(953)	(1,142)

Comprehensive (Income) Loss Attributable to Noncontrolling Interests	(29)	(16)	1

Comprehensive Loss Attributable to Edison Mission Energy Common Shareholder	$(593)	$(969)	$(1,141)

The accompanying notes are an integral part of these consolidated financial statements.

EDISON MISSION ENERGY AND SUBSIDIARIES
(Debtor-in-Possession)

CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31, 2013	December 31, 2012
Assets
Current Assets
Cash and cash equivalents	$1,176	$888
Accounts receivable—trade	83	73
Receivables from affiliates	3	8
Inventory	114	175
Derivative assets	44	53
Restricted cash and cash equivalents	7	11
Margin and collateral deposits	71	61
Prepaid expenses and other	37	54

Total current assets	1,535	1,323

Investments in Unconsolidated Affiliates	513	534

Property, Plant and Equipment, less accumulated depreciation of $1,314 and $1,431 at respective dates	3,877	4,516

Other Assets
Deferred financing costs	34	44
Long-term derivative assets	18	37
Restricted deposits	102	102
Rent payments in excess of levelized rent expense under plant operating leases	791	836
Other long-term assets	103	128

Total other assets	1,048	1,147

Total Assets	$6,973	$7,520

The accompanying notes are an integral part of these consolidated financial statements.

EDISON MISSION ENERGY AND SUBSIDIARIES
(Debtor-in-Possession)

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share amounts)

	December 31, 2013	December 31, 2012
Liabilities and Shareholder's Equity
Current Liabilities
Accounts payable	$35	$29
Payables to affiliates	16	34
Accrued liabilities and other	149	67
Interest payable	2	1
Current portion of long-term debt	323	307
Short-term debt	4	382

Total current liabilities	529	820

Liabilities subject to compromise	4,015	3,959
Long-term debt net of current portion	1,171	749
Deferred taxes and tax credits, net (Note 7)	58	81
Deferred revenues	506	533
Long-term derivative liabilities	56	118
Other long-term liabilities	377	528

Total Liabilities	6,712	6,788

Commitments and Contingencies (Notes 5, 6, 9 and 10)
Equity
Common stock, par value $0.01 per share (10,000 shares authorized; 100 shares issued and outstanding at each date)	64	64
Additional paid-in capital	1,137	1,095
Retained deficit	(1,261)	(577)
Accumulated other comprehensive loss	(61)	(138)

Total Edison Mission Energy common shareholder's equity (deficit)	(121)	444

Noncontrolling Interests	382	288

Total Equity	261	732

Total Liabilities and Equity	$6,973	$7,520

The accompanying notes are an integral part of these consolidated financial statements.

EDISON MISSION ENERGY AND SUBSIDIARIES
(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF TOTAL EQUITY

(in millions)

	Edison Mission Energy Shareholder's Equity
	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Non-controlling Interests	Total Equity
Balance at December 31, 2010	$64	$1,336	$1,448	$(31)	$4	$2,821
Net loss	—	—	(1,078)	—	(1)	(1,079)
Other comprehensive loss, net of tax	—	—	—	(63)	—	(63)
Payments to Edison International for stock purchases related to stock-based compensation	—	—	(5)	—	—	(5)
Excess tax benefits related to stock option exercises	—	2	—	—	—	2
Other stock transactions, net	—	4	—	—	—	4
Purchase of noncontrolling interests	—	(15)	—	—	(1)	(16)

Balance at December 31, 2011	64	1,327	365	(94)	2	1,664
Net income (loss)	—	—	(925)	—	16	(909)
Other comprehensive loss, net of tax	—	—	—	(44)	—	(44)
Payments to Edison International for stock purchases related to stock-based compensation	—	—	(17)	—	—	(17)
Non-cash distribution to Edison International(1)	—	(222)	—	—	—	(222)
Excess tax benefits related to stock option exercises	—	5	—	—	—	5
Other stock transactions, net	—	6	—	—	—	6
Contributions from noncontrolling interests(2)	—	—	—	—	288	288
Distributions to noncontrolling interests	—	—	—	—	(18)	(18)
Transfers of assets to Capistrano Wind Partners(3)	—	(21)	—	—	—	(21)

Balance at December 31, 2012	64	1,095	(577)	(138)	288	732
Net income (loss)	—	—	(670)	—	29	(641)
Other comprehensive income, net of tax	—	—	—	77	—	77
Payments to Edison International for stock purchases related to stock-based compensation	—	—	(14)	—	—	(14)
Cash contribution from Edison International(1)	—	12	—	—	—	12
Non-cash contribution from Edison International(1)	—	25	—	—	—	25
Excess tax benefits related to stock option exercises	—	3	—	—	—	3
Other stock transactions, net	—	2	—	—	—	2
Contributions from noncontrolling interests(2)	—	—	—	—	94	94
Distributions to noncontrolling interests	—	—	—	—	(29)	(29)

Balance at December 31, 2013	$64	$1,137	$(1,261)	$(61)	$382	$261

(1)
During 2012, EME recorded a non-cash distribution to EIX related to the tax-allocation agreements. During 2013, EME received contributions from EIX related to the tax-allocation agreements. See Note 7—Income Taxes—EME—Deferred Tax Assets and Liabilities.

(2)
Funds contributed by third-party investors to Capistrano Wind Partners. For further information, see Note 3—Variable Interest Entities—Projects or Entities that are Consolidated—Capistrano Wind Partners.

(3)
Additional paid in capital was reduced by $21 million due to a new tax basis in the assets transferred to Capistrano Wind Partners. For further information, see Note 3—Variable Interest Entities—Projects or Entities that are Consolidated—Capistrano Wind Partners.

The accompanying notes are an integral part of these consolidated financial statements.

EDISON MISSION ENERGY AND SUBSIDIARIES
(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Years Ended December 31,
	2013	2012	2011
Cash Flows From Operating Activities
Net loss	$(641)	$(909)	$(1,079)
Adjustments to reconcile loss to net cash provided by (used in) operating activities:
Non-cash reorganization items, net	48	23	—
Equity in income from unconsolidated affiliates	(45)	(46)	(85)
Distributions from unconsolidated affiliates	45	24	82
Mark to market on interest rate swaps	(6)	—	—
Depreciation and amortization	290	292	330
Deferred taxes and tax credits	(72)	162	(903)
Asset impairments and other charges	464	117	1,738
Loss on early extinguishment of debt	3	—	—
Proceeds from US Treasury Grants	—	44	388
Changes in operating assets and liabilities:
(Increase) decrease in margin and collateral deposits	(10)	(20)	14
(Increase) decrease in receivables	(5)	30	251
Decrease (increase) in inventory	61	(6)	(42)
Decrease (increase) in prepaid expenses and other	13	(9)	(9)
Decrease (increase) in restricted cash and cash equivalents	4	(2)	(4)
Decrease (increase) in rent payments in excess of levelized rent expense	45	(76)	(76)
Increase in payables, other current liabilities and liabilities subject to compromise	50	5	172
Decrease (increase) in derivative assets and liabilities, net	33	(26)	—
Decrease (increase) in other operating—assets	3	(2)	(73)
Decrease in other operating—liabilities	(47)	(68)	(44)

Operating cash flows from continuing operations	233	(467)	660
Operating cash flows from discontinued operations, net	(2)	(46)	(34)

Net cash provided by (used in) operating activities	231	(513)	626

Cash Flows From Financing Activities
Cash contributions from noncontrolling interests	94	288	—
Borrowings under short-term debt	4	195	32
Borrowings under long-term debt	171	79	481
Payments on debt	(123)	(56)	(107)
Borrowing held in escrow pending completion of project construction	—	97	(97)
Cash contribution from Edison International related to the tax-allocation agreements	12	—	—
Cash dividends to noncontrolling interests	(29)	(18)	—
Payments to affiliates related to stock-based awards	(14)	(17)	(8)
Excess tax benefits related to stock-based exercises	3	5	2
Financing costs	(6)	(9)	(26)

Net cash provided by financing activities from continuing operations	112	564	277

Cash Flows From Investing Activities
Capital expenditures	(92)	(355)	(672)
Proceeds from sale of assets	3	4	9
Proceeds from return of capital and loan repayments from unconsolidated affiliates	24	10	46
Proceeds from settlement of insurance claims	2	2	—
Cash settlement with turbine manufacturer	5	—	—
Purchase of interest of acquired companies	—	—	(3)
Investments in and loans to unconsolidated affiliates	(3)	—	(10)
Increase in restricted deposits and restricted cash and cash equivalents	—	(83)	(4)
Investments in other assets	4	(8)	(30)

Investing cash flows from continuing operations	(57)	(430)	(664)
Investing cash flows from discontinued operations, net	—	(31)	(14)

Net cash used in investing activities	(57)	(461)	(678)

Net increase (decrease) in cash and cash equivalents from continuing operations	288	(333)	273
Cash and cash equivalents at beginning of period from continuing operations	888	1,221	948

Cash and cash equivalents at end of period from continuing operations	1,176	888	1,221

Net decrease in cash and cash equivalents from discontinued operations	(2)	(77)	(48)
Cash and cash equivalents at beginning of period from discontinued operations	2	79	127

Cash and cash equivalents at end of period from discontinued operations	$—	$2	$79

The accompanying notes are an integral part of these consolidated financial statements.

MIDWEST GENERATION, LLC AND SUBSIDIARIES
(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	Years Ended December 31,
	2013	2012	2011
Operating Revenues from Marketing Affiliate	$817	$892	$1,286
Operating Expenses
Fuel	539	582	512
Plant operations	258	369	457
Depreciation and amortization	119	128	158
Asset impairments and other charges	465	14	653
Administrative and general	22	18	22
Impairment of loan to affiliate (Note 15)	—	1,378	—

Total operating expenses	1,403	2,489	1,802

Operating loss	(586)	(1,597)	(516)

Other Income (Expense)
Interest and other income	—	110	114
Interest expense	(23)	(33)	(40)

Total other income (expense)	(23)	77	74

Loss before reorganization items and income taxes	(609)	(1,520)	(442)
Reorganization items, net	41	6	—
Benefit for income taxes	(17)	(62)	(172)

Net Loss	$(633)	$(1,464)	$(270)

The accompanying notes are an integral part of these consolidated financial statements.

MIDWEST GENERATION, LLC AND SUBSIDIARIES
(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in millions)

	Years Ended December 31,
	2013	2012	2011
Net Loss	$(633)	$(1,464)	$(270)
Other comprehensive income (loss), net of tax
Valuation allowance on deferred tax asset	—	(12)	—
Pension and postretirement benefits other than pensions:
Net gain (loss) adjustment, net of tax expense (benefit) of $17, $0 and $(8) for 2013, 2012 and 2011, respectively	25	(1)	(13)
Amortization of net loss and prior service adjustment included in expense, net of tax	3	2	1
Unrealized gains (losses) on derivatives qualified as cash flow hedges:
Unrealized holding gains (losses) arising during period, net of income tax expense (benefit) of $(1), $3 and $15 for 2013, 2012 and 2011, respectively	(1)	4	23
Reclassification adjustments included in net loss, net of income tax expense (benefit) of $(2), $17 and $16 for 2013, 2012 and 2011, respectively	2	(26)	(25)

Other comprehensive income (loss), net of tax	29	(33)	(14)

Comprehensive Loss	$(604)	$(1,497)	$(284)

The accompanying notes are an integral part of these consolidated financial statements.

MIDWEST GENERATION, LLC AND SUBSIDIARIES
(Debtor-in-Possession)

CONSOLIDATED BALANCE SHEETS

(in millions, except unit amounts)

	December 31, 2013	December 31, 2012
Assets
Current Assets
Cash and cash equivalents	$118	$95
Due from affiliates, net (Note 15)	47	40
Inventory	94	165
Derivative assets	—	2
Other current assets	14	20

Total current assets	273	322

Property, Plant and Equipment, less accumulated depreciation of $1,011 and $1,260 at respective dates	1,523	2,078
Other long-term assets	10	28

Total Assets	$1,806	$2,428

Liabilities and Member's Equity
Current Liabilities
Accounts payable	$9	$10
Accrued liabilities	73	18
Due to affiliates	6	3
Interest payable	3	1
Derivative liabilities	—	3
Current portion of lease financings	—	6

Total current liabilities	91	41

Liabilities subject to compromise	540	529
Benefit plans and other long-term liabilities	113	192

Total Liabilities	744	762

Commitments and Contingencies (Notes 6, 9 and 10)
Member's Equity
Membership interests, no par value (100 units authorized, issued and outstanding at each date)	—	—
Additional paid-in capital	3,405	3,405
Retained deficit	(2,322)	(1,689)
Accumulated other comprehensive loss	(21)	(50)

Total Member's Equity	1,062	1,666

Total Liabilities and Member's Equity	$1,806	$2,428

The accompanying notes are an integral part of these consolidated financial statements.

MIDWEST GENERATION, LLC AND SUBSIDIARIES
(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY

(in millions)

	Membership Interests	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Member's Equity
Balance at December 31, 2010	$—	$3,511	$270	$(3)	$3,778
Net loss	—	—	(270)	—	(270)
Other comprehensive loss, net of tax	—	—	—	(14)	(14)
Cash distribution to parent	—	—	(225)	—	(225)

Balance at December 31, 2011	—	3,511	(225)	(17)	3,269
Net loss	—	—	(1,464)	—	(1,464)
Other comprehensive loss, net of tax	—	—	—	(33)	(33)
Non-cash distribution to parent(1)	—	(106)	—	—	(106)

Balance at December 31, 2012	—	3,405	(1,689)	(50)	1,666
Net loss	—	—	(633)	—	(633)
Other comprehensive income, net of tax	—	—	—	29	29

Balance at December 31, 2013	$—	$3,405	$(2,322)	$(21)	$1,062

(1)
During 2012, Midwest Generation recorded a non-cash distribution to its parent related to the tax-allocation agreements. See Note 7—Income Taxes—Midwest Generation—Deferred Tax Assets and Liabilities.

The accompanying notes are an integral part of these consolidated financial statements.

MIDWEST GENERATION, LLC AND SUBSIDIARIES
(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Years Ended December 31,
	2013	2012	2011
Cash Flows From Operating Activities
Net loss	$(633)	$(1,464)	$(270)
Adjustments to reconcile loss to net cash provided by operating activities:
Non-cash reorganization items, net	26	6	—
Depreciation and amortization	119	129	160
Deferred taxes and tax credits	(19)	54	(145)
Asset impairments and other charges	465	14	653
Impairment of loan to affiliate	—	1,378	—
Changes in operating assets and liabilities:
(Increase) decrease in due to/from affiliates, net	(4)	(64)	28
Decrease (increase) in inventory	71	(6)	(36)
Increase in other current assets	3	(3)	(25)
Decrease in emission allowances	—	—	2
Increase (decrease) in accounts payable, other current liabilities and liabilities subject to compromise	3	(34)	(7)
Increase (decrease) in interest payable	2	(5)	(4)
Decrease in derivative assets and liabilities, net	1	6	1
Increase in other operating—liabilities	9	2	7

Net cash provided by operating activities	43	13	364

Cash Flows From Financing Activities
Cash distributions to parent	—	—	(225)
Repayments of lease financing	(6)	(116)	(109)

Net cash used in financing activities	(6)	(116)	(334)

Cash Flows From Investing Activities
Capital expenditures	(16)	(30)	(103)
Proceeds from sale of assets	1	3	—
Proceeds from settlement of insurance claims	—	2	—
Decrease (increase) in restricted deposits and restricted cash and cash equivalents	1	(2)	—
Investments in other assets	—	—	(18)
Repayment of loan from affiliate	—	12	9

Net cash used in investing activities	(14)	(15)	(112)

Net increase (decrease) increase in cash and cash equivalents	23	(118)	(82)
Cash and cash equivalents at beginning of period	95	213	295

Cash and cash equivalents at end of period	$118	$95	$213

The accompanying notes are an integral part of these consolidated financial statements.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies (EME and Midwest Generation, except as noted)

        This is a combined annual report of Edison Mission Energy (EME) and its indirect subsidiary Midwest Generation, LLC (Midwest Generation). EME is a holding company whose subsidiaries and affiliates are engaged in the business of developing, acquiring, owning or leasing, operating and selling energy and capacity from independent power production facilities. EME also sells energy and capacity under contracts to specific purchasers or on a merchant basis in the marketplace and into wholesale markets. It also engages in hedging and energy trading activities in power markets, and provides scheduling and other services through its Edison Mission Marketing & Trading, Inc. (EMMT) subsidiary.

        EME's coal-fired facilities are primarily owned or leased and operated by Midwest Generation. As of December 31, 2013, Midwest Generation operated 4,619 megawatts (MW) of power plants in Illinois (the Midwest Generation plants) based on installed capacity acknowledged by PJM Interconnection, LLC (PJM):

  •
  the Powerton, Joliet, Will County, and Waukegan coal-fired generating plants consisting of 4,314 MW; and

  •
  the Fisk and Waukegan on-site, oil-fired generating peakers consisting of 305 MW.

        Midwest Generation leases the Powerton Station and Units 7 and 8 of the Joliet Station from third-party lessors pursuant to a sale-leaseback transaction completed in August 2000 (the Powerton and Joliet Sale Leaseback). Midwest Generation's obligations under these leases are guaranteed by EME. In connection with the Powerton and Joliet Sale Leaseback, Midwest Generation facilitated the issuance of lessor debt of $1.147 billion in the form of pass-through certificates (the Senior Lease Obligation Bonds).

        EME is incorporated under the state laws of Delaware and is an indirect subsidiary of Edison International (EIX). Midwest Generation, a Delaware limited liability company, is a wholly owned subsidiary of Edison Mission Midwest Holdings Co. Edison Mission Midwest Holdings is a wholly owned subsidiary of Midwest Generation EME, LLC, which is in turn a wholly owned subsidiary of EME.

Chapter 11 Cases

        On December 17, 2012, EME and 16 of its wholly owned subsidiaries, Camino Energy Company, Chestnut Ridge Energy Company, Edison Mission Energy Fuel Services, LLC, Edison Mission Fuel Resources, Inc., Edison Mission Fuel Transportation, Inc., Edison Mission Holdings Co., Edison Mission Midwest Holdings Co., Midwest Finance Corp., Midwest Generation EME, LLC, Midwest Generation, Midwest Generation Procurement Services, LLC, Midwest Peaker Holdings, Inc., Mission Energy Westside, Inc., San Joaquin Energy Company, Southern Sierra Energy Company, and Western Sierra Energy Company (the Initial Debtors) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. On May 2, 2013, 3 additional EME subsidiaries, EME Homer City Generation L.P. (Homer City), Homer City Property Holdings Inc., and Edison Mission Finance Company (collectively, the Homer City Debtors) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. The Initial Debtors' and the Homer City Debtors' chapter 11 cases (collectively, the Chapter 11 Cases) are being jointly administered under case No. 12-49219 (JPC). The Initial Debtors and the Homer City Debtors are collectively referred to as the Debtor Entities. The Debtor Entities filed the Chapter 11

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (EME and Midwest Generation, except as noted) (Continued)

Cases due to a combination of pending debt maturities, low realized energy and capacity prices, high fuel costs and low generation, and capital requirements associated with retrofitting the Midwest Generation plants to comply with governmental regulations.

        In October 2013, EME entered into an Asset Purchase Agreement (the Acquisition Agreement) and the Debtor Entities entered into a Plan Sponsor Agreement that, upon completion, would implement a reorganization of the Debtor Entities through a sale of substantially all of EME's assets, including its equity interests in substantially all of its debtor and non-debtor subsidiaries, to a wholly owned subsidiary of NRG Energy Inc. (the Purchaser). The sale transaction (the NRG Sale) is a key component of EME's plan of reorganization.

        In February 2014, EME entered into a Settlement Agreement with EIX and certain of its unsecured creditors holding a majority of its outstanding senior unsecured notes (the Settlement Agreement). Under the Settlement Agreement, EME filed a Third Amended Plan of Reorganization (the Plan) under which, on the effective date of the Plan (the Effective Date), EME will emerge from bankruptcy free of liabilities but will remain an indirect wholly-owned subsidiary of EIX. A new entity (the Reorganization Trust) will be formed and will make distributions pursuant to the Plan for the benefit of EME's existing creditors. All assets and liabilities of EME that are not otherwise discharged in the bankruptcy or transferred to NRG as part of the NRG Sale will be transferred to the Reorganization Trust, with the exception of (i) EME's income tax benefits generated as of the Effective Date which had not previously been paid to EME under tax-allocation agreements with EIX (EME Tax Attributes), estimated at $1.19 billion, which will be retained by the EIX consolidated tax group, (ii) liabilities totaling $241 million associated with the qualified pension plan, the executive retirement plan, the executive deferred compensation plan and uncertain federal and state tax positions, which are being assumed by EIX and (iii) EME's indirect interest in Capistrano Wind Partners. EIX will pay the Reorganization Trust amounts equal to 50% of the EME Tax Attributes. EIX has disclosed that they have estimated their exposure to the qualified pension plan, executive retirement plan, executive deferred compensation plan and uncertain federal and state tax positions to be approximately $350 million.

        The Bankruptcy Court issued a Confirmation Order in March 2014, which confirmed the Plan. The completion of the NRG Sale is expected in April 2014. For additional information, see Note 16—Restructuring Activities—Plan of Reorganization.

        The accompanying consolidated financial statements have been prepared assuming that EME and Midwest Generation will continue as going concerns. Financial statements prepared on this basis assume the realization of assets and the satisfaction of liabilities in the normal course of business for the 12-month period following the date of the financial statements. The accompanying consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities or any other adjustments that might be necessary if EME and Midwest Generation were unable to continue as going concerns. EME's and Midwest Generation's ability to continue as going concerns is dependent on the successful completion of the NRG Sale and an emergence from bankruptcy. However, there is no assurance that these events will occur within their expected time frames or at all.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (EME and Midwest Generation, except as noted) (Continued)

Basis of Presentation

        The consolidated financial statements of EME reflect the accounts of EME and its subsidiary, Midwest Generation. The consolidated financial statements of EME also include the accounts of partnerships in which EME has a controlling interest and variable interest entities (VIEs) in which EME is deemed the primary beneficiary. EME's investments in unconsolidated affiliates and VIEs, in which EME is not deemed to be the primary beneficiary, are mainly accounted for by the equity method. For a discussion of EME's VIEs, see Note 3—Variable Interest Entities. Midwest Generation's consolidated financial statements include the accounts of Midwest Generation and its subsidiaries. All significant intercompany balances and transactions have been eliminated for each reporting entity. The notes to the consolidated financial statements apply to EME and Midwest Generation as indicated parenthetically next to each corresponding disclosure.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires EME and Midwest Generation to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash Equivalents

        Cash equivalents included money market funds totaling $983 million and $615 million for EME and $101 million and $75 million for Midwest Generation at December 31, 2013 and 2012, respectively. The carrying value of cash equivalents equals the fair value as all investments have original maturities of less than three months.

Restricted Cash and Cash Equivalents, and Restricted Deposits

        Restricted deposits consisted of cash balances that are restricted to pay amounts required for lease payments, debt service or to provide collateral. At December 31, 2013 and 2012, EME's restricted cash and deposits included $22 million and $49 million, respectively, to support letters of credit issued under EME's letter of credit facilities.

        Restricted deposits of $4 million as of both December 31, 2013 and 2012 were included in other long-term assets on Midwest Generation's consolidated balance sheets. These cash balances are restricted to provide collateral or other deposits required by contract.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (EME and Midwest Generation, except as noted) (Continued)

Inventory

        Inventory is stated at the lower of weighted-average cost or market. Inventory is recorded at actual cost when purchased and then expensed at weighted-average cost as used. Inventory consisted of the following:

	EME		Midwest Generation
	December 31,		December 31,
(in millions)	2013	2012	2013	2012
Coal, fuel oil and other raw materials	$50	$123	$48	$119
Spare parts, materials and supplies	64	52	46	46

Total inventory	$114	$175	$94	$165

VIEs (EME only)

        A VIE is a legal entity whose equity owners do not have sufficient equity at risk, or as a group, the holders of the equity investment at risk lack any of the following three characteristics: decision making rights, the obligation to absorb losses, or the right to receive the residual returns of the entity. The primary beneficiary is identified as the variable interest holder that has both the power to direct the activities of the VIE that most significantly impact the entity's economic performance and the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE unless specific exceptions or exclusions are met. Commercial and operating activities are generally the factors that most significantly impact the economic performance of VIEs in which EME has a variable interest. Commercial and operating activities include construction, operation and maintenance, fuel procurement, dispatch and compliance with regulatory and contractual requirements.

Allocation of Net Income or Losses to Investors in Certain VIEs (EME only)

        During 2012 and 2013, EME raised third-party capital to support the development of a portion of EME's wind portfolio by selling indirect equity interests in certain wind projects through a new venture, Capistrano Wind Partners. Capistrano Wind Partners' partnership agreements contain complex allocation provisions for taxable income and losses, tax credits and cash distributions. EME allocates net income for this consolidated investment to third-party investors based on the Hypothetical Liquidation Book Value (HLBV) method. HLBV is a balance sheet oriented approach that calculates the change in the claims of each partner on the net assets of the investment at the beginning and end of each period. Each partner's claim is equal to the amount each party would receive or pay if the net assets of the investment were to liquidate at book value and the resulting cash was then distributed to investors in accordance with their respective liquidation preferences. EME reports the net income (loss) attributable to the third-party investors as (income) loss attributable to noncontrolling interests in the consolidated statements of operations. For further information, see Note 3—Variable Interest Entities—Categories of VIEs—Capistrano Wind Equity Capital.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (EME and Midwest Generation, except as noted) (Continued)

Purchased Emission Allowances, Exemptions and Offsets (EME only)

        Purchased emission allowances are stated at the lower of weighted-average cost or market. Purchased emission allowances are recorded at cost when purchased and then expensed at weighted-average cost as used. Cost is reduced to market value if the market value of emission allowances has declined and it is probable that revenues earned from the generation of power will not cover the amounts recorded in the ordinary course of business. Purchased emission allowances are classified as current or long-term assets based on the time the allowances are expected to be used. At December 31, 2013 and 2012, EME had $4 million and $16 million, respectively, of purchased emission allowances, exemptions and offsets, primarily related to the Walnut Creek facility, reflected in other long-term assets in the accompanying consolidated balance sheets.

Property, Plant and Equipment

        Property, plant and equipment, including leasehold improvements and construction in progress, are capitalized at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful life of the property, plant and equipment and over the shorter of the lease term or estimated useful life for leasehold improvements. The costs of repairs and maintenance, including periodic major maintenance, are expensed as incurred.

        As part of the acquisition of the Midwest Generation plants, EME acquired emission allowances under the United States Environmental Protection Agency's (US EPA) Acid Rain Program. EME uses these emission allowances in the normal course of its business to generate electricity and has classified them as part of property, plant and equipment. Acquired emission allowances are amortized on a straight-line basis.

        Estimated useful lives for property, plant and equipment are as follows:

	EME	Midwest Generation
Power plant facilities	2.75 to 35 years	2.75 to 30 years
Leasehold improvements	Shorter of life of lease or estimated useful life	Shorter of life of lease or estimated useful life
Emission allowances	25 to 33.75 years	25 to 33.75 years
Equipment, furniture and fixtures	3 to 10 years	3 to 7 years
Plant and equipment under lease financing	not applicable	30 to 33.75 years

        The remaining estimated useful life or lease term at December 31, 2013 for the Midwest Generation plants is as follows. Estimated useful lives of individual facilities could be impacted by

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (EME and Midwest Generation, except as noted) (Continued)

decisions related to the installation of environmental remediation equipment. If environmental compliance equipment is not installed, the useful life may be shortened.

Joliet Unit 6	5 years
Joliet Units 7 and 8(1)	17 years
Powerton Station(1)	20 years

(1)
Represents leased facilities. The leases may be renewed based on criteria outlined in their respective agreements.

        Interest incurred on funds borrowed by EME is capitalized during the construction period. Such capitalized interest is included in property, plant and equipment. Capitalized interest is amortized over the depreciation period of the major plant and facilities for the respective project. Capitalized interest was $7 million, $31 million and $27 million in 2013, 2012 and 2011, respectively. Midwest Generation did not record capitalized interest during the period.

Asset Retirement Obligations

        Authoritative guidance on asset retirement obligations (AROs) requires entities to record the fair value of a liability for an ARO in the period in which it is incurred, including a liability for the fair value of a conditional ARO, if the fair value can be reasonably estimated even though uncertainty exists about the timing and/or method of settlement. When an ARO liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is increased for accretion expense to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Settlement of an ARO liability for an amount other than its recorded amount results in an increase or decrease in expense.

        EME and Midwest Generation have recorded a liability representing expected future costs associated with site reclamations, facilities dismantlement and removal of environmental hazards, which is included in other long-term liabilities on EME's consolidated balance sheets and benefit plans and other long-term liabilities on Midwest Generation's consolidated balance sheets.

Impairment of Long-Lived Assets

        EME and Midwest Generation evaluate the impairment of long-lived assets based on a review of estimated future cash flows expected to be generated whenever events or changes in circumstances indicate that the carrying amount of such investments or assets may not be recoverable. EME's and Midwest Generation's unit of account is at the plant level and, accordingly, the closure of a unit at a multi-unit site would not result in an impairment of property, plant and equipment unless such condition were to affect an impairment assessment on the entire plant. If the carrying amount of a long-lived asset exceeds the expected future cash flows, undiscounted and without interest charges, an impairment loss is recognized for the excess of the carrying amount over fair value. Fair value is determined via market, cost and income based valuation techniques, as appropriate. For further discussion, see Note 13—Asset Impairments and Other Charges.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (EME and Midwest Generation, except as noted) (Continued)

        EME also evaluates investments in unconsolidated affiliates for potential impairment. If the carrying value of an unconsolidated affiliate exceeds its fair value, an impairment loss is recorded if the decline is other than temporary.

Sale Leaseback

        Midwest Generation has entered into the Powerton and Joliet Sale Leaseback and EME has provided guarantees related to this transaction. Under the terms of the leases (33.75 years for Powerton and 30 years for Joliet), Midwest Generation makes semi-annual lease payments on each January 2 and July 2, which began January 2, 2001. If a lessor intends to sell its interest in the Powerton or Joliet Stations, Midwest Generation has a right of first refusal to acquire the interest at fair market value. Under the terms of each lease, Midwest Generation may request a lessor, at its option, to refinance the lessor debt, which, if completed, would affect the base lease rent. The gain on the sale of the power stations has been deferred and is being amortized over the term of the leases. For additional information on the Powerton and Joliet Sale Leaseback, see Note 9—Commitments and Contingencies—Lease Commitments.

EME

        EME accounts for long-term leases associated with the Powerton and Joliet Sale Leaseback as operating leases on its separate consolidated financial statements. Minimum lease payments under operating leases are levelized (total minimum lease payments divided by the number of years of the lease) and recorded as rent expense over the terms of the leases. Lease payments in excess of the minimum are recorded as rent expense in the year incurred.

Midwest Generation

        Midwest Generation accounts for the Powerton and Joliet Sale Leaseback as a lease financing in its separate consolidated financial statements. Accordingly, Midwest Generation records the power plants as assets in a similar manner to a capital lease and records depreciation expense from the power plants and interest expense from the lease financing.

Allowance for Losses on Notes Receivable (Midwest Generation only)

        Notes receivable are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. A valuation allowance will be recorded when it is probable that Midwest Generation will be unable to collect amounts due, including principal and interest, according to the contractual terms and schedule of the loan agreement. For additional information on Midwest Generation's impaired intercompany loan, see Note 15—Related Party Transactions.

Accounting for Reorganization

        As a result of the EME and Midwest Generation Chapter 11 Cases, realization of assets and satisfaction of liabilities are subject to a significant number of uncertainties. The consolidated financial

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (EME and Midwest Generation, except as noted) (Continued)

statements prepared under Accounting Standards Codification (ASC) 852 Reorganizations require the following accounting policies for debtors-in-possession.

Liabilities Subject to Compromise (LSTC)

        Unsecured prepetition liabilities that have at least a possibility of not being fully repaid have been reclassified into LSTC, a separate line item on the consolidated balance sheet. LSTC, including claims that have become known after the bankruptcy filing, are reported on the basis of the probably allowed claim. For additional information, see Note 16—Restructuring Activities.

Reorganization Items

        Adjustments to amounts classified as LSTC are presented as Reorganization Items, a separate line item on the consolidated statement of operations. Reorganization items include direct and incremental costs of bankruptcy, such as professional fees. In 2012, reorganization items also included the write off of deferred financing costs of $15 million related to the classification of EME's senior notes as part of LSTC. For additional information, see Note 16—Restructuring Activities.

Interest Expense

        EME and Midwest Generation will not pay interest expense during bankruptcy and it is not expected to be an allowable claim. Therefore, the filing entities will not accrue interest expense for financial reporting purposes; however, unpaid contractual interest is calculated for disclosure purposes.

Deferred Financing Costs (EME only)

        Bank, legal and other direct costs incurred in connection with obtaining financing are deferred and amortized as interest expense on a basis that approximates the effective interest rate method over the term of the related debt. Amortization of deferred financing costs charged to interest expense was $13 million, $19 million and $15 million in 2013, 2012 and 2011, respectively. For additional information, see "Reorganization Items" above.

Revenue Recognition

        Generally, revenues and related costs are recognized when electricity is generated, or services are provided, unless the transaction is accounted for as a derivative and does not qualify for the normal purchases and sales exception. EME's subsidiaries enter into power and fuel hedging, optimization transactions and energy trading contracts, all subject to market conditions. One of EME's subsidiaries executes these transactions primarily through the use of physical forward commodity purchases and sales and financial commodity swaps and options. With respect to its physical forward contracts, EME's subsidiaries generally act as the principal, take title to the commodities, and assume the risks and rewards of ownership. EME's subsidiaries record the settlement of non-trading physical forward contracts on a gross basis. EME nets the cost of purchased power against related third-party sales in markets that use locational marginal pricing, currently PJM. Financial swap and option transactions are settled net and, accordingly, EME's subsidiaries do not take title to the underlying commodity.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (EME and Midwest Generation, except as noted) (Continued)

Therefore, gains and losses from settlement of financial swaps and options are recorded net in operating revenues in the accompanying consolidated statements of operations.

        Revenues under certain long-term power sales contracts are recognized based on the output delivered at the lower of the amount billable or the average rate over the contract term. The excess of the amounts billed over the portion recorded as revenues is reflected in deferred revenues on the consolidated balance sheets.

        EME accounts for grant income on the deferred method and, accordingly, will recognize operating revenues related to such income over the estimated useful life of the projects. EME received US Treasury Grants for eligible wind projects of $44 million and $388 million in 2012 and 2011, respectively.

Power Purchase Agreements (EME only)

        EME enters into long-term power purchase agreements in the normal course of business. A power purchase agreement may be considered a variable interest in a VIE. Under this classification, the power purchase agreement is evaluated to determine if EME is the primary beneficiary in the VIE, in which case, such entity would be consolidated. EME does not have any power purchase agreements in which it is the primary beneficiary.

        A power purchase agreement may also contain a lease for accounting purposes. This generally occurs when a power purchase agreement (signed or modified after June 30, 2003) designates a specific power plant in which the buyer purchases substantially all of the output and does not otherwise meet a fixed price per unit of output exception. EME has a number of power purchase agreements that contain leases in which EME is considered the lessor. These agreements are classified as operating leases. EME records rental income under these contracts as electricity is delivered at rates defined in power sales agreements. Revenues from these power sales agreements were $224 million, $124 million and $109 million in 2013, 2012 and 2011, respectively.

        A power purchase agreement that does not contain a lease may be classified as a derivative subject to a normal purchases and sales exception, in which case the power purchase agreement is classified as an executory contract. The contracts that are not eligible for the normal purchases and sales exception are defined as a derivative and are recorded on the consolidated balance sheets at fair value. For further information on derivatives and hedging activities, see Note 6—Derivative Instruments and Hedging Activities.

        Power purchase agreements that do not meet the preceding classification are accounted for on the accrual basis.

Derivative Instruments and Hedging Activities

        Authoritative guidance on derivatives and hedging establishes accounting and reporting standards for derivative instruments (including certain derivative instruments embedded in other contracts). EME and Midwest Generation are required to record derivatives on their balance sheets as either assets or liabilities measured at fair value unless otherwise exempted from derivative treatment as normal

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (EME and Midwest Generation, except as noted) (Continued)

purchases and sales. All changes in the fair value of derivative instruments are recognized currently in earnings, unless specific hedge criteria are met, which requires that EME and Midwest Generation formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

        The accounting guidance for cash flow hedges provides that the effective portion of gains or losses on derivative instruments designated and qualifying as cash flow hedges be reported as a component of other comprehensive loss and be reclassified into earnings in the same period during which the hedged forecasted transaction affects earnings. The remaining gains or losses on the derivative instruments, if any, must be recognized currently in earnings.

Stock-Based Compensation (EME only)

        EIX's stock options, performance shares, deferred stock units and restricted stock units have been granted to EME employees under EIX's long-term incentive compensation programs. EME employees ceased receiving new awards under these programs upon the commencement of the Chapter 11 Cases, however, existing awards continue to vest. Upon completion of the NRG Sale and emergence from bankruptcy, all of EME's employees will be terminated. The terminated employees will generally receive one additional year of vesting and any unvested long-term incentive compensation awards will be canceled.

        Generally, EIX does not issue new common stock for settlement of equity awards. Rather, a third party is used to purchase shares from the market and deliver for settlement of option exercises, performance shares, and restricted stock units. EIX has discretion to settle certain performance shares awards in common stock; however, awards are generally settled half in cash and half in common stock. Deferred stock units granted to management are settled in cash and represent a liability. Restricted stock units are settled in common stock; however, EIX will substitute cash awards to the extent necessary to pay tax withholding or any government levies.

        EME recognizes stock-based compensation expense on a straight-line basis over the requisite service period. EME recognizes stock-based compensation expense for awards granted to retirement-eligible participants on a prorated basis over the initial year or over the period between the date of grant and the date the participant first becomes eligible for retirement. In conjunction with the commencement of the Chapter 11 Cases, EME ceased participating in EIX's long-term incentive compensation programs, and no new EIX stock-based compensation was awarded to EME employees in 2013.

Income Taxes and Tax-Allocation Agreements

EME

        Historically, EME participated in tax-allocation agreements with EIX in which EME would be eligible to receive payments from EIX for tax losses and credits generated by EME. During 2012, EIX modified the tax-allocation agreements to terminate EME's participation on December 31, 2013. The parties to the Settlement Agreement have estimated the EME Tax Attributes to be $1.19 billion and have agreed that EIX will pay the Reorganization Trust amounts equal to 50% of the EME Tax

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (EME and Midwest Generation, except as noted) (Continued)

Attributes as follows: $225 million payable on the Effective Date in cash, with one half of the balance payable on each of September 30, 2015 and September 30, 2016, together with interest at 5% per annum from the Effective Date.

        If the Settlement Agreement is terminated, as a result of the termination of the Acquisition Agreement or otherwise, then, as of January 1, 2014 benefits that had been previously generated by EME and utilized in the EIX consolidated tax return on a statutory basis but are unpaid under the tax-allocation agreements will not be available for use by EME in its own consolidated tax return and will not be paid by EIX. Additionally, tax benefits that had previously been generated by EME and not utilized in the EIX consolidated tax return on a statutory basis will generally be available for use by EME in its own consolidated return, but may be reduced by cancellation of indebtedness income (COD income) or as a result of the application of the consolidated return rules.

        Under the Plan, EME will continue to be included in the consolidated federal and combined state income tax returns of EIX. EME's tax provision is determined using the "benefits for losses" method. This method is similar to a separate company return, except that EME recognizes, without regard to separate company limitations, additional tax liabilities or benefits based on the impact to the combined group including EME's taxable income or losses and state apportionment factors. Realization of any tax benefits generated by EME is dependent on EME's continued inclusion in the consolidated EIX tax returns, and the generation of sufficient consolidated taxable income by the EIX consolidated tax group prior to the expiration of the loss and credit carryforwards. Differences between the amount recorded in tax provision under the benefits for losses method and the amount of cash expected to be paid or received through the intercompany tax allocation agreements is recorded to equity.

        EME accounts for deferred income taxes using the asset-and-liability method, wherein deferred tax assets and liabilities are recognized for future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using enacted income tax rates. Historically, in evaluating the realization of tax sharing assets, EME determined whether it was more likely than not the EIX consolidated tax group would generate sufficient taxable income to utilize EME's deferred income tax assets during the period in which EME was a part of the EIX consolidated income tax returns, or if it was more likely than not EME would utilize the deferred income tax assets on its own, after its expected separation from the consolidated group. As a result, as of December 31, 2013 and 2012, EME recorded a valuation allowance on its net deferred tax assets of $752 million and $444 million, respectively. Upon the effectiveness of the Settlement Agreement, EME would expect to reverse the valuation allowance it has recorded. For further information, see Note 7—Income Taxes.

        Investment and energy tax credits are deferred and amortized over the term of the power purchase agreement of the respective project while production tax credits are recognized when earned. EME's investments in wind-powered electric generation projects qualify for federal production tax credits, unless a US Treasury Grant has been elected. Certain of EME's wind projects also qualify for state tax credits, which are accounted for similarly to federal production tax credits.

        Interest income, interest expense and penalties associated with income taxes are reflected in provision (benefit) for income taxes on EME's consolidated statements of operations.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (EME and Midwest Generation, except as noted) (Continued)

Midwest Generation

        Midwest Generation is included in the consolidated federal and state income tax returns of EIX and is party to a tax-allocation agreement with its parent Edison Mission Midwest Holdings (the Midwest Generation Tax Allocation Agreement). Midwest Generation's tax allocation method is to allocate current tax liabilities or benefits on a separate return basis, except for the use of state tax apportionment factors of the EIX group for purposes of determining state income taxes. The Midwest Generation Tax Allocation Agreement only permits the use of net operating losses to offset future taxable income and does not include the right to receive payments. Accordingly, if Midwest Generation offsets net operating loss carryforwards against taxable income in the future, such tax benefits are accounted for as non-cash equity contributions from its parent at the time of use. Tax benefits recognized associated with net operating losses carrybacks that are not paid under the Midwest Generation Tax Allocation Agreement are accounted for as non-cash distributions to the parent company.

        Midwest Generation accounts for deferred income taxes using the asset-and-liability method, wherein deferred tax assets and liabilities are recognized for future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using enacted income tax rates. In evaluating the realization of deferred income tax assets, Midwest Generation must determine whether it is more likely than not it would utilize its own deferred income tax assets in a hypothetical tax return prepared on a separate company basis. As a result, as of December 31, 2013 and 2012, Midwest Generation recorded a valuation allowance on its net deferred tax assets of $767 million and $533 million, respectively. For further information regarding the valuation allowance, see Note 7—Income Taxes.

        Also, while Midwest Generation is generally subject to separate return limitations for net losses, under the Midwest Generation Tax Allocation Agreement it is permitted to transfer to Edison Mission Midwest Holdings, or its subsidiaries, net operating loss benefits or other current or deferred tax attributions, which would not yet be realized in a separate return in exchange for a reduction in Midwest Generation's intercompany account balances (including subordinated loans). Differences between amounts recorded in tax provision based on a hypothetical tax return prepared on a separate company basis and the amount of cash expected to be paid or received through the Midwest Generation Tax Allocation Agreement are recorded to equity.

        Under the Acquisition Agreement, prior to the closing date, Midwest Generation may reorganize into a single-member limited liability corporation, in which case it will become a disregarded entity for tax purposes and its existing income tax attributes will accumulate to EME. Under the Settlement Agreement, the EME Tax Attributes will be retained by the EIX consolidated tax group.

        Interest income, interest expense and penalties associated with income taxes are reflected in benefit for income taxes on Midwest Generation's consolidated statements of operations.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (EME and Midwest Generation, except as noted) (Continued)

New Accounting Guidance

Accounting Guidance Adopted in 2013

Offsetting Assets and Liabilities

        In December 2011 and December 2012, the Financial Accounting Standards Board (FASB) issued accounting standards updates modifying the disclosure requirements about the nature of an entity's rights of offsetting assets and liabilities in the consolidated balance sheet under master netting agreements and related arrangements associated with financial and derivative instruments. The guidance requires increased disclosure of the gross and net recognized assets and liabilities, collateral positions, and narrative descriptions of setoff rights. EME and Midwest Generation adopted this guidance effective January 1, 2013.

Presentation of Items Reclassified out of Accumulated Other Comprehensive Income

        In February 2013, the FASB issued an accounting standards update which requires disclosure related to items reclassified out of accumulated other comprehensive income (AOCI). The guidance requires entities to present separately, for each component of other comprehensive income (OCI), current period reclassifications and the remainder of the current-period OCI. In addition, for certain current period reclassifications, an entity is required to disclose the effect of the item reclassified out of AOCI on the respective line item of net income. EME adopted this guidance effective January 1, 2013.

Accounting Guidance Not Yet Adopted

Joint and Several Liabilities

        In February 2013, the FASB issued an accounting standard update which modifies the requirements for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. The guidance requires companies to measure these obligations as the sum of the amount the company has agreed with co-obligors to pay and any additional amount it expects to pay on behalf of one or more co-obligors. This guidance is effective for fiscal years beginning after December 31, 2013. EME and Midwest Generation do not expect this guidance to have a material impact on results of operations.

Presentation of Unrecognized Tax Benefits

        In July 2013, the FASB issued an accounting standard update which clarifies that a liability for an unrecognized tax benefit should be presented as a reduction of a deferred tax asset when settlement of the liability with the taxing authority results in the reduction of a net operating loss or tax credit carryforward. The requirement to record a non-cash settlement in a net manner does not affect EME and Midwest Generation's analysis of the realization of deferred tax assets. This guidance is effective for fiscal years beginning after December 31, 2013. EME and Midwest Generation do not expect this guidance to have a material impact on results of operations.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Property, Plant and Equipment (EME, Midwest Generation)

        Property, plant and equipment consisted of the following:

	EME		Midwest Generation
	December 31,		December 31,
(in millions)	2013	2012	2013	2012
Land	$34	$36	$31	$32
Power plant facilities	4,453	4,612	$613	$1,293
Leasehold improvements	4	4	—	—
Emission allowances	541	672	496	639
Construction in progress(1)	54	495	53	28
Equipment, furniture and fixtures	105	128	8	13
Plant and equipment under lease financing	—	—	1,333	1,333

	5,191	5,947	2,534	3,338
Less accumulated depreciation and amortization	1,314	1,431	1,011	1,260

Net property, plant and equipment	$3,877	$4,516	$1,523	$2,078

(1)
Included $466 million at December 31, 2012 for EME's new gas and wind projects under construction.

        The power sales agreements of certain EME wind projects qualify as operating leases pursuant to authoritative guidance on leases. The carrying amount and related accumulated depreciation of the property of these wind projects totaled $1.7 billion and $362 million, respectively, at December 31, 2013.

        Property, plant and equipment for Midwest Generation includes leased properties pursuant to the Powerton and Joliet Sale Leaseback. Midwest Generation recorded amortization expense related to the leased facilities of $42 million for each of the three years ended December 31, 2013, 2012 and 2011. Accumulated amortization related to the leased facilities was $555 million and $514 million at December 31, 2013 and 2012 respectively.

        For information on impairment charges relating to property, plant and equipment, see Note 13—Asset Impairments and Other Charges.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Property, Plant and Equipment (EME, Midwest Generation) (Continued)

Asset Retirement Obligations

EME

        A reconciliation of the changes in EME's ARO liability is as follows:

	Years Ended December 31,
(in millions)	2013	2012	2011
Beginning balance	$80	$70	$47
Accretion expense	6	5	5
Revisions	—	—	(1)
Liabilities added	8	5	19

Ending balance	$94	$80	$70

        EME has recorded AROs related to its new gas-fired peaker plant in connection with the commencement of commercial operations there, as well as its wind facilities due to site lease obligations to return the land to grade at the end of the respective leases. Wind-related AROs cover site reclamation and turbine and related facility dismantlement. The earliest settlement of any of these obligations is anticipated to be in 2019. However, the operation of an individual facility may impact the timing of the ARO for that facility. Decisions made in conjunction with each facility's operation could extend or shorten the anticipated life depending on improvements and other factors.

Midwest Generation

        A reconciliation of the changes in Midwest Generation's ARO liability is as follows:

	Years Ended December 31,
(in millions)	2013	2012	2011
Beginning balance	$2	$2	$2
Accretion expense	—	—	1
Revisions	—	—	(1)

Ending balance	$2	$2	$2

        Midwest Generation has conditional AROs related to asbestos removal and disposal costs for owned buildings and power plant facilities. Midwest Generation has not recorded a liability related to these structures because they cannot reasonably estimate the obligation's fair value at this time. The range of time over which Midwest Generation may settle these obligations in the future (demolition or other method) is sufficiently large to not allow for the use of expected present value techniques. At December 31, 2013, Midwest Generation had assets with a fair value of $4 million that were legally restricted for purposes of settling AROs.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Variable Interest Entities (EME only)

Description of Use of VIEs

        EME and its subsidiaries and affiliates have used VIEs as part of joint development agreements and constructing or acquiring full or partial interests in power generation facilities and ancillary facilities, referred to by EME as a project. EME's subsidiaries and affiliates have financed the development and construction or acquisition of its projects by capital contributions from EME and the incurrence of debt or lease obligations by its subsidiaries and affiliates owning the operating facilities. These project level debt or lease obligations are generally secured by project specific assets and structured as nonrecourse to EME, with several exceptions, including EME's guarantee provided as part of the Powerton and Joliet Sale Leaseback.

Categories of VIEs

Projects or Entities that are Consolidated

        At December 31, 2013 and December 31, 2012, EME consolidated 16 and 15 projects, respectively, that have noncontrolling interests held by others. These projects have a total generating capacity of 958 megawatts (MW) and 878 MW, respectively. The increase in the number of consolidated projects was due to the sale of an indirect equity interest in the Broken Bow I wind project, discussed below under Capistrano Wind Equity Capital. In determining that EME was the primary beneficiary of the projects that are consolidated, key factors considered were EME's ability to direct commercial and operating activities and EME's obligation to absorb losses of the variable interest entities.

        EME's summarized financial information for consolidated projects consisted of the following:

(in millions)	December 31, 2013	December 31, 2012
Current assets	$70	$74
Net property, plant and equipment	1,187	1,117
Other long-term assets	112	90

Total assets	$1,369	$1,281

Current liabilities	$43	$50
Long-term debt net of current portion	214	186
Deferred revenues	152	156
Long-term derivative liabilities	12	23
Other long-term liabilities	47	40

Total liabilities	$468	$455

Noncontrolling interests	$382	$288

        Assets serving as collateral for the debt obligations had a carrying value of $609 million and $497 million at December 31, 2013 and December 31, 2012, respectively, and primarily consist of property, plant and equipment. The debt obligations are nonrecourse to EME. The consolidated statements of operations and cash flows for the years ended December 31, 2013 and 2012 includes $10 million and $29 million of pre-tax losses, respectively, and $59 million and $75 million of operating cash flows, respectively, related to VIEs that are consolidated.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Variable Interest Entities (EME only) (Continued)

Capistrano Wind Equity Capital

        In February 2012, Edison Mission Wind Inc. (Edison Mission Wind) sold its indirect equity interests in the Cedro Hill wind project (150 MW in Texas), the Mountain Wind Power I wind project (61 MW in Wyoming) and the Mountain Wind Power II wind project (80 MW in Wyoming) to a new venture, Capistrano Wind Partners. Outside investors provided $238 million of the funding and Mission Energy Holding Company (MEHC) made a $4 million preferred investment. In December 2012, Edison Mission Wind sold its indirect equity interest in the Crofton Bluffs wind project (40 MW in Nebraska) to Capistrano Wind Partners for $58 million. Outside investors provided $46 million of the funding. In January 2013, Edison Mission Wind sold its indirect equity interest in the Broken Bow I wind project (80 MW in Nebraska) to Capistrano Wind Partners for $112 million. Outside investors provided $94 million of the funding.

        Through their ownership of Capistrano Wind Holdings, an indirect subsidiary of EME, Edison Mission Wind, and EME's parent company, MEHC, own 100% of the Class A equity interests in Capistrano Wind Partners, and the Class B preferred equity interests are held by outside investors. In the event that Edison Mission Wind is no longer included in the consolidated income tax returns of EIX, MEHC's equity interest converts to common stock such that Capistrano Wind Holdings would remain included in the EIX consolidated tax group. The closing of the NRG Sale would trigger the provisions to increase MEHC's holding of Capistrano Wind Holdings' common stock. For additional information, see Note 7—Income Taxes and Note 16—Restructuring Activities—NRG Sale.

        Under the terms of the Capistrano Wind Holdings formation documents, preferred equity interests receive 100% of the cash available for distribution, up to a scheduled amount to target a certain return and thereafter cash distributions are shared. Cash available for distribution includes 90% of the tax benefits realized by MEHC and contributed to Capistrano Wind Partners.

        Edison Mission Wind retains indirect beneficial ownership of the common equity in the projects, net of MEHC's preferred investment, and retains responsibilities for managing the operations of Capistrano Wind Partners and its projects. Accordingly, EME consolidates these projects. The $378 million contributed by the third-party interests and the $4 million preferred investment made by MEHC are reflected in noncontrolling interests on EME's consolidated balance sheet at December 31, 2013. The transactions between Edison Mission Wind and Capistrano Wind Partners were accounted for as a transfer among entities under common control and, therefore, resulted in no change in the book basis of the transferred assets. However, the transaction did trigger a taxable gain and new tax basis in the assets with a corresponding adjustment to deferred taxes and a reduction to equity of $21 million.

Projects that are not Consolidated

        EME accounts for the majority of its investments in domestic gas and wind energy projects in which it has less than a 100% ownership interest, and does not have both the right to direct the commercial and operating activities and the obligation to absorb losses or receive benefits from the VIEs, under the equity method. As of December 31, 2013 and 2012, EME had significant variable interests in 5 natural gas projects that are not consolidated, consisting of the Big 4 Projects (Kern River, Midway-Sunset, Sycamore and Watson) and Sunrise. A subsidiary of EME operates 3 of the

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Variable Interest Entities (EME only) (Continued)

Big 4 Projects and Sunrise and EME's partner provides the fuel management services for the Big 4 Projects. In addition, the executive director of these gas projects is provided by EME's partner. Commercial and operating activities of these gas projects are jointly controlled by a management committee of each VIE. Accordingly, EME accounts for its variable interests in these projects under the equity method. The Kern River and Sycamore projects are subject to ongoing litigation in the Chapter 11 Cases. For additional information see Note 9—Commitments and Contingencies—Chevron Adversary Proceedings.

        The following table presents the carrying amount of EME's investments in unconsolidated VIEs and the maximum exposure to loss for each investment:

	December 31, 2013
(in millions)	Investment	Maximum Exposure
Natural gas-fired projects	$325	$325
Wind projects	188	188

        EME's exposure to loss in its VIEs accounted for under the equity method is generally limited to its investment in these entities. At December 31, 2013 and 2012, outstanding debt for projects that are not consolidated consisted of long-term debt that was secured by a pledge of project entity assets, but does not provide for recourse to EME. At December 31, 2013, such outstanding indebtedness was $25 million, of which $6 million was proportionate to EME's ownership in the project. At December 31, 2012, such outstanding indebtedness was $32 million, of which $8 million was proportionate to EME's ownership interest in the projects.

        The following table presents summarized financial information of the investments in unconsolidated affiliates accounted for by the equity method:

	Years Ended December 31,
(in millions)	2013	2012	2011
Revenues	$754	$607	$769
Expenses	656	519	601

Net income	$98	$88	$168

	December 31,
(in millions)	2013	2012
Current assets	$411	$337
Noncurrent assets	657	711

Total assets	$1,068	$1,048

Current liabilities	$120	$78
Noncurrent liabilities	72	82
Equity	876	888

Total liabilities and equity	$1,068	$1,048

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Variable Interest Entities (EME only) (Continued)

        The difference between the carrying value of these equity investments and the underlying equity in the net assets was $9 million at December 31, 2013. The difference is being amortized over the life of the projects. The majority of noncurrent liabilities are composed of project financing arrangements that are nonrecourse to EME. The undistributed earnings of equity method investments were $18 million and $19 million at December 31, 2013 and 2012, respectively.

        The following table presents, as of December 31, 2013, the investments in unconsolidated affiliates accounted for by the equity method that represent at least 5% of EME's loss before tax, excluding asset impairment charges, or in which EME has an investment balance greater than $40 million:

Unconsolidated Affiliates	Location	Investment at December 31, 2013 (in millions)	Ownership Interest at December 31, 2013	Operating Status
San Juan Mesa	Elida, NM	$74	75%	Operating wind-powered facility
Elkhorn Ridge	Bloomfield, NE	81	67%	Operating wind-powered facility
Sunrise	Fellows, CA	174	50%	Operating gas-fired facility
Sycamore	Bakersfield, CA	48	50%	Operating cogeneration facility
Watson	Carson, CA	34	49%	Operating cogeneration facility

        The following table presents summarized financial information of EME's investments in unconsolidated affiliates:

	December 31,
(in millions)	2013	2012
Investments in Unconsolidated Affiliates
Equity investments	$513	$527
Cost investments	—	7

Total	$513	$534

        At December 31, 2012, EME had a 38% ownership interest in Covanta Huntington L.P., a small biomass project, that it accounted for under the cost method of accounting as it did not have a significant influence over the project's operating and financial activities. In January 2013, EME received $7.5 million for the sale of all of its indirect interest in the project.

        At December 31, 2013 and 2012, EME accounted for its 80% interest in Doga Enerji (Doga) on the cost method as accumulated distributions exceeded accumulated earnings. EME has not estimated the fair value of cost method investments as quoted market prices are not available and the determination of fair value is highly subjective and cannot be readily ascertained.

Note 4. Fair Value Measurements (EME and Midwest Generation, except as noted)

Recurring Fair Value Measurements

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (referred to as an "exit price"). Fair value of an asset or liability considers assumptions that market participants would

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Fair Value Measurements (EME and Midwest Generation, except as noted) (Continued)

use in pricing the asset or liability, including assumptions about nonperformance risk, which was not material as of December 31, 2013 and December 31, 2012 for both EME and Midwest Generation.

Valuation Techniques Used to Determine Fair Value

        Assets and liabilities are categorized into a three-level fair value hierarchy based on valuation inputs used to determine fair value. The hierarchy gives the highest priority to unadjusted quoted market prices in active markets for identical assets and liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The fair value of transfers in and out of each level is determined at the end of each reporting period.

Level 1

        The fair value of Level 1 assets and liabilities is determined using unadjusted quoted prices in active markets that are available at the measurement date for identical assets and liabilities. This level includes exchange-traded derivatives and money market funds.

Level 2

        The fair value of Level 2 assets and liabilities is determined using the income approach by obtaining quoted prices for similar assets and liabilities in active markets and inputs that are observable, either directly or indirectly, for substantially the full term of the instrument. This level includes over-the-counter derivatives and interest rate swaps.

        Over-the-counter derivative contracts are valued using standard pricing models to determine the net present value of estimated future cash flows. Inputs to the pricing models include forward published or posted clearing prices from exchanges (New York Mercantile Exchange and Intercontinental Exchange) for similar instruments and discount rates. A primary price source that best represents trade activity for each market is used to develop observable forward market prices in determining the fair value of these positions. Broker quotes, prices from exchanges, or comparison to executed trades are used to validate and corroborate the primary price source. These price quotations reflect mid-market prices (average of bid and ask) and are obtained from sources believed to provide the most liquid market for the commodity.

Level 3

        The fair value of Level 3 assets and liabilities is determined using the income approach through various models and techniques that require significant unobservable inputs. This level includes over-the-counter options and derivative contracts that trade infrequently, such as congestion revenue rights and long-term power agreements.

        Assumptions are made in order to value derivative contracts in which observable inputs are not available. Changes in fair value are based on changes to forward market prices, including extrapolation of short-term observable inputs into forecasted prices for illiquid forward periods. In circumstances where fair value cannot be verified with observable market transactions, it is possible that a different valuation model could produce a materially different estimate of fair value. Modeling methodologies, inputs, and techniques are reviewed and assessed as markets continue to develop and more pricing information

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Fair Value Measurements (EME and Midwest Generation, except as noted) (Continued)

becomes available. The fair value is adjusted when it is concluded that a change in inputs or techniques would result in a new valuation that better reflects the fair value of those derivative contracts.

EME

        The following table sets forth EME's assets and liabilities that were accounted for at fair value by level within the fair value hierarchy:

	December 31, 2013
(in millions)	Level 1	Level 2	Level 3	Netting and Collateral(1)	Total
Assets at Fair Value
Money market funds(2)	983	$—	$—	$—	$983

Derivative contracts
Electricity	$—	$28	$33	$(4)	$57
Interest rate	—	5	—	—	5

Total assets	$983	$33	$33	$(4)	$1,045

Liabilities at Fair Value
Derivative contracts
Electricity	$—	$—	$1	$(1)	$—
Natural gas	1	—	—	(1)	—
Interest rate	—	56	—	—	56

Total liabilities	$1	$56	$1	$(2)	$56

	December 31, 2012
(in millions)	Level 1	Level 2	Level 3	Netting and Collateral(1)	Total
Assets at Fair Value
Money market funds(2)	615	$—	$—	$—	$615

Derivative contracts
Electricity	$—	$41	$52	$(3)	$90

Total assets	$615	$41	$52	$(3)	$705

Liabilities at Fair Value
Derivative contracts
Electricity	$—	$6	$1	$(7)	$—
Natural gas	3	—	—	(3)	—
Interest rate	—	118	—	—	118

Total liabilities	$3	$124	$1	$(10)	$118

(1)
Represents cash collateral and the impact of netting across the levels of the fair value hierarchy. Netting among positions classified within the same level is included in that level.

(2)
Money market funds are included in cash and cash equivalents on EME's consolidated balance sheets.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Fair Value Measurements (EME and Midwest Generation, except as noted) (Continued)

Level 3 Valuation Process

        The process of determining fair value of commodity derivative contracts is the responsibility of the risk department, which reports to the chief financial officer. This department obtains observable and unobservable inputs through broker quotes, exchanges, and internal valuation techniques and uses both standard and proprietary models to determine fair value. Each reporting period, the risk and key finance departments collaborate to determine the appropriate fair value methodologies and classifications for each derivative. Inputs are validated for reasonableness by comparison against prior prices, other broker quotes, and volatility fluctuation thresholds. Inputs used and valuations are reviewed period-over-period and compared with market conditions to determine reasonableness.

        The following table sets forth the valuation techniques and significant unobservable inputs used to determine fair value for EME's Level 3 assets and liabilities:

	December 31, 2013
	Fair Value (in millions)
			Valuation Techniques	Significant Unobservable Input		Weighted Average
	Assets	Liabilities			Range
Electricity
Congestion contracts	$54	$21	Latest auction pricing	Congestion prices	$(35.56) - $16.06	$0.08
Power contracts	4	5	Discounted cash flows	Power prices	$30.51 - $60.15	$36.86
Netting	(25)	(25)

Total	$33	$1

	December 31, 2012
	Fair Value (in millions)
			Valuation Techniques	Significant Unobservable Input		Weighted Average
	Assets	Liabilities			Range
Electricity
Congestion contracts	$71	$20	Latest auction pricing	Congestion prices	$(8.93) - $18.03	$0.19
Power contracts	2	2	Discounted cash flows	Power prices	$22.54 - $48.85	$39.62
Netting	(21)	(21)

Total	$52	$1

Level 3 Fair Value Sensitivity

        For congestion contracts, generally, an increase (decrease) in congestion prices in the last auction relative to the contract price will increase (decrease) fair value. For power contracts, generally, an increase (decrease) in long-term forward power prices at illiquid locations relative to the contract price will increase (decrease) fair value.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Fair Value Measurements (EME and Midwest Generation, except as noted) (Continued)

        The following table sets forth a summary of changes in the fair value of EME's consolidated Level 3 net derivative assets and liabilities:

(in millions)	2013	2012
Fair value of net assets at beginning of period	$51	$83
Total realized/unrealized gains (losses)
Included in earnings(1)	(11)	9
Included in AOCI(2)	—	1
Purchases	46	58
Settlements	(54)	(46)
Transfers out of Level 3	—	(54)

Fair value of net assets at end of period	$32	$51

Change during the period in unrealized gains (losses) related to assets and liabilities held at end of period(1)	$(2)	$22

(1)
Reported in operating revenues on EME's consolidated statements of operations.

(2)
Included in reclassification adjustments in EME's consolidated statement of OCI.

        There were no transfers between levels during 2013 and no transfers between Level 1 and Level 2 during 2012. Significant transfers out of Level 3 into Level 2 occurred in the first quarter of 2012 due to significant observable inputs becoming available as the transactions neared maturity.

Fair Value of Long-term Debt

        The carrying amounts and fair values of EME's long-term debt were as follows:

	December 31, 2013		December 31, 2012
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt, including current portion	$1,494	$1,491	$1,056	$1,057

        In assessing the fair value of EME's long-term debt, EME primarily uses quoted market prices, except for floating-rate debt for which the carrying amounts were considered a reasonable estimate of fair value. The fair value of EME's long-term debt is classified as Level 2.

        The carrying amount of short-term debt at December 31, 2012 approximates fair value.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Fair Value Measurements (EME and Midwest Generation, except as noted) (Continued)

Midwest Generation

        The following table sets forth Midwest Generation's assets and liabilities that were accounted for at fair value by level within the fair value hierarchy:

	December 31, 2013
(in millions)	Level 1	Level 2	Netting(1)	Total
Assets at Fair Value
Money market funds(2)	$101	$—	$—	$101

Total assets	$101	$—	$—	$101

	December 31, 2012
(in millions)	Level 1	Level 2	Netting(1)	Total
Assets at Fair Value
Money market funds(2)	75	$—	$—	$75

Derivative contracts
Electricity	$—	$2	$—	$2

Total assets	$75	$2	$—	$77

Liabilities at Fair Value
Derivative contracts
Electricity	$—	$3	$—	$3

Total liabilities	$—	$3	$—	$3

(1)
Represents the impact of netting across the levels of the fair value hierarchy. Netting among positions classified within the same level is included in that level.

(2)
Money market funds are included in cash and cash equivalents on Midwest Generation's consolidated balance sheets.

        Midwest Generation does not have any Level 3 assets and liabilities. There were no transfers between levels during 2013 and 2012.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Debt and Credit Agreements (EME only)

Debt

        Debt with recourse to EME totaled $3.7 billion and is classified as part of liabilities subject to compromise (LSTC) as of December 31, 2013 and December 31, 2012. Nonrecourse debt, as summarized below, is debt whereby lenders rely on specific project assets to repay such obligations. The following table summarizes long-term debt (rates and terms as of December 31, 2013), excluding LSTC:

(in millions)	Current Rate(1)	Effective Interest Rate(2)	Maturity Date	December 31, 2013	December 31, 2012
Walnut Creek Energy	2.50%	5.46%	May 2023	$417	$330
Term Loan	LIBOR+2.25%
WCEP Holdings, LLC	4.24%	7.63%	May 2023	53	52
Term Loan	LIBOR+4.00%
Big Sky Wind, LLC	3.87%	3.87%	October 2014	231	222
Vendor financing loan	LIBOR+3.50%
High Lonesome Mesa, LLC	6.85%	6.85%	November 2017	65	69
Bonds	Fixed
American Bituminous Power Partners, L.P.(3)	0.05%	0.05%	October 2017	39	46
Bonds	Floating
Viento Funding II, Inc.	3.10%	5.61%	July 2023	200	191
Term Loan	LIBOR+2.75%
Tapestry Wind, LLC	2.75%	4.51%	December 2021	201	210
Term Loan	LIBOR+2.50%
Cedro Hill Wind, LLC	3.38%	7.01%	December 2025	118	125
Term Loan	LIBOR+3.13%
Laredo Ridge	3.00%	5.90%	March 2026	69	71
Term Loan	LIBOR+2.75%
Crofton Bluffs Wind, LLC	3.12%	5.37%	December 2027	26	27
Term Loan(4)	LIBOR+2.88%
Broken Bow Wind, LLC	3.12%	5.56%	December 2027	50	52
Term Loan(4)	LIBOR+2.88%
Others	Various	Various	Various	29	43

Total debt				$1,498	$1,438
Less: Short-term debt				4	382

Total long-term debt				1,494	1,056
Less: Current maturities of long-term debt				323	307

Long-term debt, net of current portion				$1,171	$749

(1)
London Interbank Offered Rate (LIBOR)

(2)
The effective rate at which interest expense is reflected in the financial statements after the consideration of the current rate of debt and any amounts subject to interest rate swaps. For further discussion, see Note 6—Derivative Instruments and Hedging Activities—Interest Rate Risk Management.

(3)
Principal payments are due annually through October 1, 2017. Interest rates are reset weekly based on current bond yields for similar securities. On October 1, 2013, American Bituminous Power Partners, L.P. (Ambit) made the required annual principal payment to bondholders by drawing on its line of credit. The current interest rate on this short-term debt is 5.25%. Ambit was unable to fully reimburse the draw down which is a potential event of default. However, Ambit and various counterparties, including the line of credit issuer, executed an agreement effective October 1, 2013 to waive any event of default.

(4)
The interest rate swaps for this obligation expired in December 2013 and forward starting rate swaps became effective. For additional information, see Note 6—Derivative Instruments and Hedging Activities.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Debt and Credit Agreements (EME only) (Continued)

        Long-term debt maturities at December 31, 2013, for the next five years are summarized as follows: $323 million in 2014, $93 million in 2015, $91 million in 2016, $141 million in 2017, and $91 million in 2018.

Chapter 11 Cases

        The filing of the Chapter 11 Cases constitutes an event of default under various financing documents as summarized below.

Senior Notes

        The filing of the Chapter 11 Cases may constitute an event of default under EME's senior notes and, as a result, the principal and interest due under these debt instruments are immediately due and payable. The creditors are stayed from taking any action as a result of the default under Section 362 of the Bankruptcy Code and the obligations related to the senior notes are recorded as part of LSTC. For additional information, see Note 16—Restructuring Activities.

Viento II Financing

        In July 2013, EME completed, through its subsidiary, Viento Funding II, Inc., an amendment of its Viento II Financing, a nonrecourse financing of its interests in the Wildorado, San Juan Mesa and Elkhorn Ridge wind projects. The amendment increased the financing amount to $238 million, which included a $202 million 10-year partially amortizing term loan, a $27 million 7-year letter of credit facility and a $9 million 7-year working capital facility. Interest under the term loan accrues at LIBOR plus 2.75% initially with the rate increasing 0.25% on every fourth anniversary. EME reaffirmed the pledge of its interest in Viento Funding II, Inc. in connection with the amendment but is not a borrower or a guarantor. The amendment cured any possible event of default, and therefore the Viento Funding II debt was classified as a long-term liability on the consolidated balance sheets.

        Viento Funding II terminated $78 million amortizing notional amount 3.415% interest rate swap agreements and entered into several tranches of new interest rate swap agreements to hedge the majority of exposure to fluctuations in interest rates. As a result of the termination, EME wrote off $4 million of unamortized deferred financing costs as a loss on early extinguishment of debt in the consolidated statements of operations. For additional information, see Note 6—Derivative Instruments and Hedging Activities—Interest Rate Risk Management.

High Lonesome Financing

        The filing of the Chapter 11 Cases constitutes an event of default under the documents governing the issuance of the Series 2010A and 2010B Bonds (the Bonds). In July 2013, the applicable bondholders granted a permanent waiver of default, subject to EME assuming the state production tax credit agreement in the Chapter 11 Cases. Pursuant to assumption and rejection procedures previously approved by the Bankruptcy Court, EME assumed the agreement effective as of July 15, 2013. As of December 31, 2013, there were $40 million and $25 million outstanding under the Series 2010A and Series 2010B Bonds, respectively, and $7 million of outstanding letters of credit.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Debt and Credit Agreements (EME only) (Continued)

Credit Facilities and Letters of Credit

        During 2013, EME terminated its letter of credit facility with DNB Bank and, through its subsidiaries, completed new letter of credit facilities totaling $101 million. The new letter of credit facilities consist of $75 million at Edison Mission Wind, expiring April 30, 2016, $10 million at Mountain Wind Power LLC, expiring September 17, 2020 and $16 million at Mountain Wind Power II, LLC, expiring September 17, 2020. Through its subsidiaries, EME has a total letter of credit capacity of $292 million.

        At December 31, 2013, EME's subsidiaries' had issued letters of credit aggregating $163 million supported by $22 million of cash collateral. The outstanding letters of credit were scheduled to expire as follows: $59 million in 2014, $17 million in 2017, $9 million in 2018, $27 million in 2020, $18 million in 2021, $13 million in 2022 and $20 million in 2023. Certain letters of credit are subject to automatic renewal provisions. Included in the outstanding letters of credit were $22 million issued in connection with the power purchase agreement with Southern California Edison Company (SCE), an affiliate of EME, under the Walnut Creek credit facility.

2012 Financings

Broken Bow I and Crofton Bluffs

        Effective March 30, 2012, EME, through its subsidiaries, Broken Bow Wind, LLC (Broken Bow I) and Crofton Bluffs Wind, LLC (Crofton Bluffs), completed two nonrecourse financings of its interests in the Broken Bow I and Crofton Bluffs wind projects. The financings included construction loans totaling $79 million that were converted to 15-year amortizing term loans on December 21, 2012 and December 14, 2012 for Broken Bow I and Crofton Bluffs, respectively, $13 million of letter of credit facilities and $6 million of working capital facilities.

        Interest under the term loans will accrue at LIBOR plus 2.88%, with the term loan rate increasing 0.13% after the third, sixth, ninth, and twelfth years. As of December 31, 2013, Broken Bow I and Crofton Bluffs have $50 million and $26 million outstanding under the term loans, respectively, and $10 million and $3 million of outstanding letters of credit, respectively.

2011 Financings

Tapestry Wind

        In December 2011, EME, through its subsidiary, Tapestry Wind, LLC, completed a nonrecourse financing of its interests in the Taloga, Buffalo Bear and Pinnacle wind projects. The financing included a $214 million 10-year partially amortizing term loan, a $12 million 10-year debt service reserve letter of credit facility, an $8 million 10-year project letter of credit facility and an $8 million 10-year working capital facility. Interest under the term loans accrues at LIBOR plus 2.5% initially, with the rate increasing 0.13% on the fourth and eighth anniversary of the closing date.

        A total of $97 million of cash proceeds received from the 10-year term loan was deposited into an escrow account as of December 2011 pending completion of the Pinnacle wind project. During 2012, certain neighbors of the Pinnacle wind project filed civil complaints alleging, among other things, that the noise emissions and shadow flicker from the Pinnacle wind farm constituted a nuisance and seeking

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COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Debt and Credit Agreements (EME only) (Continued)

compensatory damages, punitive damages and other equitable relief. During the fourth quarter of 2012, all of the civil complaints were settled and the escrowed loan proceeds were released to Tapestry Wind, LLC. At December 31, 2013, there was $201 million outstanding under the loan and $20 million of outstanding letters of credit.

Walnut Creek

        In July 2011, EME completed, through two wholly owned subsidiaries, Walnut Creek Energy and WCEP Holdings, LLC, nonrecourse financings to fund construction of the Walnut Creek gas-fired project. The financings included floating rate construction loans totaling $495 million that converted to 10-year amortizing term loans in June 2013, which is when Walnut Creek started earning revenues under its long-term purchase power agreement.

Big Sky Turbine Financing

        In October 2009, EME's subsidiary, Big Sky Wind, LLC (Big Sky), entered into turbine financing arrangements with the turbine manufacturer Suzlon Wind Energy Corporation (Suzlon) for wind turbine purchase obligations related to the 240 MW Big Sky wind project. The loan associated with the financing agreement has a five-year final maturity. However, the satisfaction of certain criteria, including project performance and absence of serial defects, may trigger earlier repayment. In September 2012, Suzlon sued Big Sky in New York federal court seeking a declaratory judgment that the early repayment provisions had been satisfied and that Big Sky should be required to repay the loan in full in February 2013. Big Sky answered Suzlon's complaint, denied the allegations and counterclaimed. The counterclaim alleged that certain serial defects existing in the turbine equipment supplied by Suzlon precluded application of the early repayment provisions. The litigation is still pending in New York federal court. The Big Sky loan is secured by a leasehold mortgage on the project's real property assets, a pledge of all other collateral of the Big Sky wind project, as well as a cash reserve account into which one-third of distributable cash flow, if any, of the Big Sky wind project is to be deposited on a monthly basis. The loan is also secured by pledges of Big Sky's direct and indirect ownership interests in the project, but is nonrecourse to EME. For further details regarding consolidated assets pledged as security for debt obligations, see Note 3—Variable Interest Entities.

        As of December 31, 2013, there was $231 million outstanding under the vendor financing loan at an effective interest rate of 3.87%. EME has been in discussions with Suzlon regarding a potential sale of EME's interest in the Big Sky wind project in exchange for forgiveness of debt and other consideration. These discussions are ongoing and EME has not made any decisions with respect to a potential sale. As a result, Big Sky's long-lived assets, consisting of property, plant and equipment and deferred revenue, were evaluated for impairment under the Held for Use model of Accounting Standards Codification 360 Property, Plant, and Equipment (ASC 360). The probability weighted future undiscounted cash flows associated with this asset group exceeded its carrying value at December 31, 2013 and consequently no impairment has been recognized. If EME and Suzlon do agree upon a sale transaction under terms similar to those currently under discussion, EME would record a material loss. If EME and Suzlon do not agree upon a sale transaction, Big Sky will need to arrange alternative financing, if available, to repay the loan at maturity or reach agreement with the lender to extend the maturity date of the loan. EME does not intend to make an investment in the project and is under no

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Note 5. Debt and Credit Agreements (EME only) (Continued)

obligation to do so. If a restructuring of the loan or a sale effort is unsuccessful, Suzlon may foreclose on the project resulting in a write-off of the entire investment in the project. At December 31, 2013, EME's investment in the Big Sky wind project consisted of assets of $447 million and liabilities of $369 million.

Debt Covenants

        Certain project financings contain covenants and restriction requirements to meet certain financial ratios and reporting requirements. Distributions from projects are typically restricted if covenant requirements are not met. Key existing covenants of EME's non-debtor subsidiaries include:

Debt Service Coverage Ratio(1)	Covenant Level	Actual Performance as of December 31, 2013
High Lonesome	1.20 to 1.00	1.88	(2)
Viento II	1.40 to 1.00	2.75
Tapestry Wind	1.20 to 1.00	1.48
Laredo Ridge	1.20 to 1.00	1.79
Cedro Hill	1.20 to 1.00	1.53
Broken Bow	1.20 to 1.00	1.67
Crofton Bluffs	1.20 to 1.00	2.23
Walnut Creek Energy(3)	1.20 to 1.00	N/A
WCEP Holdings, LLC(3)	2.50 to 1.00	N/A
Required reserve account balance(4)
Ambit	Twenty million	Four million

(1)
The Debt Service Coverage Ratio (DSCR) is typically calculated over a 12-month historical period and is individually defined for each borrowing in the applicable financing agreement, credit agreement, trust indenture, or other document governing the financing requirements.

(2)
Calculated at October 31, 2013, the last payment date.

(3)
Commercial operations started in the second quarter of 2013.

(4)
Ambit is required to maintain funded reserve accounts primarily for debt servicing and maintenance costs. The underfunded reserve does not create an event of default under the loan but does restrict distributions from Ambit.

        EME's non-debtor subsidiaries were in compliance with all of their debt covenants at December 31, 2013 except for the required reserve amount at Ambit. Accordingly, the net assets of Ambit are considered restricted. Restricted net assets are those that cannot be transferred to EME in the form of loans, advances, or cash dividends without the consent of third parties, typically lenders or partners. In addition to Ambit, EME also has partnership agreements which require partners' approval for distributions and financing agreements which require the minimum reserve or operating account funding levels. Net assets are considered restricted if distributions are dependent upon approval by EME's unaffiliated partners. At December 31, 2013, restricted net assets of EME's subsidiaries was $1.7 billion.

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Note 6. Derivative Instruments and Hedging Activities (EME, Midwest Generation)

        EME and Midwest Generation use derivative instruments to reduce their exposure to market risks that arise from price fluctuations of electricity, capacity, fuel, emission allowances, transmission rights, and interest rates. The derivative financial instruments vary in duration, ranging from a few days to several years, depending upon the instrument. To the extent that EME and Midwest Generation do not use derivative instruments to hedge these market risks, the unhedged portions will be subject to the risks and benefits of spot market price movements.

        Risk management positions may be designated as cash flow hedges or economic hedges, which are derivatives that are not designated as cash flow hedges. Economic hedges are accounted for at fair value on EME's and Midwest Generation's consolidated balance sheets as derivative assets or liabilities with offsetting changes recorded on the consolidated statements of operations. For derivative instruments that qualify for hedge accounting treatment, the fair value is recognized on EME's and Midwest Generation's consolidated balance sheets as derivative assets or liabilities with offsetting changes in fair value, to the extent effective, recognized in AOCI until reclassified into earnings when the related forecasted transaction occurs. The portion of a cash flow hedge that does not offset the change in the fair value of the transaction being hedged, which is commonly referred to as the ineffective portion, is immediately recognized in earnings. The results of derivative activities are recorded in cash flows from operating activities on the consolidated statements of cash flows.

        Derivative instruments that are utilized by EME for trading purposes are measured at fair value and included on the consolidated balance sheets as derivative assets or liabilities, with offsetting changes recognized in operating revenues on the consolidated statements of operations.

        Where EME's and Midwest Generation's derivative instruments are subject to a master netting agreement or contain collateral deposit requirements and the criteria of authoritative guidance are met, EME presents its derivative assets and liabilities on a net basis on its consolidated balance sheets. EME's and Midwest Generation's master netting agreements allow for the right of offset for contracts with physical settlement. They do not allow for cross commodity settlement unless all positions are liquidated.

        Since EME's and Midwest Generation's credit ratings are below investment grade, EME and its subsidiaries have provided collateral in the form of cash and letters of credit for the benefit of derivative counterparties and brokers. The amount of margin and collateral deposits generally varies based on changes in fair value of the related positions. Future changes in power prices could expose EME and Midwest Generation to additional collateral postings.

        EME's and Midwest Generation's approach to trading and risk management depends, in part, on the ability to use clearing brokers to enter into market transactions. As a result of their financial position, EME and Midwest Generation have limited access to enter into such transactions and have been subject to increased initial collateral and margin requirements. There is no assurance that EME and Midwest Generation will continue to be able to utilize clearing brokers. If EME and Midwest Generation become unable to utilize clearing brokers, they may seek to execute bilateral transactions with third parties which could be unavailable on commercially reasonable terms or at all.

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COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Derivative Instruments and Hedging Activities (EME, Midwest Generation) (Continued)

Notional Volumes of Derivative Instruments

        The following table summarizes notional volumes of derivatives used for hedging and trading activities:

				December 31, 2013
				Economic Hedges				Trading Activities
Commodity	Instrument	Classification	Unit of Measure	Midwest Generation	Other EME Subsidiaries	EME		Other EME Subsidiaries
Electricity	Forwards/Futures	Sales, net	GWh(1)	170	7	177	(2)	—
Electricity	Forwards/Futures	Purchases, net	GWh	—	—	—		1
Electricity	Congestion	Purchases, net	GWh	—	56	56	(4)	262,188	(4)

				December 31, 2012
				Cash Flow Hedges			Economic Hedges				Trading Activities
Commodity	Instrument	Classification	Unit of Measure	Midwest Generation	Other EME Subsidiaries	EME	Midwest Generation	Other EME Subsidiaries	EME		Other EME Subsidiaries
Electricity	Forwards/Futures	Sales, net	GWh	3,615	—	3,615	1	47	48	(2)	—
Electricity	Forwards/Futures	Purchases, net	GWh	—	—	—	—	—	—		492
Electricity	Capacity	Purchases, net	GW-Day	—	—	—	—	—	—		60	(3)
Electricity	Congestion	Purchases, net	GWh	—	—	—	—	263	263	(4)	268,529	(4)
Natural gas	Forwards/Futures	Purchase, net	bcf	—	—	—	—	—	—		9.9

(1)
gigawatt-hours (GWh); gigawatts-day (GW-Day); billion cubic feet (bcf).

(2)
These positions adjust financial and physical positions, or day-ahead and real-time positions, to reduce costs or increase gross margin. The net sales positions of these categories are primarily related to hedge transactions that are not designated as cash flow hedges.

(3)
Hedge transactions for capacity result from bilateral trades. Capacity sold in the PJM Interconnection, LLC Reliability Pricing Model (PJM RPM) auction is not accounted for as a derivative.

(4)
Congestion contracts include financial transmission rights, transmission congestion contracts or congestion revenue rights. These positions are similar to a swap, where the buyer is entitled to receive a stream of revenues (or charges) based on the hourly day-ahead price differences between two locations.

EME

Interest Rate Risk Management

        EME mitigates the risk of interest rate fluctuations for a number of its project financings by arranging for fixed rate financing or variable rate financing with interest rate swaps, interest rate options, or other hedging mechanisms.

        Through July 2013, as a result of the Chapter 11 Cases and the short-term forbearance agreements that had been executed with the lenders and the EME subsidiary borrowers, EME could no longer conclude it was probable that the future interest payments associated with the Viento II Financing would occur. Accordingly, the cash flow hedges associated with these interest rate swaps were prospectively dedesignated. Unrealized gains of $6 million were recorded in interest expense on the consolidated statements of operations during the year ending December 31, 2013 from changes in the fair value of interest rate swaps. In conjunction with the amendment of the Viento II Financing in July 2013, EME entered into new interest rate swaps and re-designated the existing interest rate swaps as cash flow hedges. Interest rate swap termination fees of $6 million were recorded as reduction to

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COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Derivative Instruments and Hedging Activities (EME, Midwest Generation) (Continued)

derivative liabilities on the consolidated balance sheets. For additional information, see Note 5—Debt and Credit Agreements.

        The following table summarizes EME's interest rate swaps:

				Notional Value (in millions)
	Effective Date	Expiration Date	Fixed Swap Rate Paid	December 31, 2013	December 31, 2012
Project Financing
Viento Funding II	June 2009	June 2016	3.18%	48	65
Viento Funding II	March 2011	December 2020	3.42%	30	108
Viento Funding II	July 2013	July 2023	3.03%	103	—
Cedro Hill	December 2010	December 2025	4.29%	106	112
Laredo Ridge	March 2011	March 2026	3.46%	62	64
Tapestry	December 2011	December 2021	2.21%	181	189
Broken Bow(1)	December 2012	December 2013	0.83%	—	47
Broken Bow(1)	December 2013	December 2027	2.96%	45	—
Crofton Bluffs(1)	December 2012	December 2013	0.78%	—	24
Crofton Bluffs(1)	December 2013	December 2027	2.75%	23	—
Walnut Creek Energy(2)	November 2011	May 2013	0.81%	—	181
Walnut Creek Energy(2)	June 2013	May 2023	3.54%	375	—
WCEP Holdings(2)	July 2011	May 2013	0.79%	—	$26
WCEP Holdings(2)	June 2013	May 2023	4.00%	$48	—
Forward Starting Swaps
Tapestry	December 2021	December 2029	3.57%	60	60
Viento Funding II	July 2023	June 2028	4.99%	65	—

(1)
During the fourth quarter of 2013, the existing interest rate swaps for the Broken Bow and Crofton Bluffs projects expired and the forward starting swaps became effective.

(2)
During the second quarter of 2013, the existing interest rate swaps for the Walnut Creek Project expired and, in conjunction with the conversion to term loans, the forward starting swaps became effective.

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Note 6. Derivative Instruments and Hedging Activities (EME, Midwest Generation) (Continued)

Summary of Derivative Instruments

        The following table summarizes EME's derivative instruments, including amounts offset by collateral and under master netting agreements:

	December 31, 2013
	Short Term			Long Term
(in millions)	Gross	Netting and Collateral	Subtotal	Gross	Netting and Collateral	Subtotal	Net
Assets
Electricity contracts	$81	$(37)	$44	$23	$(10)	$13	$57
Natural gas contracts	47	(47)	—	4	(4)	—	—

Total derivatives subject to a master netting agreement	128	(84)	44	27	(14)	13	57
Total derivatives not subject to a master netting agreement(1)	—	—	—	5	—	5	5

Total assets	128	(84)	44	32	(14)	18	62

Liabilities
Electricity contracts	36	(36)	—	9	(9)	—	—
Natural gas contracts	46	(46)	—	5	(5)	—	—

Total derivatives subject to a master netting agreement	82	(82)	—	14	(14)	—	—
Total derivatives not subject to a master netting agreement(1)	—	—	—	56	—	56	56

Total liabilities	$82	$(82)	$—	$70	$(14)	$56	$56

(1)
EME's interest rate swaps are not subject to master netting agreements and do not require EME to post collateral.

	December 31, 2012
	Short Term			Long Term
(in millions)	Gross	Netting and Collateral	Subtotal	Gross	Netting and Collateral	Subtotal	Net
Assets
Electricity contracts	120	(67)	53	52	(15)	37	90
Natural gas contracts	33	(33)	—	1	(1)	—	—
Coal contracts	2	(2)	—	—	—	—	—

Total assets	155	(102)	53	53	(16)	37	90

Liabilities
Electricity contracts	71	(71)	—	15	(15)	—	—
Natural gas contracts	36	(36)	—	1	(1)	—	—
Coal contracts	2	(2)	—	—	—	—	—

Total derivatives subject to a master netting agreement	109	(109)	—	16	(16)	—	—
Total derivatives not subject to a master netting agreement(1)	—	—	—	118	—	118	118

Total liabilities	109	(109)	—	134	(16)	118	118

(1)
EME's interest rate swaps are not subject to master netting agreements and do not require EME to post collateral.

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Note 6. Derivative Instruments and Hedging Activities (EME, Midwest Generation) (Continued)

        EME's subsidiaries have posted $71 million and $61 million cash margin in the aggregate with various counterparties at December 31, 2013 and December 31, 2012 respectively, to support hedging and trading activities. The cash margin posted is required by counterparties as an initial collateral deposit and cannot be offset against the fair value of open contracts except in the event of default. EME's exposure is composed of $43 million and $44 million of net accounts receivable at December 31, 2013 and December 31, 2012, respectively. For positions subject to a master netting agreement, EME is in a net asset position, and in the event of default, cash collateral would be returned to EME. EME did not have any collateral received from counterparties as of December 31, 2013 and December 31, 2012.

Income Statement Impact of Derivative Instruments

        The following table provides the cash flow hedge activity as part of EME's AOCI:

	Years Ended December 31,
	2013		2012
(in millions)	Commodity Contracts	Interest Rate Contracts	Commodity Contracts	Interest Rate Contracts
Beginning of period derivative gains (losses)	(1)	(118)	35	(90)
Effective portion of changes in fair value	(2)	55	5	(28)
Reclassification to operating revenues	3	—	(41)	—
Reclassification to interest expense	—	5	—	—

End of period derivative gains (losses)(1)	—	(58)	(1)	(118)

(1)
Unrealized derivative gains (losses) are before income taxes. Amounts recorded in AOCI include commodity and interest rate contracts. For additional information, see Note 11—Accumulated Other Comprehensive Loss.

        EME recorded losses of $1 million, none and $4 million in 2013, 2012 and 2011, respectively, in operating revenues on the consolidated statements of operations representing the amount of cash flow hedge ineffectiveness. EME also amortized $5 million of the deferred unrealized losses in AOCI related to the dedesignated Viento II interest rate hedge to interest expense on the consolidated statements of operations in 2013.

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Note 6. Derivative Instruments and Hedging Activities (EME, Midwest Generation) (Continued)

        The effect of realized and unrealized gains from derivative instruments used for economic hedging and trading purposes on the consolidated statements of operations is presented below:

		Years Ended December 31,
	Income Statement Location
(in millions)		2013	2012
Economic hedges	Operating revenues	$(9)	$31
	Fuel	—	2
	Interest expense, net	6	—
Trading activities	Operating revenues	75	68

Midwest Generation

Summary of Derivative Instruments

        The following table summarizes Midwest Generation's commodity short-term derivative instruments for non-trading purposes, including amounts offset by collateral and under master netting agreements:

	December 31, 2013			December 31, 2012
(in millions)	Gross	Netting and Collateral	Net	Gross	Netting and Collateral	Net
Assets
Electricity contracts	$1	$(1)	$—	$12	$(10)	$2
Liabilities
Electricity contracts	1	(1)	—	13	(10)	3

        Midwest Generation does not have any long-term derivative assets and liabilities at December 31, 2013 and December 31, 2012

        The following table provides the cash flow hedge activity as part of Midwest Generation's AOCI:

	Years Ended December 31,
(in millions)	2013	2012
Beginning of period derivative gains (losses)	(2)	34
Effective portion of changes in fair value	(2)	7
Reclassification to operating revenues	4	(43)

End of period derivative gains (losses)(1)	—	(2)

(1)
Unrealized derivative gains (losses) are before income taxes. Amounts recorded in AOCI include commodity contracts. For additional information, see Note 11—Accumulated Other Comprehensive Loss.

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Note 6. Derivative Instruments and Hedging Activities (EME, Midwest Generation) (Continued)

        Midwest Generation recorded net gains (losses) of $(1) million, none and $4 million in 2013, 2012 and 2011, respectively, in operating revenues on the consolidated statements of operations representing the amount of cash flow hedge ineffectiveness.

        The effect of realized and unrealized gains from derivative instruments used for non-trading purposes on the consolidated statements of operations is presented below:

		Years Ended December 31,
	Income Statement Location
(in millions)		2013	2012
Economic hedges	Operating revenues	$(9)	$31
	Fuel	—	2

Energy Trading Derivative Instruments (EME only)

        The change in the fair value of energy trading derivative instruments was as follows:

(in millions)	2013	2012
Fair value of trading contracts at beginning of period	$84	$107
Net gains from energy trading activities	75	68
Amount realized from energy trading activities	(88)	(93)
Other changes in fair value	(12)	2

Fair value of trading contracts at end of period	$59	$84

Commodity Price Risk Management

        EME's and Midwest Generation's merchant operations are exposed to commodity price risk, which reflects the potential impact of a change in the market value of a particular commodity. Commodity price risks are actively monitored, with oversight provided by a risk management committee, to ensure compliance with EME's risk management policies. EME uses estimates of the variability in gross margin to help identify, measure, monitor and control its overall market risk exposure and earnings volatility with respect to hedge positions at the coal plants and the merchant wind projects, and uses "value at risk" metrics to help identify, measure, monitor and control its overall risk exposure in respect to its trading positions. These measures allow management to aggregate overall commodity risk, compare risk on a consistent basis and identify changes in risk factors. Value at risk measures the possible loss, and variability in gross margin measures the potential change in value, of an asset or position, in each case over a given time interval, under normal market conditions, at a given confidence level. Given the inherent limitations of these measures and reliance on a single type of risk measurement tool, EME supplements these approaches with the use of stress testing and worst-case scenario analysis for key risk factors, as well as stop-loss triggers and volumetric exposure limits. When appropriate, EME manages the spread between the electric prices and fuel prices, and uses forward contracts, swaps, futures, or options contracts to achieve those objectives.

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Note 6. Derivative Instruments and Hedging Activities (EME, Midwest Generation) (Continued)

Credit Risk

        In conducting EME's hedging and trading activities and Midwest Generation's marketing activities, EMMT enters into transactions with utilities, energy companies, financial institutions, and other companies, collectively referred to as counterparties. In the event a counterparty were to default on its trade obligation, EME and Midwest Generation would be exposed to the risk of possible loss associated with market price changes occurring since the original contract was executed if the nonperforming counterparty were unable to pay the resulting damages owed to EME or Midwest Generation. Midwest Generation's agreement with EMMT transfers the risk of non-payment of accounts receivable from counterparties to EMMT; therefore, EMMT would be exposed to the risk of non-payment of accounts receivable accrued for products delivered prior to the time a counterparty defaulted.

        Credit risk is measured as the loss that EME would expect to incur if a counterparty failed to perform pursuant to the terms of its contractual obligations. To manage credit risk, EME evaluates the risk of potential defaults by counterparties. To mitigate credit risk from counterparties, master netting agreements are used whenever possible and counterparties may be required to pledge collateral when deemed necessary.

        The majority of EME's consolidated wind projects and unconsolidated affiliates that own power plants sell power under power purchase agreements. Generally, each project or plant sells its output to one counterparty. A default by the counterparty, including a default as a result of a bankruptcy, would likely have a material adverse effect on the operations of the project or plant.

        The majority of the coal for the Midwest Generation plants is purchased from suppliers under contracts which may be for multiple years. None of the coal suppliers to the coal plants have investment grade credit ratings and, accordingly, Midwest Generation may have limited recourse to collect damages in the event of default by a supplier.

        The Midwest Generation plants sell electric power generally into the PJM market by participating in PJM's capacity and energy markets or transacting in capacity and energy on a bilateral basis. Sales into PJM accounted for 100%, 92% and 81% of Midwest Generation's consolidated operating revenues for the years ended December 31, 2013, 2012 and 2011, respectively. Sales into PJM accounted for approximately 62%, 64% and 63% of EME's consolidated operating revenues for the years ended December 31, 2013, 2012 and 2011, respectively. Moody's Investors Service, Inc. (Moody's) rates PJM's debt Aa3. PJM, a regional transmission organization (RTO) with over 300 member companies, maintains its own credit risk policies and does not extend unsecured credit to non-investment grade companies. Losses resulting from a PJM member default are shared by all other members using a predetermined formula. At December 31, 2013 and 2012, EME's account receivable due from PJM was $32 million and $40 million, respectively.

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Note 7. Income Taxes (EME, Midwest Generation)

EME

Income Tax Expense (Benefit)

        The provision (benefit) for income taxes is composed of the following:

	Years Ended December 31,
(in millions)	2013	2012	2011
Continuing Operations
Current
Federal	$—	$—	$48
State	—	—	(44)

Total current	—	—	4

Deferred
Federal	$(33)	$26	$(389)
State	(60)	134	(56)

Total deferred	(93)	160	(445)

Provision (benefit) for income taxes from continuing operations	(93)	160	(441)

Discontinued operations	6	(73)	(411)

Total	$(87)	$87	$(852)

        The components of income (loss) before income taxes applicable to continuing operations and discontinued operations are as follows:

	Years Ended December 31,
(in millions)	2013	2012	2011
Continuing operations	$(735)	$(637)	$(888)
Discontinued operations	7	(185)	(1,043)

Total	$(728)	$(822)	$(1,931)

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Income Taxes (EME, Midwest Generation) (Continued)

Deferred Tax Assets and Liabilities

        The components of net accumulated deferred income tax asset (liability) were:

	December 31,
(in millions)	2013	2012
Deferred tax assets
Accrued charges and liabilities	$232	$234
Net operating loss carryforwards	1,202	841
Production tax and other credit carryforwards	332	254
Derivative instruments	15	49
Other	5	6

Total	1,786	1,384
Valuation allowance	(752)	(444)

Net deferred tax assets	1,034	940
Deferred tax liabilities
Property, plant and equipment—basis differences	$1,069	$989
Deferred investment tax credit	4	4
State taxes	19	28

Total	1,092	1,021

Deferred tax liabilities, net	$(58)	$(81)

Classification of net accumulated deferred income taxes
Included in deferred taxes and tax credits, net	$58	$81

Valuation Allowance

        Historically, EME participated in tax-allocation agreements with EIX in which EME would be eligible to receive payments from EIX for tax losses and credits generated by EME. During 2012, EIX modified the tax-allocation agreements to terminate EME's participation on December 31, 2013. Termination does not relieve any party of any obligations with respect to any tax year beginning prior to the year of termination. As a result, as of December 31, 2013 and 2012, EME recorded a valuation allowance on its net deferred tax assets of $752 million and $444 million, respectively. The net increase during 2013 of $308 million was due to the accumulation of unpaid tax benefits related to net operating losses and production tax credits and $167 million related to an asset impairment charge on the Will County Station recorded during the third quarter of 2013. In 2012, $438 million of the valuation allowance was recorded to net loss on the consolidated statements of operations and $6 million was reflected in accumulated other comprehensive loss. Upon the effectiveness of the Settlement Agreement, EME would expect to reverse the valuation allowance it has recorded. For additional information, see Note 16—Restructuring—Plan of Reorganization.

        At December 31, 2013 amounts included in other long-term assets, payables to affiliates, and other long-term liabilities associated with the tax-allocation agreements were $31 million, $15 million and $6 million, respectively. At December 31, 2012, amounts included in other long-term assets, payables to

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Income Taxes (EME, Midwest Generation) (Continued)

affiliates and other long-term liabilities associated with the tax-allocation agreements were $18 million, $33 million and $21 million, respectively.

Net Operating Loss and Federal Tax Credit Carryforwards

        At December 31, 2013, EME had $3,226 million of federal net operating loss carryforwards which expire between 2031 and 2033 and $2,106 million of state net operating loss carryforwards which expire between 2022 and 2033, if unused. Additionally, there were $332 million of federal tax credit carryforwards of which $317 million expire between 2029 and 2033, if unused, and the remainder have no expiration date. Included in net operating loss carryforwards were excess tax benefits that had not been generated by EME. Accordingly, EME recorded a $27 million non-cash income tax benefit offset by an equal valuation allowance during the fourth quarter of 2013.

        In addition, at December 31, 2012, EME recorded a non-cash distribution to its parent of $222 million related to tax benefits for which, under the tax-allocation agreements as applied, EME has not yet, and may never be, entitled to be paid. During 2013, in connection with EIX's finalization of their 2012 consolidated tax returns, EME recorded a net non-cash contribution from EIX of $25 million related to tax benefits which EME had previously believed would be utilized in the EIX consolidated tax return on a statutory basis but would not be paid under the tax-allocation agreements. In addition, EME received a net tax-allocation payment from EIX of approximately $12 million as a partial payment for tax benefits previously recorded as non-cash distributions. At December 31, 2013, EME has not yet, and may never be, entitled to be paid for the $185 million remaining as a non-cash distribution to its parent. In addition, EME has not yet, and may never be, paid for the approximately $1,435 million of tax benefits generated by EME which have not yet been utilized in the EIX consolidated tax return. Under the Settlement Agreement, EIX will pay the Reorganization Trust amounts equal to 50% of the EME Tax Attributes. For additional information, see Note 16—Restructuring—Plan of Reorganization.

        Capistrano Wind Holdings and Capistrano Wind, LLC, which still participate in tax-allocation agreements with EIX, have generated $126 million of tax benefits, $27 million of which has been used by the EIX consolidated tax group, for all of which either payment has been received or payment is expected to be received under the tax-allocation agreements.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Income Taxes (EME, Midwest Generation) (Continued)

Effective Tax Rate

        The table below provides a reconciliation of income tax expense (benefit) computed at the federal statutory income tax rate to the income tax provision (benefit):

	Years Ended December 31,
(in millions)	2013	2012	2011
Loss from continuing operations before income taxes	$(735)	$(637)	$(888)

Benefit for income taxes at federal statutory rate of 35%	$(257)	$(223)	$(311)
Increase (decrease) in income tax from
State tax—net of federal benefit	(32)	11	(56)
Excess losses over tax allocation losses	(27)	—	—
Change in valuation allowance	308	438	—
Production tax credits, net	(79)	(68)	(66)
Qualified production deduction	—	—	(6)
Deferred tax adjustments	1	—	(8)
Taxes on income allocated to noncontrolling interests	(10)	(4)	—
Other	3	6	6

Total provision (benefit) for income taxes from continuing operations	$(93)	$160	$(441)

Effective tax rate	13%	*	50%

*
Not meaningful.

        Estimated state income tax benefits allocated from EIX of $5 million, $3 million and $6 million were recognized for the years ended December 31, 2013, 2012 and 2011, respectively. In the fourth quarter of 2012, EME's state tax benefit was reduced by a change in future state apportionment factors resulting from EME's exit from the EIX consolidated tax group.

Accounting for Uncertainty in Income Taxes

Unrecognized Tax Benefits

        The following table provides a reconciliation of unrecognized tax benefits:

(in millions)	2013	2012	2011
Balance at January 1	$159	$171	$153
Tax positions taken during the current year
Increases	—	—	9
Decreases	—	—	—
Tax positions taken during a prior year
Increases	—	—	9
Decreases	—	(12)	—
Decreases for settlements during the period	—	—	—
Decreases resulting from a lapse in statute of limitations	—	—	—

Balance at December 31	$159	$159	$171

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Income Taxes (EME, Midwest Generation) (Continued)

        As of December 31, 2013 and 2012, $154 million of the unrecognized tax benefits, if recognized, would impact the effective tax rate. EME believes that it is reasonably possible that unrecognized tax benefits could be reduced by an amount up to $66 million within the next 12 months as a result of settling the audit for tax years 2003 through 2006.

        EIX's federal income tax returns and California combined franchise tax returns are currently open for years subsequent to 2002. In addition, specific California refund claims made by EIX for years 1991 through 2002 remain subject to audit.

Accrued Interest and Penalties

        The total amount of accrued interest and penalties related to EME's income tax liabilities was $76 million and $65 million as of December 31, 2013 and 2012, respectively.

        The net after-tax interest and penalties recognized in income tax expense was $6 million, $8 million and $10 million for 2013, 2012 and 2011, respectively.

Tax Dispute

        The Internal Revenue Service examination phase of tax years 2003 through 2006 was completed in the fourth quarter of 2010, which included a proposed adjustment related to EME. The proposed adjustment increases the taxable gain on the 2004 sale of EME's international assets, which if sustained, would result in a federal tax payment of approximately $207 million, including approximately $59 million of interest and $42 million in penalties through December 31, 2013. EME disagrees with the proposed adjustment and filed a protest with the Internal Revenue Service in the first quarter of 2011. During the fourth quarter of 2013, the Internal Revenue Service advised EME that it intends to issue technical advice adverse to EME supporting the proposed adjustment by Internal Revenue Service examination increasing the taxable gain on the 2004 sale of EME's international assets (the technical advice adverse to EME was received in February 2014). The technical advice did not address penalties. EME is continuing to protest the asserted penalty with Internal Revenue Service Appeals. EME anticipates that the Internal Revenue Service will issue a deficiency notice for the tax, interest and possibly penalties related to this issue at the conclusion of the Internal Revenue Service appeals process. After the receipt of such deficiency notice, EME will have 90 days to file a petition in Unites States Tax Court. If a petition is not timely filed, EME anticipates after the expiration of the 90-day period, the Internal Revenue Service will assess the underpayment of tax, interest and penalties, if any, and demand payment. Under the Settlement Agreement, this liability along with the rest of the EME Tax Attributes will be retained by the EIX consolidated tax group. For additional information, see Note 16—Restructuring—Plan of Reorganization.

Tax Election at Homer City

        On March 15, 2012, Homer City made an election to be treated as a partnership for federal and state income tax purposes. As a result of this election, Homer City is treated for tax purposes as distributing its assets and liabilities to its partners, both of which are wholly owned subsidiaries of EME, and triggering tax deductions of approximately $1 billion. Such tax deductions were included in EIX's 2011 consolidated tax returns.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Income Taxes (EME, Midwest Generation) (Continued)

Midwest Generation

Income Tax Benefit

        The benefit for income taxes is composed of the following:

	Years Ended December 31,
(in millions)	2013	2012	2011
Current
Federal	$—	$—	$2
State	—	—	12

Total current	—	—	14

Deferred
Federal	$(14)	$(76)	$(145)
State	(3)	14	(41)

Total deferred	(17)	(62)	(186)

Benefit for income taxes	$(17)	$(62)	$(172)

Deferred Tax Assets and Liabilities

        The components of net accumulated deferred income tax asset (liability) were:

	December 31,
(in millions)	2013	2012
Deferred tax assets
State taxes	$3	$—
Deferred income	2	2
Derivative instruments	6	24
Impairment of loan to affiliate—tax	539	539
Property, plant and equipment—basis differences	107	—
Net operating loss carryforwards	88	—
Accrued charges and liabilities	22	16

Total	767	581
Valuation allowance	(767)	(533)

Net deferred tax assets	—	48
Deferred tax liabilities
State taxes	—	3
Property, plant and equipment—basis differences	—	45

Total	—	48

Deferred taxes, net	$—	$—

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Income Taxes (EME, Midwest Generation) (Continued)

Valuation Allowance

        As of December 31, 2013 and 2012, Midwest Generation recorded a valuation allowance on its net deferred tax assets of $767 million and $533 million, respectively, as a result of recently recognized losses and the indications of expected future losses. The net increase during 2013 of $234 million was due to the accumulation of unpaid tax benefits related to net operating losses and $167 million related to an asset impairment charge described above. In 2012, $521 million of the valuation allowance was recorded to net loss on the consolidated statements of operations and $12 million was reflected in accumulated other comprehensive loss.

Intercompany Tax-Allocation Agreement

        At December 31, 2012, $106 million of tax benefits that would have been collected by Midwest Generation in a hypothetical tax return prepared on a separate return basis but was not collectible under Midwest Generation's tax allocation agreement were accounted for as non-cash distributions to Midwest Generation's parent. Midwest Generation's tax-allocation agreement only permits the use of net operating losses to offset future taxable income and does not include the right to receive payments.

Net Operating Loss Carryforwards

        As of December 31, 2013, on a separate return basis, Midwest Generation had $517 million of federal net operating loss carryforwards which expire in 2031 and 2033, $341 million of state net operating loss carryforwards which expire between 2025 and 2033, if unused. Under the Acquisition Agreement, prior to the closing date, Midwest Generation may reorganize into a single-member limited liability corporation, in which case it will become a disregarded entity for tax purposes and its existing income tax attributes will accumulate to EME. For additional information, see Note 16—Restructuring—Plan of Reorganization.

Effective Tax Rate

        The table below provides a reconciliation of income tax benefit computed at the federal statutory income tax rate to the income tax benefit:

	Years Ended December 31,
(in millions)	2013	2012	2011
Loss before income taxes	(650)	$(1,526)	$(442)

Benefit for income taxes at federal statutory rate of 35%	$(228)	$(534)	$(155)
State tax, net of federal benefit	(26)	(52)	(19)
Change in valuation allowance	234	521	—
Other	3	3	2

Total benefit for income taxes	$(17)	$(62)	$(172)

Effective tax rate	3%	4%	39%

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Income Taxes (EME, Midwest Generation) (Continued)

Accounting for Uncertainty in Income Taxes

Unrecognized Tax Benefits

        The following table provides a reconciliation of unrecognized tax benefits:

(in millions)	2013	2012	2011
Balance at January 1	$44	$44	$44
No activity	—	—	—

Balance at December 31	$44	$44	$44

        As of December 31, 2013 and 2012, $41 million of the unrecognized tax benefits, if recognized, would impact the effective tax rate. Midwest Generation believes that it is reasonably possible that unrecognized tax benefits could be reduced by an amount up to $36 million within the next 12 months as a result of settling the audit for tax years 2003 through 2006.

        EIX's federal income tax returns and California combined franchise tax returns are currently open for years subsequent to 2002. In addition, specific California refund claims made by EIX for years 1991 through 2002 remain subject to audit.

Accrued Interest and Penalties

        The total amount of accrued interest expense and penalties was $26 million and $23 million as of December 31, 2013 and 2012, respectively. The net after-tax interest expense and penalties recognized in income tax expense was $2 million, $2 million and $3 million for 2013, 2012 and 2011, respectively.

Bonus Depreciation Impact (EME, Midwest Generation)

        The Small Business Jobs Act of 2010 and the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010 (2010 Tax Relief Act) extended 50% bonus depreciation for qualifying property through 2012 and created a new 100% bonus depreciation for qualifying property placed in service between September 9, 2010 and December 31, 2011. The 50% bonus depreciation provisions continued for qualifying property placed in service through 2013 as a result of the American Taxpayer Relief Act signed into law in January 2013. Based on these rules, EME and Midwest Generation continue to accelerate federal tax deductions in 2012 and 2013 for qualifying capital expenditures.

Note 8. Compensation and Benefit Plans (EME and Midwest Generation, except as noted)

Employee Savings Plan

        A 401(k) plan is maintained to supplement eligible employees' retirement income. The EME 401(k) plan received contributions from EME of $8 million, $17 million and $15 million in 2013, 2012 and 2011, respectively. The Midwest Generation 401(k) plan received contributions from Midwest Generation of $3 million, $7 million and $6 million in 2013, 2012 and 2011, respectively.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Compensation and Benefit Plans (EME and Midwest Generation, except as noted) (Continued)

Long-Term Incentive Plan (EME only)

        The Long-Term Incentive Plan (LTIP) is a performance-based cash awards program based on three categories: plant reliability, cost reduction and the adjusted enterprise values of EME and Midwest Generation. A payment under the plant reliability and cost reduction components will occur based on the achievement of the specified measures through the earlier of December 31, 2014 or emergence from bankruptcy. A payment under the adjusted enterprise value components will only occur based on the values of EME and Midwest Generation at emergence from bankruptcy. Management has concluded that a payment under the plant reliability and cost reduction components is probable and has determined the probable range of all payments under the LTIP to be from $17 million to $52 million. At December 31, 2013, EME accrued $8.5 million associated with the LTIP, based on an earning period through December 31, 2014.

Pension Plans and Postretirement Benefits Other than Pensions

        EME and Midwest Generation have historically participated in pension and other postretirement benefit plans sponsored by EIX and SCE under a shared services agreement with EIX. The shared services agreement with EIX is expected to terminate at the earlier of the consummation of the NRG Sale or, under certain circumstances, by July 31, 2014. GAAP requires that the change in ownership of EME must occur prior to changes in certain pension plan assumptions. For further discussion of the NRG Sale, see Note 16—Restructuring Activities.

Pension Plans

        EME noncontributory defined benefit pension plans (the non-union plan has a cash balance feature) cover most employees meeting minimum service requirements. The expected contributions (all by the employer) are approximately $16 million, including Midwest Generation, for the year ended December 31, 2014.

        Midwest Generation maintains a pension plan specifically for the benefit of its union employees. A portion of Midwest Generation's non-union employees participate in the EIX pension plan. Eligibility depends on a number of factors, including the employee's hire date. Both plans are noncontributory, defined benefit pension plans and cover employees who fulfill minimum service requirements. The EIX plan has a cash balance feature. The expected contributions (all by the employer) for the plans are approximately $12 million for the year ended December 31, 2014.

        The funded position of the company's pension is very sensitive to changes in market conditions. Changes in overall interest rate levels significantly affect the company's liabilities, while assets held in the various trusts established to fund the company's long-term pension are affected by movements in the equity and bond markets. The market value of the investments (reflecting investment returns, contributions and benefit payments) within the plan trusts declined 35% during 2008. This reduction in value of plan assets combined with increased liabilities has resulted in a change in the pension plan funding status from a surplus to a material deficit, which will result in increased future expense and cash contributions. The company pension remains underfunded as liabilities have increased significantly as a result of steady declines in interest rates.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Compensation and Benefit Plans (EME and Midwest Generation, except as noted) (Continued)

        Information on plan assets and benefit obligations is shown below:

	Years Ended December 31,
	2013			2012
(in millions)	Midwest Generation	Other EME Subsidiaries(1)	EME	Midwest Generation	Other EME Subsidiaries(1)	EME
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$225	$105	$330	$195	$121	$316
Service cost	12	2	14	14	2	16
Interest cost	9	5	14	8	6	14
Actuarial (gain) loss	(22)	(2)	(24)	13	14	27
Curtailment gain	—	—	—	—	(9)	(9)
Transfers out(2)	—	(7)	(7)	—	(23)	(23)
Benefits paid	(14)	(15)	(29)	(5)	(6)	(11)

Projected benefit obligation at end of year	$210	$88	$298	$225	$105	$330

Change in plan assets
Fair value of plan assets at beginning of year	$149	$66	$215	$121	$56	$177
Actual return on plan assets	24	11	35	19	7	26
Employer contributions	8	6	14	14	9	23
Benefits paid	(14)	(15)	(29)	(5)	(6)	(11)

Fair value of plan assets at end of year	$167	$68	$235	$149	$66	$215

Funded status at end of year	$(43)	$(20)	$(63)	$(76)	$(39)	$(115)

Amounts recognized on consolidated balance sheets:
Long-term liabilities	$(43)	$(14)	$(57)	$(76)	$(39)	$(115)
LSTC(3)	—	(6)	$(6)	—	—	—
Amounts recognized in AOCI:
Prior service cost	$—	$—	$—	$1	$—	$1
Net loss	2	17	19	40	27	67
Accumulated benefit obligation at end of year	$189	$89	$278	$195	$105	$300
Pension plans with an accumulated benefit obligation in excess of plan assets:
Projected benefit obligation	$210	$88	$298	$225	$105	$330
Accumulated benefit obligation	189	89	278	195	105	300
Fair value of plan assets	167	68	235	149	66	215
Weighted-average assumptions used to determine obligations at end of year:
Discount rate	4.75%	4.75%	4.75%	4.50%	4.50%	4.50%
Rate of compensation increase	4.00%	4.00%	4.00%	4.50%	4.50%	4.50%

(1)
Includes Homer City.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Compensation and Benefit Plans (EME and Midwest Generation, except as noted) (Continued)

(2)
Represents amount of EME's executive post retirement benefits liability assumed by EIX.

(3)
During the fourth quarter of 2013, EME reclassified $6 million of executive retirement plan liabilities to LSTC.

        Expense components and other amounts recognized in OCI:

        Expense components:

	Years Ended December 31,
	2013			2012			2011
(in millions)	Midwest Generation	Other EME Subsidiaries(1)	EME	Midwest Generation	Other EME Subsidiaries(1)	EME	Midwest Generation	Other EME Subsidiaries(1)	EME
Service cost	$12	$2	$14	$14	$—	$14	$13	$2	$15
Interest cost	9	4	13	8	4	12	8	4	12
Expected return on plan assets	(10)	(3)	(13)	(9)	(3)	(12)	(9)	(1)	(10)
Net amortization	2	4	6	2	4	6	1	2	3
Special termination charges	—	—	—	—	2	2	—	—	—

Total expense	$13	$7	$20	$15	$7	$22	$13	$7	$20

(1)
Excludes Homer City.

        Other changes in plan assets and benefit obligations recognized in OCI:

	Years Ended December 31,
	2013			2012			2011
(in millions)	Midwest Generation	Other EME Subsidiaries(1)	EME	Midwest Generation	Other EME Subsidiaries(1)	EME	Midwest Generation	Other EME Subsidiaries(1)	EME
Net (gain) loss	$(36)	$(7)	$(43)	$4	$2	$6	$20	$5	$25
Amortization of net loss	(2)	(4)	(6)	(2)	(4)	(6)	(1)	(2)	(3)

Total in other comprehensive (income) loss	$(38)	$(11)	$(49)	$2	$(2)	$—	$19	$3	$22

Total in expense and other comprehensive (income) loss	$(25)	$(4)	$(29)	$17	$5	$22	$32	$10	$42

(1)
Includes Homer City.

        The estimated amortization amounts expected to be reclassified from OCI for 2014 are $0.2 million and $0.2 million for prior service costs and $2.1 million and none for net loss for EME and Midwest Generation, respectively.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Compensation and Benefit Plans (EME and Midwest Generation, except as noted) (Continued)

        The following are weighted-average assumptions used to determine expenses:

	Years Ended December 31,
	2013			2012			2011
	Midwest Generation	Other EME Subsidiaries(1)	EME	Midwest Generation	Other EME Subsidiaries(1)	EME	Midwest Generation	Other EME Subsidiaries(1)	EME
Discount rate	3.75% - 4%	3.75%	3.75% - 4%	4.50%	4.50%	4.50%	5.25%	5.25%	5.25%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%	5.00%	4.5% - 6%	4.5% - 6%
Expected long-term return on plan assets	7.00%	7.00%	7.00%	7.50%	7.50%	7.50%	7.50%	7.50%	7.50%

(1)
Includes Homer City.

        The following are benefit payments, which would reflect expected future service, expected to be paid:

Years Ending December 31, (in millions)	Midwest Generation	Other EME Subsidiaries(1)	EME
2014	$11	$4	$15
2015	12	4	16
2016	13	4	17
2017	14	4	18
2018	15	4	19
2019 - 2023	84	20	104

(1)
Excludes Homer City.

        In connection with EME's transfer of substantially all the remaining assets and certain specified liabilities of Homer City to an affiliate of GECC, the employees of Homer City transferred with the plan and, a curtailment adjustment of $9 million was made in 2012 to the projected pension benefit obligation to reflect the departure of the Homer City employees. For further discussion see Note 14—Discontinued Operations.

Transfer of Certain Postretirement Benefits to EIX

        In March 2012, EME transferred the executive deferred compensation and executive postretirement benefit liabilities related to active employees to EIX. EME paid EIX $25 million, the after-tax amount of such liabilities as of March 1, 2012. EME agreed to fund changes to the projected benefit obligation of the executive postretirement benefits and the employer portion of the executive deferred compensation plan through EME's emergence from bankruptcy. In 2013, EME funded $3 million in connection with this agreement. Upon the effectiveness of the Settlement Agreement, EIX would assume the liability associated with the qualified pension plan and the liabilities associated with the related participants in the executive retirement and executive deferred compensation plan. For additional information, see Note 16—Restructuring—Plan of Reorganization.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Compensation and Benefit Plans (EME and Midwest Generation, except as noted) (Continued)

Postretirement Benefits Other Than Pensions

        EME and Midwest Generation non-union employees retiring at or after age 55 with at least 10 years of service may be eligible for postretirement medical, dental, vision, and life insurance coverage. Eligibility for a company contribution toward the cost of these benefits in retirement depends on a number of factors, including the employee's hire date. Midwest Generation union-represented employees who retire at age 55 with at least 10 years of service may be eligible for access to postretirement medical, dental, vision and hearing coverage by paying the full cost for these benefits. The expected contributions (all by the employers) for the year ending December 31, 2014 for postretirement benefits other than pensions are $3 million and $2 million for EME and Midwest Generation, respectively. In January 2014, EME filed a motion with the Bankruptcy Court to terminate postretirement benefits other than pensions for the Debtor Entities upon emergence from the Chapter 11 Cases. The motion remains pending with the Bankruptcy Court.

        In December 2012, the divestiture by Homer City of substantially all of its remaining assets and certain specified liabilities closed. An affiliate of General Electric Capital Corporation (GECC) assumed control of Homer City and as part of the closing, Homer City's obligation to establish and fund voluntary employee beneficiary association trusts was waived. Effective May 1, 2013, Homer City withdrew from the benefit plan that provided postretirement medical, dental, vision and life insurance coverage to certain Homer City retirees, effectively terminating access and company subsidy for these programs. Employees who were eligible for the plan continued to receive coverage for these benefits up to June 30, 2013. At December 31, 2012, EME had $31 million of postretirement benefits other than pensions (PBOP) related obligations on its consolidated balance sheet related to Homer City employees, of which $11 million was funded through an EIX sponsored retirement plan for non-bargaining unit employees, and $20 million was funded by Homer City through a separate retirement plan for bargaining unit employees. At December 31, 2013, EME accrued $22 million for a Bankruptcy Court approved settlement between the Homer City Debtors and the union for the affected Homer City retirees which, among other things, provided for an agreed claim amount and established that 55% of any recovery of Edison Mission Finance Company's note from Homer City will be distributed to the affected retirees. For further information see Note 14—Discontinued Operations.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Compensation and Benefit Plans (EME and Midwest Generation, except as noted) (Continued)

        Information on plan assets and benefit obligations is shown below:

	Years Ended December 31,
	2013			2012
(in millions)	Midwest Generation	Other EME Subsidiaries	EME	Midwest Generation	Other EME Subsidiaries(1)	EME
Change in benefit obligation
Benefit obligation at beginning of year	$59	$69	$128	$59	$71	$130
Service cost	1	1	2	1	2	3
Interest cost	3	1	4	3	3	6
Withdrawal(2)	—	(31)	(31)	—	—	—
Actuarial gain	(7)	(3)	(10)	(3)	(5)	(8)
Benefits paid	(1)	(1)	(2)	(1)	(2)	(3)

Benefit obligation at end of year	$55	$36	$91	$59	$69	$128

Change in plan assets
Fair value of plan assets at beginning of year	$—	$—	$—	$—	$—	$—
Employer contributions	1	1	2	1	2	3
Benefits paid	(1)	(1)	(2)	(1)	(2)	(3)

Fair value of plan assets at end of year	$—	$—	$—	$—	$—	$—

Funded status at end of year	$(55)	$(36)	$(91)	$(59)	$(69)	$(128)

Amounts recognized on consolidated balance sheets:
Long-term liabilities	$(55)	$(36)	$(91)	$(59)	$(69)	$(128)
Amounts recognized in AOCI:
Prior service cost (credit)	$9	$—	$9	$10	$(2)	$8
Net loss (gain)	2	(1)	1	9	5	14
Weighted-average assumptions used to determine obligations at end of year:
Discount rate	5.00%	5.00%	5.00%	4.25%	4.25%	4.25%
Assumed health care cost trend rates:
Rate assumed for following year	7.75%	7.75%	7.75%	8.50%	8.50%	8.50%
Ultimate rate	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%
Year ultimate rate reached	2020	2020	2020	2020	2020	2020

(1)
Includes Homer City.

(2)
Represents the withdrawal of Homer City from the postretirement benefits plan.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Compensation and Benefit Plans (EME and Midwest Generation, except as noted) (Continued)

        Expense components and other amounts recognized in OCI

        Expense components:

	Years Ended December 31,
	2013			2012			2011
(in millions)	Midwest Generation	Other EME Subsidiaries(1)	EME	Midwest Generation	Other EME Subsidiaries(1)	EME	Midwest Generation	Other EME Subsidiaries(1)	EME
Service cost	$1	$1	$2	$1	$1	$2	$2	$—	$2
Interest cost	3	1	4	3	1	4	2	2	4
Net amortization	1	—	1	1	—	1	1	(1)	—

Total expense	$5	$2	$7	$5	$2	$7	$5	$1	$6

(1)
Excludes Homer City.

        Other changes in plan assets and benefit obligations recognized in OCI:

	Years Ended December 31,
	2013			2012			2011
(in millions)	Midwest Generation	Other EME Subsidiaries(1)	EME	Midwest Generation	Other EME Subsidiaries(1)	EME	Midwest Generation	Other EME Subsidiaries(1)	EME
Net (gain) loss	$(7)	$(3)	$(10)	$(3)	$—	$(3)	$1	$(1)	$—
Net amortization	(1)	—	(1)	(1)	—	(1)	(1)	1	—

Total in other comprehensive (income) loss	$(8)	$(3)	$(11)	$(4)	$—	$(4)	$—	$—	$—

Total in expense and other comprehensive (income) loss	$(3)	$(1)	$(4)	$1	$2	$3	$5	$1	$6

(1)
Excludes Homer City.

        The estimated amortization amounts expected to be reclassified from other comprehensive (income) loss for 2014 are $0.7 million and $1 million for prior service cost and $0.1 million and none for net loss for EME and Midwest Generation, respectively.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Compensation and Benefit Plans (EME and Midwest Generation, except as noted) (Continued)

        The following are weighted-average assumptions used to determine expense:

	Years Ended December 31,
	2013			2012			2011
	Midwest Generation	Other EME Subsidiaries(1)	EME	Midwest Generation	Other EME Subsidiaries(1)	EME	Midwest Generation	Other EME Subsidiaries(1)	EME
Discount rate	4.25%	4.25%	4.25%	4.75%	4.75%	4.75%	5.50%	5.50%	5.50%
Assumed health care cost trend rates:
Current year	8.50%	8.50%	8.50%	9.50%	9.50%	9.50%	9.75%	9.75%	9.75%
Ultimate rate	5.0%	5.0%	5.0%	5.25%	5.25%	5.25%	5.5%	5.5%	5.5%
Year ultimate rate reached	2020	2020	2020	2019	2019	2019	2019	2019	2019

(1)
Excludes Homer City.

        Increasing the health care cost trend rate by one percentage point would increase the accumulated benefit obligation as of December 31, 2013, by $13 million and $8 million and annual aggregate service and interest costs by $1 million and $1 million for EME and Midwest Generation, respectively. Decreasing the health care cost trend rate by one percentage point would decrease the accumulated benefit obligation as of December 31, 2013, by $11 million and $7 million and annual aggregate service and interest costs by $1 million and $1 million for EME and Midwest Generation, respectively.

        The following benefit payments would be expected to be paid:

Years Ending December 31, (in millions)	Midwest Generation	Other EME Subsidiaries	EME
2014	$2	$1	$3
2015	2	1	3
2016	2	2	4
2017	2	2	4
2018	2	2	4
2019 - 2023	17	11	28

Discount Rate

        The discount rate enables EME and Midwest Generation to state expected future cash flows at a present value on the measurement date. EME and Midwest Generation select its discount rate by performing a yield curve analysis. This analysis determines the equivalent discount rate on projected cash flows, matching the timing and amount of expected benefit payments. Two corporate yield curves were considered, Citigroup and AON-Hewitt.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Compensation and Benefit Plans (EME and Midwest Generation, except as noted) (Continued)

Plan Assets

Description of Pension Investment Strategies

        The investment of plan assets is overseen by a fiduciary investment committee. Plan assets are invested using a combination of asset classes, and may have active and passive investment strategies within asset classes. Target allocations for 2013 and 2012 pension plan assets are 30% for US equities, 16% for non-US equities, 35% for fixed income, 15% for opportunistic and/or alternative investments and 4% for other investments. EIX employs multiple investment management firms. Investment managers within each asset class cover a range of investment styles and approaches. Risk is managed through diversification among multiple asset classes, managers, styles and securities. Plan, asset class and individual manager performance is measured against targets. EIX also monitors the stability of its investment managers' organizations.

        Allowable investment types include:

  •
  United States Equities: Common and preferred stocks of large, medium, and small companies which are predominantly United States-based.

  •
  Non-United States Equities: Equity securities issued by companies domiciled outside the United States and in depository receipts which represent ownership of securities of non-United States companies.

  •
  Fixed Income: Fixed income securities issued or guaranteed by the United States government, non-United States governments, government agencies and instrumentalities including municipal bonds, mortgage backed securities and corporate debt obligations. A portion of the fixed income positions may be held in debt securities that are below investment grade.

        Opportunistic, Alternative and Other Investments:

  •
  Opportunistic: Investments in short to intermediate term market opportunities. Investments may have fixed income and/or equity characteristics and may be either liquid or illiquid.

  •
  Alternative: Limited partnerships that invest in non-publicly traded entities.

  •
  Other: Investments diversified among multiple asset classes such as global equity, fixed income currency and commodities markets. Investments are made in liquid instruments within and across markets. The investment returns are expected to approximate the plans' expected investment returns.

        Asset class portfolio weights are permitted to range within plus or minus 3%. Where approved by the fiduciary investment committee, futures contracts are used for portfolio rebalancing and to reallocate portfolio cash positions. Where authorized, a few of the plans' investment managers employ limited use of derivatives, including futures contracts, options, options on futures and interest rate swaps in place of direct investment in securities to gain efficient exposure to markets. Derivatives are not used to leverage the plans or any portfolios.

Determination of the Expected Long-Term Rate of Return on Assets

        The overall expected long-term rate of return on assets assumption is based on the long-term target asset allocation for plan assets and capital markets return forecasts for asset classes employed.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Compensation and Benefit Plans (EME and Midwest Generation, except as noted) (Continued)

Capital Markets Return Forecasts

        The capital markets return forecast methodologies primarily use a combination of historical market data, current market conditions, proprietary forecasting expertise, complex models to develop asset class return forecasts and a building block approach. The forecasts are developed using variables such as real risk-free interest, inflation, and asset class specific risk premiums. For equities, the risk premium is based on an assumed average equity risk premium of 5% over cash. The forecasted return on private equity and opportunistic investments are estimated at a 2% premium above public equity, reflecting a premium for higher volatility and liquidity. For fixed income, the risk premium is based off of a comprehensive modeling of credit spreads.

Fair Value of Plan Assets

        The plan assets for EME's and Midwest Generation's pension are included in the SCE Company Retirement Plan Trust (Master Trust) assets which include investments in equity securities, US treasury securities, other fixed-income securities, common/collective funds, mutual funds, other investment entities, foreign exchange and interest rate contracts, and partnership/joint ventures. Equity securities, US treasury securities, mutual and money market funds are classified as Level 1 as fair value is determined by observable, unadjusted quoted market prices in active or highly liquid and transparent markets. Common/collective funds are valued at the net asset value (NAV) of shares held. Although common/collective funds are determined by observable prices, they are classified as Level 2 because they trade in markets that are less active and transparent. The fair value of the underlying investments in equity mutual funds and equity common/collective funds are based upon stock-exchange prices. The fair value of the underlying investments in fixed-income common/collective funds, fixed-income mutual funds and other fixed income securities including municipal bonds are based on evaluated prices that reflect significant observable market information such as reported trades, actual trade information of similar securities, benchmark yields, broker/dealer quotes, issuer spreads, bids, offers and relevant credit information. Foreign exchange and interest rate contracts are classified as Level 2 because the values are based on observable prices but are not traded on an exchange. Futures contracts trade on an exchange and therefore are classified as Level 1. The partnerships classified as Level 2 can be readily redeemed at NAV and the underlying investments are liquid publicly traded fixed-income securities which have observable prices. The remaining partnerships/joint ventures are classified as Level 3 because fair value is determined primarily based upon management estimates of future cash flows. Other investment entities are valued similarly to common collective funds and are therefore classified as Level 2. The Level 1 registered investment companies are either mutual or money market funds. The remaining funds in this category are readily redeemable at NAV and classified as Level 2 and are discussed further at footnote 7 to the pension plan master trust investments table below.

        EIX reviews the process/procedures of both the pricing services and the trustee to gain an understanding of the inputs/assumptions and valuation techniques used to price each asset type/class. For further discussion on the valuation techniques to determine fair value, see Note 4—Fair Value Measurements. The values of Level 1 mutual and money market funds are publicly quoted. The trustees obtain the values of common/collective and other investment funds from the fund managers. The values of partnerships are based on partnership valuation statements updated for cash flows.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Compensation and Benefit Plans (EME and Midwest Generation, except as noted) (Continued)

Pension Plan

        The following table sets forth the Master Trust investments that were accounted for at fair value as of December 31, 2013 by asset class and level within the fair value hierarchy:

(in millions)	Level 1	Level 2	Level 3	Total
Corporate stocks(1)	$653	$—	$—	$653
Common/collective funds(2)	—	546	—	546
U.S. government and agency securities(3)	195	471	—	666
Partnerships/joint ventures(4)	—	148	390	538
Corporate bonds(5)	—	553	—	553
Other investment entities(6)	—	282	—	282
Registered investment companies(7)	112	81	—	193
Interest-bearing cash	12	—	—	12
Other	6	109	—	115

Total	$978	$2,190	$390	$3,558

Receivables and payables, net				(81)

Net plan assets available for benefits				$3,477

EME's share of net plan assets				$235
Midwest Generation's share of net plan assets				$167

        The following table sets forth the Master Trust investments that were accounted for at fair value as of December 31, 2012 by asset class and level within the fair value hierarchy:

(in millions)	Level 1	Level 2	Level 3	Total
Corporate stocks(1)	$743	$—	$—	$743
Common/collective funds(2)	—	635	—	635
U.S. government and agency securities(3)	242	350	—	592
Partnerships/joint ventures(4)	—	166	414	580
Corporate bonds(5)	—	508	—	508
Other investment entities(6)	—	271	—	271
Registered investment companies(7)	98	28	—	126
Interest-bearing cash	24	—	—	24
Other	1	100	—	101

Total	$1,108	$2,058	$414	$3,580

Receivables and payables, net				(38)

Net plan assets available for benefits				$3,542

EME's share of net plan assets				$215
Midwest Generation's share of net plan assets				$149

(1)
Corporate stocks are diversified. For 2013 and 2012,respectively, performance is primarily benchmarked against the Russell Indexes (51% and 60%) and Morgan Stanley Capital International (MSCI) index (49% and 40%).

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Compensation and Benefit Plans (EME and Midwest Generation, except as noted) (Continued)

(2)
At December 31, 2013 and 2012, respectively, the common/collective assets were invested in equity index funds that seek to track performance of the Standard and Poor's (S&P 500) Index (27% and 29%), Russell 200 and Russell 1000 indexes (28% and 28%) and the MSCI Europe, Australasia and Far East (EAFE) Index (15% and 11%). A non-index U.S. equity fund representing 23% and 25% of this category for 2013 and 2012, respectively, is actively managed. Another fund representing 6% and 6% of this category for 2013 and 2012, respectively, is a global asset allocation fund.

(3)
Level 1 U.S. government and agency securities are U.S. treasury bonds and notes. Level 2 primarily relates to the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.

(4)
Partnerships/joint venture Level 2 investments consist primarily of a partnership which invests in publicly traded fixed income securities, primarily from the banking and finance industry and U.S. government agencies. At December 31, 2013 and 2012, respectively, approximately 64% and 56% of the Level 3 partnerships are invested in (1) asset backed securities, including distressed mortgages and (2) commercial and residential loans and debt and equity of banks. The remaining Level 3 partnerships are invested in small private equity and venture capital funds. Investment strategies for these funds include branded consumer products, early stage technology, California geographic focus, and diversified US and non-US fund-of-funds.

(5)
Corporate bonds are diversified. At December 31, 2013 and 2012, respectively, this category includes $78 million and $65 million for collateralized mortgage obligations and other asset backed securities of which $15 million and $7 million are below investment grade.

(6)
Other investment entities were primarily invested in (1) emerging market equity securities, (2) a hedge fund that invests through liquid instruments in a global diversified portfolio of equity, fixed income, interest rate, foreign currency and commodities markets, and (3) domestic mortgage backed securities.

(7)
Level 1 of registered investment companies primarily consisted of a global equity mutual fund which seeks to outperform the MSCI World Total Return Index. Level 2 primarily consisted of a short-term bond fund.

        At December 31, 2013 and 2012, approximately 67% and 66%, respectively, of the publicly traded equity investments, including equities in the common/collective funds, were located in the United States.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Compensation and Benefit Plans (EME and Midwest Generation, except as noted) (Continued)

        The following table sets forth a summary of changes in the fair value of Level 3 investments for 2013 and 2012:

(in millions)	2013	2012
Fair value, net at beginning of period	$414	$448
Actual return on plan assets:
Relating to assets still held at end of period	61	88
Relating to assets sold during the period	10	13
Purchases	45	98
Dispositions	(140)	(233)
Transfers in and /or out of Level 3	—	—

Fair value, net at end of period	$390	$414

Stock-Based Compensation (EME only)

        EME participated in an EIX shareholder-approved incentive plan (the 2007 Performance Incentive Plan) that included stock-based compensation. In conjunction with the commencement of the Chapter 11 Cases, EME ceased participating in EIX's long-term incentive compensation programs, and no new EIX stock-based compensation was awarded to EME employees in 2013.

Stock Options

        Under various plans, EIX had granted stock options to EME employees at exercise prices equal to the average of the high and low price, and beginning in 2007, at the closing price at the grant date, EIX granted stock options and other awards related to or with a value derived from its common stock to directors and certain employees. EME employees ceased receiving new stock option awards upon the commencement of the Chapter 11 Cases, however, existing awards continue to vest. Options generally expire 10 years after the grant date and vest over a period of four years of continuous service, with expense recognized evenly over the requisite service period, except for awards granted to retirement-eligible participants, as discussed in Note 1—Stock-Based Compensation. Upon completion of the NRG Sale and emergence from bankruptcy, all of EME's employees will be terminated. The terminated employees will generally receive one additional year of vesting and any unvested long-term incentive compensation awards will be canceled.

        Stock options granted in 2003 through 2006 accrued dividend equivalents for the first five years of the option term. Stock options granted in 2007 and later have no dividend equivalent rights except for options granted to EIX's Board of Directors in 2007. Unless transferred to nonqualified deferral plan accounts, dividend equivalents accumulate without interest. Dividend equivalents are paid in cash after the vesting date. EIX has discretion to pay certain dividend equivalents in shares of EIX common stock. Additionally, EIX will substitute cash awards to the extent necessary to pay tax withholding or any government levies.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Compensation and Benefit Plans (EME and Midwest Generation, except as noted) (Continued)

        The fair value for each option granted was determined as of the grant date using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires various assumptions noted in the following table:

	Years Ended December 31,
	2012	2011
Expected terms (in years)	6.9	7.0
Risk-free interest rate	1.1% - 1.7%	1.4% - 3.1%
Expected dividend yield	2.8% - 3.1%	3.1% - 3.5%
Weighted-average expected dividend yield	3.0%	3.4%
Expected volatility	17% - 18%	18% - 19%
Weighted-average volatility	18.3%	18.9%

        The expected term represents the period of time for which the options are expected to be outstanding and is primarily based on historical exercise and post-vesting cancellation experience and stock price history. The risk-free interest rate for periods within the contractual life of the option is based on a zero coupon U.S. Treasury issued STRIPS (separate trading of registered interest and principal of securities) whose maturity equals the option's expected term on the measurement date. Expected volatility is based on the historical volatility of EIX's common stock for the length of the options expected term for 2012. The volatility period used was 83 months and 84 months at December 31, 2012 and 2011, respectively.

        A summary of the status of EIX's stock options granted to EME employees is as follows:

		Weighted-Average
				Aggregate Intrinsic Value (in millions)
	Stock Options	Exercise Price	Remaining Contractual Term (Years)
Outstanding, December 31, 2012	2,700,234	$38.23
Granted	—	—
Expired	(13,607)	49.24
Transferred to affiliates	(16,286)	40.06
Forfeited	(13,468)	41.38
Exercised	(904,058)	35.43

Outstanding, December 31, 2013	1,752,815	39.55	5.49

Vested and expected to vest at December 31, 2013	1,686,929	39.52	5.42	$12

Exercisable at December 31, 2013	926,385	38.92	3.76	8

        At December 31, 2013, there was $2 million of total unrecognized compensation cost related to stock options, net of expected forfeitures. That cost is expected to be recognized over a weighted-average period of approximately 2 years.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Compensation and Benefit Plans (EME and Midwest Generation, except as noted) (Continued)

Performance Shares

        A target number of contingent performance shares were awarded to EME executives in March 2011 and March 2012, and vest at the end of December 2013 and 2014, respectively. Upon completion of the NRG Sale and emergence from bankruptcy, all of EME's employees will be terminated. The terminated employees will generally receive one additional year of vesting resulting in the complete vesting of awards issued under this program.

        Performance shares awarded contain dividend equivalent reinvestment rights. An additional number of target contingent performance shares will be credited based on dividends on EIX common stock for which the ex-dividend date falls within the performance period. The vesting of EIX's performance shares is dependent upon a market condition and three years of continuous service subject to a prorated adjustment for employees who are terminated under certain circumstances or retire, but payment cannot be accelerated. The market condition is based on EIX's total shareholder return relative to the total shareholder return of a specified group of peer companies at the end of a three-calendar-year period. The number of performance shares earned is determined based on EIX's ranking among these companies. Performance shares earned are settled half in cash and half in common stock; however, EIX has discretion under certain of the awards to pay the half subject to cash settlement in common stock. EIX also has discretion to pay certain dividend equivalents in EIX common stock. Additionally, cash awards are substituted to the extent necessary to pay tax withholding or any government levies. The portion of performance shares that can be settled in cash is classified as a share-based liability award. The fair value of these shares is remeasured at each reporting period and the related compensation expense is adjusted. The portion of performance shares payable in common stock is classified as a share-based equity award. Compensation expense related to these shares is based on the grant-date fair value. Performance shares expense is recognized ratably over the requisite service period based on the fair values determined, except for awards granted to retirement-eligible participants.

        The fair value of performance shares is determined using a Monte Carlo simulation valuation model. The Monte Carlo simulation valuation model requires various assumptions noted in the following table:

	Years Ended December 31,
	2012	2011
Equity awards
Grant date risk-free interest rate	0.4%	1.2%
Grant date expected volatility	13.2%	20.4%
Liability awards(1)
Expected volatility	12.1%	15.9%
Risk-free interest rate
2012 awards	0.4%	*
2011 awards	0.2%	0.3%

(1)
The portion of performance shares classified as share-based liability awards are revalued at each reporting period.

*
Not applicable.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Compensation and Benefit Plans (EME and Midwest Generation, except as noted) (Continued)

        The risk-free interest rate is based on the daily spot rate on the grant or valuation date on U.S. Treasury zero coupon issue or STRIPS with terms nearest to the remaining term of the performance shares and is used as proxy for the expected return for the specified group of peer companies. Expected volatility is based on the historical volatility of EIX's (and the specified group of peer companies') common stock for the most recent 36 months. Historical volatility for each company in the specified group is obtained from a financial data services provider.

        A summary of the status of EIX nonvested performance shares granted to EME employees is as follows:

	Equity Awards
			Liability Awards
		Weighted- Average Grant-Date Fair Value
	Shares		Shares	Weighted- Average Fair Value
Nonvested at December 31, 2012	41,229	$39.14	41,161	$46.48
Granted	—	—	—
Forfeited	(538)	40.39	(535)
Vested(1)	(24,293)	31.04	(24,271)
Transferred to affiliates	(460)	39.67	(460)

Nonvested at December 31, 2013	15,938	51.41	15,895	57.74

(1)
Includes performance shares issued in 2011 that will be paid in 2014 as the performance targets were met.

        The current portion of nonvested performance shares classified as liability awards is reflected in accrued liabilities and the long-term portion is reflected in other long-term liabilities on the consolidated balance sheets.

        At December 31, 2013, there was less than $1 million (based on the December 31, 2012 fair value of performance shares classified as equity awards) of total unrecognized compensation cost related to performance shares. That cost is expected to be fully recognized in 2014.

Restricted Stock Units

        Restricted stock units were awarded to EME executives in March 2011 and March 2012 and vest and become payable in January 2014 and 2015, respectively. Upon completion of the NRG Sale and emergence from bankruptcy, all of EME's employees will be terminated. The terminated employees will generally receive one additional year of vesting resulting in the complete vesting of awards issued under this program.

        Each restricted stock unit awarded is a contractual right to receive one share of EIX common stock, if vesting requirements are satisfied. Restricted stock units awarded contain dividend equivalent reinvestment rights. An additional number of restricted stock units will be credited based on dividends on EIX common stock for which the ex-dividend date falls within the performance period. The vesting of EIX's restricted stock units is dependent upon continuous service through the end of the

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Compensation and Benefit Plans (EME and Midwest Generation, except as noted) (Continued)

three-calendar-year-plus-two-days vesting period. Vesting is subject to a pro-rated adjustment for employees who are terminated under certain circumstances or retire. Cash awards are substituted to the extent necessary to pay tax withholding or any government levies.

        The following is a summary of the status of EIX nonvested restricted stock units granted to EME employees:

	Restricted Stock Units	Weighted-Average Grant-Date Fair Value
Nonvested at December 31, 2012	111,220	$38.36
Granted	—	—
Forfeited	(1,065)	40.69
Paid Out	(37,221)	33.89
Affiliate transfers—net	(901)	40.46

Nonvested at December 31, 2013	72,033	40.61

        The fair value for each restricted stock unit awarded is determined as the closing price of EIX common stock on the grant date.

        Compensation expense related to these shares, which is based on the grant-date fair value, is recognized ratably over the requisite service period, except for awards whose holders become eligible for retirement vesting during the service period, in which case recognition is accelerated into the year the holders become eligible for retirement vesting. At December 31, 2013, there was $0.6 million of total unrecognized compensation cost related to restricted stock units, net of expected forfeitures, which is expected to be fully recognized in 2014.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Compensation and Benefit Plans (EME and Midwest Generation, except as noted) (Continued)

Supplemental Data on Stock-Based Compensation

	Years Ended December 31,
(in millions, except per award amounts)	2013	2012	2011
Stock-based compensation expense(1)
Stock options	$2	$3	$2
Performance shares	—	1	1
Restricted stock units	1	1	2
Other	—	2	2

Total stock-based compensation expense	$3	$7	$7

Income tax benefits related to stock compensation expense	$1	$3	$3
Excess tax benefits(2)	3	5	2
Stock options
Weighted average grant date fair value per option granted	$—	$5.22	$5.61
Fair value of options vested	3	3	3
Cash used to purchase shares to settle options	45	44	18
Cash from participants to exercise stock options	32	26	12
Value of options exercised	13	18	6
Tax benefits from options exercised	5	6	2
Performance shares(3) classified as equity awards
Weighted average grant date fair value per share granted	$—	$51.41	$31.14
Fair value of shares vested	0.8	1.4	0.8
Value of shares settled	—	0.7	—
Tax benefits realized from settlement of awards	—	0.3	—
Performance shares(3) classified as liability awards
Value of shares settled	$—	$0.7	$—
Tax benefits realized from settlement of awards	—	0.3	—
Restricted stock units
Weighted average grant date fair value per unit granted	$—	$43.16	$38.03
Value of shares settled	1.3	1	2
Tax benefits realized from settlement of awards	0.5	—	1

(1)
Reflected in administration and general on the consolidated statements of operations.

(2)
Reflected in excess tax benefits related to stock-based awards in cash flows from financing activities on the consolidated statements of cash flows.

(3)
The performance shares awarded in 2011 will be paid during 2014 as performance targets were met.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Commitments and Contingencies (EME and Midwest Generation, except as noted)

Lease Commitments

EME

        EME leases office space, property and equipment under lease agreements that expire in various years through 2039. Amounts classified as LSTC, related to Midwest Generation's rejected railcars and river barge contracts, are discussed below.

        Future minimum payments for operating leases at December 31, 2013 for EME are:

Years Ending December 31, (in millions)	Powerton and Joliet Stations(1)	Other Operating Leases	LSTC
2014	$272	$15	$32
2015	67	12	—
2016	26	10	—
2017	1	10	—
2018	1	8	—
Thereafter	239	115	—

Total future commitments	$606	$170	$32

(1)
Reflects principal and interest payments related to the Powerton and Joliet Sale Leaseback.

        The minimum commitments do not include contingent rentals with respect to the wind projects which may be paid under certain leases on the basis of a percentage of sales calculation if this is in excess of the stipulated minimum amount.

        Operating lease expense amounted to $102 million, $108 million and $110 million in 2013, 2012 and 2011, respectively.

Midwest Generation

        Midwest Generation has operating leases in place primarily for railcars and operating equipment with termination dates in various years through 2017. In connection with the Chapter 11 Cases, Midwest Generation rejected executory contracts related to 2,282 railcars and 11 river barges. Rejected contracts are recorded as LSTC. In addition, the principal payments associated with the Powerton and Joliet Sale Leaseback are also recorded in LSTC. For further discussion of LSTC, see Note 16—Restructuring Activities.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Commitments and Contingencies (EME and Midwest Generation, except as noted) (Continued)

        Future minimum operating lease payments at December 31, 2013 for Midwest Generation are:

Years Ending December 31, (in millions)	Operating Leases	LSTC
2014	$2	$283
2015	1	59
2016	1	23
2017	—	—
2018	—	—
Thereafter	—	101

Total future commitments	$4	$466

        Operating lease expense amounted to $7 million, $14 million and $16 million in 2013, 2012 and 2011, respectively.

Powerton and Joliet Sale Leaseback

        Covenants in the Powerton and Joliet Sale Leaseback documents include restrictions on the ability of EME and Midwest Generation to, among other things, incur debt, create liens on its property, merge or consolidate, sell assets, make investments, engage in transactions with affiliates, make distributions, make capital expenditures, enter into agreements restricting its ability to make distributions, engage in other lines of business, enter into swap agreements, or engage in transactions for any speculative purpose.

        The filing of the Chapter 11 Cases constitutes an event of default under the Powerton and Joliet Sale Leaseback and under instruments governing the Senior Lease Obligation Bonds issued to finance these leases. During the pendency of the Chapter 11 Cases, Midwest Generation did not make any of the three scheduled lease payments of $76 million due on January 2, 2013, July 2, 2013 and January 2, 2014. Prior to the filing of the Chapter 11 Cases, EME and Midwest Generation had entered into a forbearance agreement with the owner-lessors, the owner-lessors' equity owners, and the Certificate Holders under which Midwest Generation paid the ratable portion of the rent due under the leases attributable to the period between December 17, 2012 and January 2, 2013 of $7 million. After the expiration of the forbearance agreement, beginning in July 2013, EME and Midwest Generation agreed, among other things, to make monthly rental payments of $3.75 million. In addition, the Bankruptcy Court approved the extension of the statutory deadline by which the Debtor Entities must assume or reject the Powerton and Joliet leases until March 31, 2014. Upon consummation of the NRG Sale, Midwest Generation will assume the Powerton and Joliet leases and EME will retain all liabilities with respect to the payment of the cure amount as set forth in the Asset Purchase Agreement (the Powerton and Joliet Cure Amount). The cure amount would have been approximately $147 million at December 31, 2013. For additional information, see Note 16—Restructuring Activities—NRG Sale.

        Each lease sets forth a termination value payable upon certain circumstances, which generally declines over time. A default under the terms of the Powerton and Joliet leases could result in foreclosure and a loss by Midwest Generation of its lease interest in the plant. In addition, under certain circumstances, a default would trigger obligations under EME's guarantee of such leases. These

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Commitments and Contingencies (EME and Midwest Generation, except as noted) (Continued)

events could have an adverse effect on EME's and Midwest Generation's results of operations and financial position. At December 31, 2013 and 2012, the remaining lessor debt held by pass-through trustees of the Senior Lease Obligation Bonds was $345 million with a fixed interest rate of 8.56%. In 2013, Midwest Generation made a total of $30 million in principal and interest payments to the trustees thereby reducing its obligations under the Powerton and Joliet Sale Leaseback. In December 2013, $10 million was distributed to the holders of the Senior Lease Obligation Bonds as a partial interest payment and the remainder of the funds remained with the trustees.

Capital Lease Commitments

        At December 31, 2012, EME and Midwest Generation had capital leased assets reflected in property, plant and equipment on their consolidated balance sheets of $4 million and accumulated amortization of $1 million. At December 31, 2012, EME had $1 million and $2 million included in accrued liabilities and other and other long-term liabilities, respectively, and Midwest Generation had $1 million and $2 million included in current portion of lease financings and benefit plans and other long-term liabilities, respectively, on their consolidated balance sheets representing the present value of the minimum lease payments due under these leases. During 2013, the leases were renegotiated and no longer qualify as capital leases.

Other Commitments

        Certain other minimum commitments are estimated as follows:

(in millions)	2014	2015	2016	2017	2018
Midwest Generation
Fuel supply contracts	$194	$—	$—	$—	$—
Coal transportation agreements(1)	259	257	257	213	212
Capital expenditures	9	—	—	—	—
Other contractual obligations	15	—	—	—	—
Other EME subsidiaries
Gas transportation agreements	7	7	8	7	3
Other contractual obligations	33	30	20	7	2

	$517	$294	$285	$227	$217

(1)
Years 2014 through 2018 reflect a reduction in minimum volumes for the voluntarily cessation of coal-fired operations at the Fisk and Crawford Stations.

Fuel Supply Contracts

        At December 31, 2013, Midwest Generation had commitments to purchase coal from a third-party supplier at fixed prices, subject to adjustment clauses. In 2013, Midwest Generation did not take delivery of 9.8 million tons of coal under a long-term coal supply agreement. In order to meet coal demand, Midwest Generation entered into short-term requirements contracts more reflective of market prices with the same counterparty. Negotiations regarding the settlement of the long-term coal supply

EDISON MISSION ENERGY AND SUBSIDIARIES

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COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Commitments and Contingencies (EME and Midwest Generation, except as noted) (Continued)

agreement have yet to occur. Midwest Generation has the right to reject this fuel supply contract in connection with Chapter 11 Cases. Midwest Generation continues to enter into short-term requirements contracts with the counterparty to meet its coal demand.

Coal Transportation Agreements

        At December 31, 2013, Midwest Generation had contractual agreements for the transportation of coal. The commitments under these contracts are based on either actual coal purchases derived from committed coal volumes set forth in fuel supply contracts or minimum quantities as set forth in the transportation agreements as adjusted for provisions that mitigate the financial exposure of Midwest Generation related to a plant closure under certain circumstances as specified in the agreements. The commitment for the transportation of coal at December 31, 2013 was estimated to aggregate $1.8 billion.

Capital Commitments

        At December 31, 2013, Midwest Generation had firm commitments for capital expenditures related to both environmental and non-environmental improvements.

Other Contractual Obligations

        At December 31, 2013, Midwest Generation had contractual commitments for the purchase of materials used in the operation of environmental controls equipment and EME's other subsidiaries were party to operations and maintenance agreements. The commitments for EME's other subsidiaries are estimated to aggregate $107 million.

Gas Transportation Agreements (EME only)

        At December 31, 2013, EME had contractual commitments to purchase and re-sell natural gas transportation. Under the terms of these agreements, which expire in April 2018, EME will purchase the gas transportation for $32 million and re-sell it for $39 million. Earnings under these agreements will be earned ratably over the course of the agreements.

Employees

        At December 31, 2013, EME employed 1,047 people, including 586 employees of Midwest Generation. At December 31, 2013, approximately 42% and 75% of the employees of EME and Midwest Generation, respectively, were covered by a collective bargaining agreement governing wages, certain benefits and working conditions. This collective bargaining agreement expires on December 31, 2014. Midwest Generation also has a separate collective bargaining agreement governing retirement, health care, disability and insurance benefits that expires on March 31, 2015.

Interconnection Agreement (Midwest Generation only)

        Midwest Generation has entered into interconnection agreements with Commonwealth Edison to provide interconnection services necessary to connect the Midwest Generation plants with its transmission systems. Unless terminated earlier in accordance with their terms, the interconnection

EDISON MISSION ENERGY AND SUBSIDIARIES

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COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Commitments and Contingencies (EME and Midwest Generation, except as noted) (Continued)

agreements will terminate on a date mutually agreed to by both parties. Midwest Generation is required to compensate Commonwealth Edison for all reasonable costs associated with any modifications, additions or replacements made to the interconnection facilities or transmission systems in connection with any modification, addition or upgrade to the Midwest Generation plants.

Guarantees and Indemnities

        EME and certain of its subsidiaries have various financial and performance guarantees and indemnity agreements which are issued in the normal course of business. The contracts discussed below included performance guarantees.

Environmental Indemnities Related to the Midwest Generation Plants

        In connection with the acquisition of the Midwest Generation plants, EME and Midwest Generation agreed to indemnify Commonwealth Edison with respect to specified environmental liabilities before and after December 15, 1999, the date of sale. The indemnification obligations are reduced by any insurance proceeds and tax benefits related to such indemnified claims and are subject to a requirement that Commonwealth Edison takes all reasonable steps to mitigate losses related to any such indemnification claim. Also, in connection with the Powerton and Joliet Sale Leaseback, EME agreed to indemnify the owner-lessors for specified environmental liabilities. These indemnities are not limited in term or amount. Due to the nature of the obligations under these indemnities, a maximum potential liability cannot be determined. Commonwealth Edison has advised EME that Commonwealth Edison believes it is entitled to indemnification for all liabilities, costs, and expenses that it may be required to bear as a result of the litigation discussed below under "—Contingencies—Midwest Generation New Source Review and Other Litigation," and one of the Powerton-Joliet owner-lessors has made a similar request for indemnification. Except as discussed below, EME and Midwest Generation have not recorded a liability related to these environmental indemnities.

        Midwest Generation entered into a supplemental agreement with Commonwealth Edison and Exelon Generation Company LLC on February 20, 2003 to resolve a dispute regarding interpretation of Midwest Generation's reimbursement obligation for asbestos claims under the environmental indemnities set forth in the Asset Sale Agreement. Under this supplemental agreement, Midwest Generation agreed to reimburse Commonwealth Edison and Exelon Generation for 50% of specific asbestos claims pending as of February 2003 and related expenses less recovery of insurance costs, and agreed to a sharing arrangement for liabilities and expenses associated with future asbestos-related claims as specified in the agreement. The obligations under this agreement are not subject to a maximum liability. The supplemental agreement had an initial five-year term with an automatic renewal provision for subsequent one-year terms (subject to the right of either party to terminate). There were approximately 290 cases for which Midwest Generation was potentially liable that had not been settled and dismissed at December 31, 2013. Midwest Generation had $53 million recorded in LSTC at December 31, 2013 and 2012 related to this contractual indemnity. For discussion of LSTC, see Note 16—Restructuring Activities.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Commitments and Contingencies (EME and Midwest Generation, except as noted) (Continued)

Indemnities Related to the Homer City Plant (EME only)

        In connection with the 1999 acquisition of the Homer City plant from NYSEG and Penelec (sellers), Homer City agreed to indemnify the sellers with respect to specified environmental liabilities before and after the date of sale. EME guaranteed this indemnity obligation of Homer City. In connection with Homer City's divestiture of assets to an affiliate of GECC on December 14, 2012, EME re-affirmed its guaranty to NYSEG and Penelec. Also in connection with the recent asset transfer to the GECC affiliate, all operative documents with respect to Homer City's sale leaseback (including all EME indemnities in favor of the former owner-lessors) were terminated. In connection with the transfer, the GECC affiliate did not assume (and Homer City retained) liabilities for monetary fines and penalties for violations of environmental laws or environmental permits prior to the closing date. EME has not recorded a liability related to this indemnity. For discussion of the New Source Review lawsuit filed against Homer City, see "—Contingencies—Homer City New Source Review and Other Litigation."

Indemnities Provided under Asset Sale and Sale Leaseback Agreements

        The asset sale agreements for the sale of EME's international assets contain indemnities from EME to the purchasers, including indemnification for taxes imposed with respect to operations of the assets prior to the sale and for pre-closing environmental liabilities. Not all indemnities under the asset sale agreements have specific expiration dates. At December 31, 2013 and 2012, EME had $20 million recorded in LSTC related to these matters. For discussion of LSTC, see Note 16—Restructuring Activities.

        In connection with the Powerton and Joliet Sale Leaseback and, previously, a sale leaseback transaction related to the Collins Station in Illinois, EME, Midwest Generation and another wholly owned subsidiary of EME entered into tax indemnity agreements. Under certain of these tax indemnity agreements, Midwest Generation, as the lessee in the Powerton and Joliet Sale Leaseback agreed to indemnify the respective owner-lessors for specified adverse tax consequences that could result from certain situations set forth in each tax indemnity agreement, including specified defaults under the respective leases. Although the Collins Station lease terminated in April 2004, Midwest Generation's indemnities in favor of its former lease equity investors are still in effect. EME provided similar indemnities in the Powerton and Joliet Sale Leaseback. The potential indemnity obligations under these tax indemnity agreements could be significant. Due to the nature of these potential obligations, EME and Midwest Generation cannot determine a range of estimated obligations which would be triggered by a valid claim from the owner-lessors. EME and Midwest Generation have not recorded a liability for these matters.

Other Indemnities

        EME and Midwest Generation provide other indemnifications through contracts entered into in the normal course of business. These include, among other things, indemnities for specified environmental liabilities and for income taxes with respect to assets sold. EME's and Midwest Generation's obligations under these agreements may or may not be limited in terms of time and/or amount, and in some instances EME and Midwest Generation may have recourse against third parties.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Commitments and Contingencies (EME and Midwest Generation, except as noted) (Continued)

EME and Midwest Generation cannot determine a range of estimates and have not recorded a liability related to these indemnities.

Contingencies

        In addition to the matters disclosed in these notes, EME and Midwest Generation are involved in other legal, tax and regulatory proceedings before various courts and governmental agencies regarding matters arising in the ordinary course of business. EME and Midwest Generation believe the outcome of these other proceedings, individually and in the aggregate, will not materially affect their results of operations or liquidity.

Midwest Generation New Source Review and Other Litigation

        In August 2009, the US EPA and the State of Illinois filed a complaint in the United States District Court for the Northern District of Illinois alleging that Midwest Generation or Commonwealth Edison performed repair or replacement projects at six Illinois coal-fired electric generating stations in violation of the Prevention of Significant Deterioration (PSD) requirements and of the New Source Performance Standards of the Clean Air Act (CAA), including alleged requirements to obtain a construction permit and to install controls sufficient to meet best available control technology (BACT) emission rates. The US EPA also alleged that Midwest Generation and Commonwealth Edison violated certain operating permit requirements under Title V of the CAA. Finally, the US EPA alleged violations of certain opacity and particulate matter standards at the Midwest Generation plants. In addition to seeking penalties ranging from $25,000 to $37,500 per violation, per day, the complaint called for an injunction ordering Midwest Generation to install controls sufficient to meet BACT emission rates at all units subject to the complaint and other remedies. The remedies sought by the plaintiffs in the lawsuit could go well beyond the requirements of the Combined Pollutant Standard (CPS). Several Chicago-based environmental action groups intervened in the case.

        Nine of the ten PSD claims raised in the complaint have been dismissed, along with claims related to alleged violations of Title V of the CAA, to the extent based on the dismissed PSD claims, and all claims asserted against Commonwealth Edison and EME. The dismissals were affirmed by the Seventh Circuit Court of Appeals in July 2013. The court denied a motion to dismiss a claim by the Chicago-based environmental action groups for civil penalties in the remaining PSD claim, but noted that the plaintiffs will be required to convince the court that the statute of limitations should be equitably tolled. The court did not address other counts in the complaint that allege violations of opacity and particulate matter limitations under the Illinois State Implementation Plan and Title V of the CAA. In February 2012, certain of the environmental action groups that had intervened in the case entered into an agreement with Midwest Generation to dismiss without prejudice all of their opacity claims as to all defendants. The agreed upon motion to dismiss was approved by the court on March 26, 2012.

        In January 2012, two complaints were filed against Midwest Generation in Illinois state court by residents living near the Crawford and Fisk Stations on behalf of themselves and all others similarly situated, each asserting claims of nuisance, negligence, trespass, and strict liability. The plaintiffs seek to have their suits certified as a class action and request injunctive relief, as well as compensatory and punitive damages. The complaints are similar to two complaints previously filed in the United States District Court for the Northern District of Illinois, which were dismissed in October 2011 for lack of

EDISON MISSION ENERGY AND SUBSIDIARIES

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COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Commitments and Contingencies (EME and Midwest Generation, except as noted) (Continued)

federal jurisdiction. Midwest Generation's motions to dismiss the cases were denied in August 2012, following which the plaintiffs filed amended complaints alleging substantially similar claims and requesting similar relief. Midwest Generation has filed motions to dismiss the amended complaints, and these complaints are stayed as a result of the Chapter 11 Cases.

        In October 2012, Midwest Generation and the Illinois Environmental Protection Agency entered into Compliance Commitment Agreements outlining specified environmental remediation measures and groundwater monitoring activities to be undertaken at its Powerton, Joliet, Crawford, Will County and Waukegan generating stations. Midwest Generation has submitted certification to the Illinois Environmental Protection Agency that all compliance measures have been successfully completed. Also in October 2012, several environmental groups filed a complaint before the Illinois Pollution Control Board against Midwest Generation, alleging violations of the Illinois groundwater standards through the operation of coal ash disposal ponds at its Powerton, Joliet, Waukegan and Will County generating stations. The complaint requests the imposition of civil penalties, injunctive relief and remediation. The matter was stayed as a result of the Chapter 11 Cases, although that stay was lifted in part in April 2013 so that the proceedings could continue for the sole purpose of adjudicating Midwest Generation's motion to dismiss the complaint. In October 2013, the Pollution Control Board denied Midwest Generation's motion to dismiss the complaint, and in December 2013 the Bankruptcy Court granted the environmental groups' motion to lift the stay as to the remainder of the case.

        In December 2012, the Sierra Club filed a complaint before the Illinois Pollution Control Board against Midwest Generation, alleging violations of sulfur dioxide (SO2) emissions standards at its Powerton, Joliet, Waukegan and Will County generating stations. The complaint is based on alleged violations of the US EPA National Ambient Air Quality Standards (NAAQS) regulations for 1-hour SO2, which have not yet been incorporated into any specific state implementation plan in Illinois. The complaint requests the imposition of civil penalties, injunctive relief, and the imposition of further reductions on SO2 emissions to offset past emissions. The complaint was stayed as a result of the Chapter 11 Cases. In November 2013, the Bankruptcy Court granted the plaintiffs' motion to lift the stay.

        Adverse decisions in these cases could involve penalties, remedial actions and damages that could have a material impact on the financial condition and results of operations of Midwest Generation and EME. EME cannot predict the outcome of these matters or estimate the impact on the Midwest Generation plants, or its and Midwest Generation's results of operations, financial position or cash flows. EME and Midwest Generation have not recorded a liability for these matters.

Homer City New Source Review and Other Litigation (EME only)

        In January 2011, the US EPA filed a complaint in the United States District Court for the Western District of Pennsylvania against Homer City, the sale leaseback owner participants of the Homer City plant, and two prior owners of the Homer City plant. The complaint alleged violations of the PSD and Title V provisions of the CAA, as a result of projects in the 1990s performed by prior owners without PSD permits and the subsequent failure to incorporate emissions limitations that meet BACT into the station's Title V operating permit. In addition to seeking penalties ranging from $32,500 to $37,500 per violation, per day, the complaint called for an injunction ordering Homer City to install controls sufficient to meet BACT emission rates at all units subject to the complaint and for other remedies.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Commitments and Contingencies (EME and Midwest Generation, except as noted) (Continued)

The PADEP, the State of New York, and the State of New Jersey intervened in the lawsuit. In October 2011, all of the claims in the US EPA's lawsuit were dismissed with prejudice. The dismissal was affirmed by the United States Court of Appeals for the Third Circuit in August 2013, and in December 2013 the plaintiffs' request for rehearing was denied.

        Adverse decisions in this case could involve penalties, remedial actions and damages. EME cannot predict the outcome of these matters or estimate the impact on its results of operations, financial position or cash flows. EME has not recorded a liability for these matters.

Environmental Remediation

        Legislative and regulatory activities by federal, state, and local authorities in the United States relating to energy and the environment impose numerous restrictions and requirements with respect to the operation of EME's existing facilities, including the Midwest Generation plants, and affect the timing, cost, location, design, construction, and operation of new facilities by EME's subsidiaries, as well as the cost of mitigating the environmental impacts of past operations.

        With respect to potential liabilities arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) or similar laws for the investigation and remediation of contaminated property, EME and Midwest Generation accrue a liability to the extent the costs are probable and can be reasonably estimated. Midwest Generation had accrued a probable amount of approximately $8 million at December 31, 2013 for estimated environmental investigation and remediation costs for two stations at the Midwest Generation plants. This estimate is based upon the number of sites, the scope of work and the estimated costs for investigation and/or remediation where such expenditures could be reasonably estimated. EME and Midwest Generation also have identified sites for which a reasonable estimate cannot be made. Future estimated costs may vary based on changes in regulations or requirements of federal, state or local governmental agencies, changes in technology, and actual costs of disposal. In addition, future remediation costs will be affected by the nature and extent of contamination discovered at the sites that require remediation. Given the prior history of the operations at its facilities, EME and Midwest Generation cannot be certain that the existence or extent of all contamination at its sites has been fully identified.

Chevron Adversary Proceeding (EME only)

        In December 2012, Chevron Kern River Company and Chevron Sycamore Cogeneration Company filed a complaint against Southern Sierra Energy Company and Western Sierra Energy in the Chapter 11 Cases. The plaintiffs and defendants are partners in the Kern River and Sycamore projects. The complaint alleged that the filing of the Chapter 11 Cases constituted a default under the partnership agreements related to those projects, entitling the defendants to expel the plaintiffs from the partnerships and pay for their interests at a price based on the net book value of the partnerships, and sought a declaratory judgment, injunctive relief, and relief from the automatic stay in support of those alleged remedies. In January 2013, the Bankruptcy Court denied the plaintiffs' request for relief from the automatic stay and a preliminary injunction. The plaintiffs filed a notice of appeal, and the defendants moved to stay proceedings until the plaintiffs' appeal was decided. In September 2013, the U.S. District Court issued an order denying the plaintiffs' request for leave to appeal the denial of the

EDISON MISSION ENERGY AND SUBSIDIARIES

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COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Commitments and Contingencies (EME and Midwest Generation, except as noted) (Continued)

preliminary injunction, and permitting their appeal from denial of the motion for relief from the automatic stay.

        In November 2013, Chevron Kern River Company and Chevron Sycamore Cogeneration Company filed an amended complaint that reiterated the allegations and requests of the initial complaint and added (i) allegations regarding the NRG sale and (ii) a request for damages for breach based on a reduction in value in their interests in the Kern River and Sycamore partnerships. In January 2014, the Bankruptcy Court dismissed the amended complaint with prejudice.

Insurance

        At December 31, 2013 and 2012, EME had receivables of $1 million and $3 million, respectively. During 2013 and 2011, $1 million and $5 million, respectively, related to business interruption insurance coverage was recorded and has been reflected in other income, net on EME's consolidated statements of operations, of which $2 million has been reflected in interest and other income on Midwest Generation's consolidated statements of operations. EME received $6 million and $2 million during 2013 and 2012, respectively, of which $2 million in 2012 was received by Midwest Generation, in cash payments related to insurance claims.

Note 10. Environmental Developments (EME, Midwest Generation)

Midwest Generation Environmental Compliance Plans and Costs

        On April 4, 2013, Midwest Generation was granted a variance, subject to various conditions, by the Illinois Pollution Control Board from the CPS system-wide annual SO2 emission rate in 2015 and 2016 and an extension of the Waukegan Unit 8 unit specific retrofit requirements from December 31, 2014 until May 31, 2015. Among the conditions of the variance, the Illinois Pollution Control Board accelerated the unit specific retrofit requirements of Powerton Unit 6 to December 31, 2014 and required the retrofitting of Waukegan Unit 7 by December 31, 2014. Midwest Generation has accepted the variance.

        As a result of the variance, it is more likely that Midwest Generation will install environmental controls at Waukegan Unit 7, which had been impaired from an accounting perspective during the fourth quarter of 2011. If Midwest Generation ultimately decides to install environmental controls at Waukegan Unit 7, less of Midwest Generation's available liquidity will be available to install environmental controls at other units. Based on work to date through December 31, 2013, the estimated costs of retrofitting the Midwest Generation plants for full CPS compliance, as well as compliance with the federal Mercury and Air Toxics Standards (MATS), are as follows:

Unit	Remaining Cost (in millions)	Unit	Remaining Cost (in millions)
Joliet 6	$75	Waukegan 7	$55
Joliet 7	114	Waukegan 8	64
Joliet 8	129	Will County 3	104
Powerton 5	133	Will County 4	93
Powerton 6	66

EDISON MISSION ENERGY AND SUBSIDIARIES

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COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Environmental Developments (EME, Midwest Generation) (Continued)

Greenhouse Gas Regulation

        There have been a number of federal and state legislative and regulatory initiatives to reduce greenhouse gas (GHG) emissions. Any climate change regulation or other legal obligation that would require substantial reductions in GHG emissions or that would impose additional costs or charges for the GHG emissions could significantly increase the cost of generating electricity from fossil fuels, and especially from coal-fired plants, which could adversely affect EME's and Midwest Generation's businesses.

        In September 2013, the US EPA proposed new regulations governing carbon dioxide emissions from new electric generating stations. These regulations replace its original proposal. The US EPA intends to issue proposed GHG emission standards for reconstructed and existing electric generating stations in June 2014 and to promulgate such standards in June 2015. States would be required to submit their implementation plans responding to such guidelines to the US EPA one year after the regulations are promulgated.

Cross-State Air Pollution Rule

        In August 2012, the United States Court of Appeals for the District of Columbia Circuit vacated the US EPA's Cross-State Air Pollution Rule (CSAPR) and directed the US EPA to continue administering the Clean Air Interstate Rule (CAIR) pending the promulgation of a valid replacement. The U.S. Supreme Court agreed to review the United States Court of Appeals for the District of Columbia Circuit's August 2012 decision and heard oral arguments on the matter in December 2013.

Hazardous Air Pollutant Regulations

        In December 2011, the US EPA announced the Mercury and Air Toxics Standards (MATS) rule, limiting emissions of hazardous air pollutants (HAPs) from coal- and oil-fired electrical generating units. The rule became effective on April 16, 2012 with a compliance deadline of April 16, 2015 for existing units. In November 2012, the US EPA issued proposed revisions to aspects of the regulation relating to new units. A number of parties have filed notices of appeal challenging the rule, although the only appeals that are currently moving forward relate to the standards applicable to existing units. EME and Midwest Generation do not expect that these standards will require material changes to the approach for compliance with state and federal environmental regulations already contemplated for CPS compliance.

Water Quality

        Regulations under the federal Clean Water Act govern critical operating parameters at generating facilities, such as the temperature of effluent discharges and the location, design, and construction of cooling water intake structures at generating facilities. In March 2011, the US EPA proposed standards under the federal Clean Water Act that would affect cooling water intake structures at generating facilities. The standards are intended to protect aquatic organisms by reducing capture in screens attached to cooling water intake structures (impingement) and in the water volume brought into the facilities (entrainment). The regulations are expected to be finalized in 2014. The required measures to comply with the proposed standards regarding entrainment are subject to the discretion of the

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COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Environmental Developments (EME, Midwest Generation) (Continued)

permitting authority, and EME is unable at this time to assess potential costs of compliance, which could be significant for the Midwest Generation plants.

        In June 2013, the US EPA proposed changes to the Steam Electric Guideline Regulation which sets discharge limits for various operations which discharge to waters of the United States. EME is reviewing the proposed rule and intends to provide comments. The rule is scheduled for issuance by May 2014.

Coal Combustion Wastes

        US EPA regulations currently classify coal ash and other coal combustion residuals as solid wastes that are exempt from hazardous waste requirements. This classification enables beneficial uses of coal combustion residuals, such as for cement production and fill materials. Midwest Generation currently provides a portion of its coal combustion residuals for beneficial uses. In June 2010, the US EPA published proposed regulations relating to coal combustion residuals that could result in more stringent requirements for the management and disposal of such materials. Two different proposed approaches are under consideration.

        The first approach, under which the US EPA would list these residuals as special wastes subject to regulation as hazardous wastes, could require EME and Midwest Generation to incur additional capital and operating costs. The second approach, under which the US EPA would regulate these residuals as nonhazardous wastes, would establish minimum technical standards for units that are used for the disposal of coal combustion residuals, but would allow procedural and enforcement mechanisms (such as permit requirements) to be exclusively a matter of state law. Many of the proposed technical standards are similar under both proposed options (for example, surface impoundments may need to be retrofitted, depending on which standard is finally adopted), but the second approach is not expected to require the retrofitting of landfills used for the disposal of coal combustion residuals.

Note 11. Accumulated Other Comprehensive Loss (EME, Midwest Generation)

EME

        EME's AOCI, net of tax and including discontinued operations, consisted of:

(in millions)	Unrealized Gains and Losses on Cash Flow Hedges	Unrecognized Losses and Prior Service Adjustments, Net(1)	Valuation Allowance on Deferred Tax Asset	AOCI
Balance at December 31, 2011	$(34)	$(60)	$—	$(94)
OCI before reclassifications	(17)	—	(6)	(23)
Amount reclassified from AOCI	(25)	4	—	(21)

Balance at December 31, 2012	(76)	(56)	(6)	(138)
OCI before reclassifications	34	33	—	67
Amount reclassified from AOCI	5	5	—	10

Balance at December 31, 2013	$(37)	$(18)	$(6)	$(61)

(1)
For further detail, see Note 8—Compensation and Benefit Plans.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Accumulated Other Comprehensive Loss (EME, Midwest Generation) (Continued)

(2)
EME and Midwest Generation do not expect to reclassify unrealized losses on cash flow hedges into earnings in the next 12 months. For further explanation, see "—Unrealized Losses on Cash Flow Hedges."

        The after-tax amounts recorded in AOCI at December 31, 2013 and 2012 for commodity contracts were losses of none and $1 million, respectively, and for interest rate contracts was losses of $37 million and $75 million, respectively. EME's significant items reclassified out of AOCI and the effect on the statement of operations consisted of:

(in millions)	Year Ended December 31, 2013	Affected Line Item in the Statement of Operations
Unrealized gains and losses on cash flow hedges
Electricity commodity hedges	$(3)	Operating revenues
Interest rate contracts	(5)	Interest expense
Tax benefit	3	Benefit for income taxes

Total, net	$(5)	Net loss

Amortization of retirement benefit items
Unamortized prior service cost on terminated plan	$(3)	Plant operations and administrative and general(1)
Actuarial losses	(5)	Plant operations and administrative and general(1)
Tax benefit	3	Provision for income taxes

Total, net	$(5)	Net loss

(1)
For the year ended December 31, 2013, $5 million and $3 million were reclassified from AOCI to plant operations, and administrative and general expenses, respectively

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MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Accumulated Other Comprehensive Loss (EME, Midwest Generation) (Continued)

Midwest Generation

        Midwest Generation's AOCI, net of tax, consisted of:

(in millions)	Unrealized Gains and Losses on Cash Flow Hedges	Unrecognized Losses and Prior Service Adjustments, Net(1)	Valuation Allowance on Deferred Tax Asset	AOCI
Balance at December 31, 2011	$21	$(38)	$—	$(17)
OCI before reclassifications	4	(1)	(12)	(9)
Amount reclassified from AOCI	(26)	2	—	(24)

Balance at December 31, 2012	(1)	(37)	(12)	(50)
OCI before reclassifications	(1)	25	—	24
Amount reclassified from AOCI	2	3	—	5

Balance at December 31, 2013	$—	$(9)	$(12)	$(21)

(1)
For further detail, see Note 8—Compensation and Benefit Plans.

        Midwest Generation's significant items reclassified out of AOCI and the effect on the statement of operations consisted of:

(in millions)	Year Ended December 31, 2013	Affected Line Item in the Statement of Operations
Unrealized gains and losses on cash flow hedges
Electricity commodity hedges	$(4)	Operating revenues
Tax benefit	2	Benefit for income taxes

Total, net	$(2)	Net loss

Amortization of retirement benefit items
Prior services costs	$(1)	Plant operations
Actuarial losses	(3)	Plant operations
Tax benefit	1	Provision for income taxes

Total, net	$(3)	Net loss

Unrealized Losses on Cash Flow Hedges (EME, Midwest Generation)

        At December 31, 2013, unrealized losses on cash flow hedges, net of tax, consisted of interest rate swap contracts that qualify for hedge accounting. These losses arise because current forecasts of future interest rates are lower than the contract rates. No unrealized losses on commodity cash flow hedges are expected to be reclassified into earnings during the next 12 months as no commodity cash flow hedges are designated beyond December 31, 2013.

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COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Supplemental Cash Flows Information (EME, Midwest Generation)

EME

        Supplemental cash flows information for EME, including discontinued operations, consisted of the following:

	Years Ended December 31,
(in millions)	2013	2012	2011
Cash paid (received)
Interest (net of amount capitalized)(1)	$62	$168	$290
Income taxes	(17)	59	(216)
Cash payments under plant operating leases	30	199	311
Details of assets acquired
Fair value of assets acquired	$—	$—	$1
Liabilities assumed	—	—	—

Net assets acquired	$—	$—	$1
Non-cash contribution from EIX(2)	$25	$—	$—
Non-cash distribution to EIX(2)	$—	$222	$—
Non-cash activities from vendor financing	$9	$11	$21

(1)
Interest paid by EME for December 31, 2013, 2012 and 2011 was $69 million, $199 million and $317 million, respectively. Interest capitalized by EME for December 31, 2013, 2012 and 2011 was $7 million, $31 million and $27 million, respectively.

(2)
During 2013, EME received a non-cash contribution from EIX related to the tax-allocation agreements. During 2012, EME recorded a non-cash distribution to EIX related to the tax-allocation agreements. See Note 7—Income Taxes—EME—Deferred Tax Assets and Liabilities.

        EME's accrued capital expenditures at December 31, 2013, 2012 and 2011 were $9 million, $31 million and $29 million, respectively. Accrued capital expenditures will be included as an investing activity in the consolidated statements of cash flows in the period paid.

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COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Supplemental Cash Flows Information (EME, Midwest Generation) (Continued)

Midwest Generation

        Supplemental cash flows information for Midwest Generation consisted of the following:

	Years Ended December 31,
(in millions)	2013	2012	2011
Cash paid
Interest	$24	$36	$43
Income taxes	—	—	8
Non-cash distribution to parent(1)	$—	$106	$—

(1)
During 2012, Midwest Generation recorded a non-cash distribution to its parent related to the tax-allocation agreements. See Note 7—Income Taxes—Midwest Generation—Deferred Tax Assets and Liabilities.

        Midwest Generation's accrued capital expenditures at December 31, 2013, 2012 and 2011 were $9 million, $9 million and $4 million, respectively. Accrued capital expenditures will be included as an investing activity in the consolidated statements of cash flows in the period paid.

Note 13. Asset Impairments and Other Charges (EME, Midwest Generation)

EME

        Asset impairments and other charges for EME consisted of the following:

	Years Ended December 31,
(in millions)	2013	2012	2011
Midwest Generation plants impairments	$466	$—	$640
Ambit impairment	—	15	—
Wind projects impairment and other charges	(2)	13	74

EME asset impairments and other charges(1)	$464	$28	$714

(1)
The fair value of long-lived assets as determined using the discounted cash flow models discussed below qualify as Level 3 in the fair value hierarchy.

2013 Impairments

Will County Station

        In connection with the preparation of its financial statements in the third quarter of 2013, Midwest Generation concluded, based on continued low realized energy and capacity prices, high fuel costs and low generation and further analysis of its capital allocation strategy, that indicators of potential impairment existed for its Will County Station and an impairment evaluation was performed.

        The long-lived asset group that was subject to the impairment evaluation was determined to include the property, plant and equipment of the station. Management utilized the probability weighted

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COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Asset Impairments and Other Charges (EME, Midwest Generation) (Continued)

estimates of future undiscounted cash flows to be received at the Will County Station and concluded that such amounts did not recover its carrying amount. Forecasted commodity prices and plant dispatch levels are the most significant input into the cash flow estimates. However, as part of these alternative cash flow scenarios, management considered a shortened estimated useful life of the station if environmental improvements were not made.

        To measure the amount of the impairment loss, management used the market approach, which considers sales of similar facilities and numerous recent decisions by other power generators to shut down similar coal plants rather than install additional equipment, corroborated by the income approach, which considers discounted cash flows. This resulted in an impairment charge related to the Will County Station of $464 million. The estimated fair value of zero for the Will County Station was determined using both observable inputs and unobservable inputs, which are Level 3 inputs as defined by accounting guidance for fair value measurements. These inputs included a range of zero to $169 per kilowatt hour of recent transactions for scrubbed coal plants in similar markets. For additional information on the impairment policy of long-lived assets, see Note 1—Summary of Significant Accounting Policies—Impairment of Long-Lived Assets.

2012 Impairments

Ambit

        The Ambit project has operated under constrained liquidity conditions for a number of years. In 2012, the avoided energy costs, which form the basis for the project's energy revenues under its power purchase agreement, declined significantly. As a result, in 2013 Ambit did not make all of its scheduled land lease payments; the land lease is subordinated to debt service. In February 2013, the EME operations and maintenance subsidiary that operated the plant provided a 180-day notice of its intent to terminate its operations and maintenance contract.

        These factors were considered indicators of potential impairment and in connection with the preparation of its year-end financial statements in the fourth quarter of 2012, EME reviewed the Ambit project for impairment. The results of the impairment analysis indicated that the probability weighted future undiscounted cash flows are not expected to be sufficient to recover the respective carrying value of the long-lived assets of $49 million. The asset group at the project consisted of property, plant and equipment and deferred revenue. The fair value of the asset group was determined to be $34 million, resulting in an impairment charge of $15 million. For additional information on the impairment policy of long-lived assets, see Note 1—Summary of Significant Accounting Policies—Impairment of Long-Lived Assets.

2011 Impairments

Wind Projects

        In connection with the preparation of its year-end financial statements in the fourth quarter of 2011, EME reviewed the Storm Lake wind project and four small wind projects in Minnesota for impairment, based on an expected future increase in operating costs and declines in long-term power prices that the projects could potentially realize following the term of the power purchase agreements. The probability weighted future undiscounted cash flows of each project were not expected to be sufficient to recover the respective carrying value of each of these long-lived assets ($53 million in

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COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Asset Impairments and Other Charges (EME, Midwest Generation) (Continued)

aggregate). The income approach was utilized to determine fair value for these asset groups. The most significant assumptions used in determining fair value were discount rates, future wind generation, the future availability of the project to generate energy and future plant operations expense. The asset groups at each project consisted of property, plant and equipment and, where appropriate, deferred revenue. In aggregate, the fair value of these five asset groups was determined to be $23 million, resulting in an impairment charge of $30 million. For additional information on the impairment policy of long-lived assets, see Note 1—Summary of Significant Accounting Policies—Impairment of Long-Lived Assets.

        During the fourth quarter of 2011, EME significantly reduced development of renewable energy projects to conserve cash and in light of more limited market opportunities. As a result, EME reduced staffing and undertook efforts to reduce funding joint development projects, thereby reducing the development pipeline of potential wind projects to a projected installed capacity of approximately 1,300 megawatts at the end of 2011. These changes triggered charges of $34 million.

Fisk, Crawford and Waukegan Stations

        In connection with the preparation of its year-end financial statements in the fourth quarter of 2011, Midwest Generation concluded, based on the current energy price environment, it was less likely that Midwest Generation would install environmental controls required by the CPS at its Fisk, Crawford and Waukegan Stations; and such assessment was an indicator that these stations were impaired. The long-lived asset groups that were subject to the impairment evaluation were determined to include the property, plant and equipment of each station. Management updated the probability weighted future undiscounted cash flows expected to be received at these stations and concluded that such amounts did not recover the respective station's carrying amounts. As part of these alternative cash flow scenarios, management considered a shortened estimated useful life of each station if environmental improvements were not made and a forecasted reduction in generation from lower forward power prices.

        To measure the amount of the impairment loss, the income approach was considered the most relevant, but market data obtained prior to the significant decline in power prices was used to corroborate the income approach. The discounted cash flow analysis assumptions that have the most significant impact on fair value are forecasted energy and capacity prices. The discounted cash flow analysis indicated a fair value of zero. Midwest Generation also concluded it was unlikely that a third party would consummate the purchase of the Fisk, Crawford or Waukegan Stations in the current economic and regulatory environment resulting in a determination that the fair value of each of these stations was zero. This resulted in impairment charges of $115 million, $186 million and $339 million for the Fisk, Crawford and Waukegan Stations, respectively. Environmental and other remediation or ongoing maintenance costs are expected to be offset by the salvage value of the asset groups. Midwest Generation voluntarily ceased coal-fired operations at the Fisk and Crawford Stations in August 2012. For additional information on the impairment policy of long-lived assets, see Note 1—Summary of Significant Accounting Policies—Impairment of Long-Lived Assets.

Midwest Generation

        Midwest Generation's asset impairments and other charges were $465 million, $14 million and $653 million for the years ended December 31, 2013, 2012 and 2011, respectively. Of the 2013 charges,

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COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Asset Impairments and Other Charges (EME, Midwest Generation) (Continued)

$464 million related to the Will County Station. Of the 2011 charges, $640 million related to the Fisk, Crawford and Waukegan Stations. See above for further discussion of impairment charges on the Midwest Generation plants.

Note 14. Discontinued Operations (EME only)

        In September 2012, Homer City, a wholly owned indirect subsidiary of EME, and Homer City Generation, L.P., an affiliate of GECC, entered into the Homer City Master Transaction Agreement (MTA) for the divestiture by Homer City of substantially all of its remaining assets and certain specified liabilities. Accordingly, in the third quarter of 2012, Homer City met the definition of a discontinued operation and was classified separately on EME's consolidated financial statements. In December 2012, the transaction closed and Homer City Generation, L.P. assumed control of Homer City. On May 2, 2013, the Homer City Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code.

        The 2013 results from discontinued operations reflects the withdrawal from the benefit plan that provided postretirement medical, dental, vision, and life insurance coverage to certain Homer City retirees and the subsequent cost, reflected in reorganization items, for a Bankruptcy Court approved settlement between the Homer City Debtors and the union for the affected Homer City retirees. EME recorded an impairment charge of $1,032 million ($623 million after tax) in 2011 related to Homer City's long-lived assets, and an asset write-down of $89 million ($53 million after tax) in 2012 to reflect the ultimate carrying value of assets and liabilities transferred to Homer City Generation, L.P.

        Summarized results of discontinued operations for EME are:

	Year Ended December 31,
(in millions)	2013	2012	2011
Total operating revenues	$—	$395	$527
Total operating expenses	29	(496)	(538)
Asset impairments and other charges	—	(89)	(1,032)
Other income	—	5	—

Income (loss) before reorganization items and income taxes	29	(185)	(1,043)
Reorganization items, net	22	—	—
Provision (benefit) for income taxes	6	(73)	(411)

Income (loss) from operations of discontinued subsidiaries	$1	$(112)	$(632)

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COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Discontinued Operations (EME only) (Continued)

        The assets and liabilities associated with the discontinued operations are segregated on the consolidated balance sheets as follows:

	December 31,
(in millions)	2013	2012
Cash and cash equivalents	$—	$2
Other current assets	—	7
Carrying value adjustment	—	(9)

Assets of discontinued operations	$—	$—

Note 15. Related Party Transactions (EME, Midwest Generation)

        In November 2013, the Bankruptcy Court entered an order approving the Debtor Entities' continued performance under various agreements and arrangements that govern shared services between EIX and EME and its subsidiaries. The shared services agreement with EIX is expected to terminate at the earlier of the consummation of the NRG Sale or, under certain circumstances, by July 31, 2014.

EME

        Historically, specified administrative services such as payroll, employee benefit programs, insurance, and information technology have been shared among all affiliates of EIX, and the costs of these corporate support services have been allocated to all affiliates, including EME. As a result of the Chapter 11 Cases, certain of these services have been reduced or canceled. Costs are allocated based on one of the following formulas: percentage of time worked, equity in investment and advances, number of employees, or multi-factor (operating revenues, operating expenses, total assets and number of employees). In addition, EME is billed for any services directly requested for its benefit. Labor and expenses of these directly requested services are specifically identified and billed at cost, subject to a reasonable markup. EME believes the allocation methodologies utilized are reasonable. EME made reimbursements for the cost of these programs and other services totaling $12 million, $60 million and $60 million in 2013, 2012 and 2011, respectively. The amount due to (from) EIX was $1 million and $(1) million at December 31, 2013 and 2012, respectively.

        Edison Mission Operation & Maintenance, Inc., a direct, wholly owned affiliate of EME, has entered into operation and maintenance agreements with partnerships in which EME has a 50% or less ownership interest. Pursuant to the negotiated agreements, Edison Mission Operation & Maintenance is to perform all operation and maintenance activities necessary for the production of power by these partnerships' facilities. The agreements continue until terminated by either party. Edison Mission Operation & Maintenance is paid for all costs incurred with operating and maintaining such facilities and may also earn incentive compensation as set forth in the agreements. EME also has investments in wind projects that are accounted for under the equity method for which Edison Mission Operation & Maintenance has entered into operation and maintenance agreements with these wind projects. EME recorded revenues under the operation and maintenance agreements of $25 million for 2013, $24 million for 2012 and $23 million for 2011, reflected in operating revenues on EME's consolidated

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COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Related Party Transactions (EME, Midwest Generation) (Continued)

statements of operations. Receivables from affiliates for Edison Mission Operation & Maintenance totaled $3 million and $4 million at December 31, 2013 and 2012, respectively.

        EME owns interests in partnerships that sell electricity generated by their project facilities to Southern California Edison Company (SCE) and others under the terms of power purchase agreements. Sales by these partnerships to SCE under these agreements amounted to $297 million, $233 million and $277 million in 2013, 2012 and 2011, respectively.

        The Walnut Creek Project began selling power under its 10-year power purchase agreement with SCE in June 2013. EME recorded operating revenues on its consolidated statements of operations of $84 million for 2013. The amount due from SCE was $8 million at December 31, 2013. For further information on Walnut Creek related party transactions, see Note 5—Debt and Credit Agreements—Credit Facilities and Letters of Credit.

Midwest Generation

EMMT Agreement

        Midwest Generation has entered into a master purchase, sale and services agreement with EMMT, pursuant to which EMMT arranges for purchases and sales of the following products, including related services: (i) energy and capacity; (ii) natural gas; (iii) fuel oil; and (iv) emission allowances. Midwest Generation compensates EMMT with respect to these transactions, and reimburses EMMT for brokers' fees, taxes, and other reasonably incurred direct out-of-pocket expenses. Payment for these services is due within 30 days of billing. The net fees earned by EMMT were $1 million during each of 2013, 2012 and 2011. The amount due from EMMT was $47 million and $39 million at December 31, 2013 and 2012, respectively.

Notes Receivable from EME

        Proceeds of $1.367 billion were received by Midwest Generation from the Powerton and Joliet Sale Leaseback and were loaned to EME through four intercompany notes. EME is obligated to repay the principal on the notes in a series of installments on the dates and in the amounts set forth on a schedule to each note and interest is due semi-annually on January 2 and July 2 at an 8.30% fixed interest rate. The notes are due to be repaid in full by January 2, 2016. At December 31, 2012, Midwest Generation determined that it was probable a loss would be realized in connection with this intercompany loan and recorded a $1.4 billion charge, equal to the full carrying amount of the loan and accrued interest, and ceased accruing interest income. In addition, during the pendency of the Chapter 11 Cases, EME did not make any of the three scheduled $61 million principal and interest

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COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Related Party Transactions (EME, Midwest Generation) (Continued)

payments due to Midwest Generation. Notes receivable from EME on Midwest Generation's consolidated balance sheet consisted of the following:

	December 31, 2013			December 31, 2012
(in millions)	Carrying Value	Valuation Allowance	Net	Carrying Value	Valuation Allowance	Net
Current portion of notes receivable from affiliate	$19	$(19)	$—	$12	$(12)	$—
Interest receivable from affiliate	55	(55)	—	55	(55)	—
Notes receivable from affiliate	1,304	(1,304)	—	1,311	(1,311)	—

Total	$1,378	$(1,378)	$—	$1,378	$(1,378)	$—

        Interest income from affiliate included in interest and other income on Midwest Generation's consolidated statement of operations was none, $110 million and $111 million for the years ended December 31, 2013, 2012 and 2011, respectively. The fair value of the note receivable from EME was zero at December 31, 2013 and December 31, 2012. Upon consummation of the Plan and the NRG Sale, this loan and accrued interest will be canceled. For additional information, see Note 16—Restructuring Activities—NRG Sale.

Services Agreements with EME and EIX

        Historically, specified administrative services such as payroll, employee benefit programs, insurance, and information technology have been shared among all affiliates of EIX, and the costs of these corporate support services have been allocated to all affiliates, including Midwest Generation. As a result of the Chapter 11 Cases, certain of these services have been reduced or canceled. Costs are allocated based on one of the following formulas: percentage of time worked, equity in investment and advances, number of employees, or multi-factor (operating revenues, operating expenses, total assets and number of employees). In addition, Midwest Generation is billed for any services directly requested for its benefit. Labor and expenses of these directly requested services are specifically identified and billed at cost, subject to a reasonable markup. Midwest Generation believes the allocation methodologies utilized are reasonable. Midwest Generation made reimbursements for the cost of these programs and other services totaling $17 million, $27 million and $30 million for the years ended December 31, 2013, 2012 and 2011, respectively. The amount due to EIX and EME was none and $1 million at December 31, 2013 and 2012, respectively, related to these agreements.

Management and Support Agreements with Midwest Generation EME, LLC

        Midwest Generation has entered into agreements with Midwest Generation EME for management and administrative services and support services, including construction and construction management, operations and maintenance management, technical services and training, environmental, health and safety services, administrative and IT support, and other managerial and technical services needed to operate and maintain electric power facilities. Under the terms of the agreements, Midwest Generation reimburses Midwest Generation EME for actual costs incurred by functional area in providing support services, or in the case of specific tasks requested by Midwest Generation, the amount negotiated for the task. Actual costs billable under these agreements for the years ended December 31, 2013, 2012 and 2011 were $29 million, $23 million and $24 million, respectively. The amount due to Midwest Generation EME was $6 million and $2 million at December 31, 2013 and 2012, respectively, related to these agreements.

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COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Restructuring Activities (EME, Midwest Generation)

        The Plan implements a reorganization of the Debtor Entities through a sale of substantially all of EME's assets under the NRG Sale and through the terms of the Settlement Agreement, which establishes a path for EME to emerge from bankruptcy free of liabilities as a wholly-owned subsidiary of EIX.

NRG Sale

        On October 18, 2013, EME, Midwest Generation, and certain other Debtor Entities entered into a Plan Sponsor Agreement (the PSA) with NRG Energy, Inc. (NRG), the Purchaser, the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases, the counterparties to the Powerton and Joliet Sale Leaseback and certain of EME's noteholders that are signatories to the PSA, that provides for the parties to support and pursue confirmation by the Bankruptcy Court of the Plan, that will implement a reorganization of the Debtor Entities through a sale of substantially all of the assets of EME to NRG pursuant to the Acquisition Agreement. The PSA contains representations, warranties and covenants of the parties to support and pursue confirmation of the Plan.

        The Acquisition Agreement between EME, NRG and the Purchaser, a wholly owned subsidiary of NRG, provides for the sale of substantially all of EME's assets, including the outstanding equity interests in certain of EME's direct subsidiaries (and thereby such subsidiaries' assets and liabilities), EME's cash and cash equivalents and EME's interest in substantially all of the other assets used in the operation of EME's and its subsidiaries' businesses (the Acquired Assets) to the Purchaser upon Bankruptcy Court confirmation and consummation of the Plan. Upon closing, the Purchaser will assume substantially all of the liabilities related to assets to be acquired, including, among other things, (i) all liabilities of EME under the Powerton and Joliet leases, other than the cure amount as set forth in the Acquisition Agreement (the Powerton and Joliet Cure Amount); (ii) all trade and vendor accounts payable and accrued liabilities arising from the operation of the Debtor Entities' businesses prior to the date of the closing of the transaction; and (iii) all cure amounts and other liabilities of the Debtor Entities other than the Homer City Debtors and certain agreed-upon excluded liabilities.

        In particular, with respect to the Powerton and Joliet leases, at the closing of the transaction, NRG will (i) replace the existing EME guarantees with NRG guarantees; (ii) replace EME as a party to the tax indemnity agreements relating to the Powerton and Joliet leases; and (iii) covenant to make a capital investment in the Powerton and Joliet Stations, provided that NRG will not be obligated to make capital investments in excess of $350 million.

        In consideration of the foregoing, at the closing of the transaction, EME will retain all liabilities with respect to the payment of the Powerton and Joliet Cure Amount and would be responsible for bearing the costs of such cure payment for all amounts due under the lease before January 2, 2014. In addition, the intercompany note issued by EME for the benefit of Midwest Generation, will be canceled. Midwest Generation will assume the Powerton and Joliet leases and the other operative documents related thereto, as modified by mutual agreement of the parties, and all monetary defaults under each lease would be cured at closing. The Acquired Assets do not include (i) the Homer City Debtors, (ii) potential litigation claims of EME against its parent, EIX and (iii) various tax attributes of EME, including tax losses, tax loss carryforwards, tax credits, and tax refunds.

        The total purchase price to be paid by the Purchaser for the Acquired Assets is $2.635 billion, subject to certain adjustments provided in the Acquisition Agreement. The Acquisition Agreement

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Note 16. Restructuring Activities (EME, Midwest Generation) (Continued)

provides for $350 million of the total purchase price to be paid in the form of 12,671,977 newly issued shares of NRG's common stock which trades on the New York Stock Exchange under the ticker symbol NRG.

        The Acquisition Agreement provides specific termination rights to each party, which include a right to terminate if certain milestone dates are not met, for material breaches of the Acquisition Agreement not cured within a specified period or if EME enters into or seeks approval of a superior proposal. Under specified circumstances, NRG will be entitled to receive a cash fee of $65 million, and expense reimbursement of all reasonable and documented out-of-pocket expenses, if the Acquisition Agreement is terminated.

        Before the NRG Sale may be completed, the parties must satisfy all conditions set forth in the Acquisition Agreement, including, among other things, governmental and regulatory approvals. Certain conditions, such as the confirmation of the Plan and the entry of a Confirmation Order by the Bankruptcy Court, have already been met. Certain other closing conditions have already been satisfied, including the receipt of various government and regulatory approvals and the declaration of effectiveness of the Registration Statement for the common stock to be issued by NRG as a portion of the purchase price. The Acquisition Agreement contains certain representations and warranties made by EME, NRG and the Purchaser. There are also various pre-closing and post-closing covenants binding on the parties. If the remaining conditions or requirements are not satisfied or waived the NRG Sale will not be consummated.

Plan of Reorganization

        The Plan generally provides for each of EME's general unsecured creditors to receive a pro rata portion of the NRG stock and cash consideration to be paid by the Purchaser to EME under the Acquisition Agreement (less certain distributions to be paid to other creditors of EME) and a pro rata share of any new securities issued by the reorganized successor entity.

        Under the Settlement Agreement, a Reorganization Trust will be formed, which will make distributions pursuant to the Plan for the benefit of EME's existing creditors. All assets and liabilities of EME that are not otherwise discharged in the bankruptcy or transferred to NRG as part of the NRG Sale will be transferred to the Reorganization Trust, with the exception of (i) the EME Tax Attributes, estimated at $1.19 billion, which will be retained by the EIX consolidated tax group, (ii) liabilities totaling $241 million associated with the qualified pension plan, the executive retirement plan, the executive deferred compensation plan and uncertain federal and state tax positions, which are being assumed by EIX and (iii) EME's indirect interest in Capistrano Wind Partners. EIX has disclosed that they have estimated their exposure to the qualified pension plan, executive retirement plan, executive deferred compensation plan and uncertain federal and state tax positions to be approximately $350 million. EIX will pay the Reorganization Trust amounts equal to 50% of the EME Tax Attributes as follows: $225 million payable on the Effective Date in cash, with one half of the balance payable on each of September 30, 2015 and September 30, 2016, together with interest at 5% per annum from the Effective Date.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Restructuring Activities (EME, Midwest Generation) (Continued)

        The estimated value of the EME Tax Attributes will be updated within approximately six months of the Effective Date. When the updated estimate is finalized, the amounts of the two installment payments remaining to be made by EIX will be fixed and EIX will deliver to the Reorganization Trust two zero coupon promissory notes evidencing its obligation to make those payments.

        EME and the Reorganization Trust will release EIX and its subsidiaries, officers, directors, and representatives from all claims, except for those deriving from commercial arrangements between SCE and certain of EME's subsidiaries and obligations under the Settlement Agreement. EIX and its subsidiaries that directly and indirectly own EME will provide a similar release to EME and the Reorganization Trust. Under the Plan, EIX and its subsidiaries, officers, directors and representatives will also be beneficiaries of orders of the Bankruptcy Court releasing them from claims of third parties in EME's bankruptcy proceedings and the Reorganization Trust will be obligated to set aside $50 million in escrow to secure its obligations to EIX under the Settlement Agreement, including its obligation to protect against liabilities, if any, not discharged in the Chapter 11 Cases for which the Reorganization Trust remains responsible. Such escrowed amount will decline over time to zero on the later of September 30, 2016 and the date on which certain third-party claims pending on September 30, 2016 are resolved.

        The Bankruptcy Court issued a Confirmation Order in March 2014, which confirmed the Plan. The completion of the NRG Sale is expected in April 2014. The following conditions, and others, shall have been satisfied or waived for the Plan to become effective:

  •
  Consummation of the NRG Sale, which is expected in April 2014;

  •
  Payment of the Powerton and Joliet Cure Amount; and

  •
  Establishment of the Reorganization Trust and funding of escrow accounts therein.

LSTC

        EME's LSTC are summarized below:

(in millions)	December 31, 2013	December 31, 2012
Senior notes, net	$3,700	$3,700
Accounts payable and accrued liabilities	53	32
Interest payable	154	154
Other	108	73

Total liabilities subject to compromise	$4,015	$3,959

        In connection with the filing of the Chapter 11 Cases, EME classified both its $3.7 billion unsecured senior notes and $154 million of accrued interest related to the unsecured senior notes as LSTC and ceased accruing interest expense. The accrued interest reclassified to LSTC primarily relates to $97 million and $38 million of interest payments that were due on November 15 and December 17, 2012, respectively, that EME did not make. Unpaid contractual interest for the years ended December 31, 2013 and 2012 was $281 million and $11 million, respectively.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Restructuring Activities (EME, Midwest Generation) (Continued)

        Midwest Generation's LSTC are summarized below:

(in millions)	December 31, 2013	December 31, 2012
Lease financing	$434	$434
Accounts payable and accrued liabilities	42	29
Interest payable	11	13
Other	53	53

Total liabilities subject to compromise	$540	$529

        In connection with the filing of the Chapter 11 Cases, Midwest Generation classified $13 million of accrued interest due on the Powerton and Joliet Sale Leaseback as LSTC but did not cease accruing interest expense. Upon closing of the NRG Sale, approximately $32 million of LSTC will be transferred from Midwest Generation to EME. For further discussion, see Note 9—Commitments and Contingencies—Lease Commitments.

Claims

        The Bankruptcy Court established June 17, 2013 and October 29, 2013 as the bar date for filing proofs of claim against the Initial Debtors and Homer City Debtors estates, respectively.

        As of the date of this filing, EME and Midwest Generation have received 766 and 303 proofs of claim, respectively. New and amended claims may be filed in the future, including claims amended to assign value to claims originally filed with no value. EME and Midwest Generation are in the process of reconciling such claims to the amounts listed in LSTC. LSTC have been recorded based on the expected probable claim, which is subject to judgment and could change as new information develops during the reconciliation process. Differences in liability amounts estimated and claims filed by creditors will be investigated and resolved, including through the filing of objections with the Bankruptcy Court as appropriate. Through this process, EME and Midwest Generation may identify additional liabilities that need to be recorded as LSTC and the Bankruptcy Court may determine liabilities currently estimated as part of LSTC are without merit. The claims resolution process may take considerable time to complete. The resolution of such claims could result in material adjustments to EME or Midwest Generation's financial statements. Determination of how liabilities will ultimately be treated cannot be made until the Bankruptcy Court approves a plan of reorganization. Accordingly, the ultimate amount or treatment of such liabilities is not determinable at this time.

Reorganization Items

        Reorganization items represent the direct and incremental costs of bankruptcy, such as professional fees, LSTC claim adjustments and losses related to terminated contracts that are probable and can be estimated. Write off of unamortized deferred financing costs and debt discounts relate to EME's unsecured pre-petition debt, which has been reclassified to LSTC on the consolidated balance sheet following the Chapter 11 filing on December 17, 2012. Professional fees primarily relate to legal advisors and consultants working directly on the bankruptcy filing.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Restructuring Activities (EME, Midwest Generation) (Continued)

        EME's and Midwest Generation's significant items in reorganization charges, excluding discontinued operations, consisted of:

	Years Ended December 31,
	2013			2012
(in millions)	Midwest Generation	Other EME Subsidiaries	EME	Midwest Generation	Other EME Subsidiaries	EME
Provision for allowable claims	$19	$—	$19	$6	$—	$6
Write off of unamortized deferred financing costs and debt discounts	—	—	—	—	15	15
Professional fees	22	79	101	—	22	22

Total reorganization items, net	$41	$79	$120	$6	$37	$43

Cost Reduction Activities

        EME eliminated approximately 150 positions in its regional and corporate offices and generating stations in April 2013, including 120 positions at Midwest Generation. EME recorded charges of approximately $7 million, and Midwest Generation recorded its share of these charges, a total of $5 million, in administrative and general expense on their respective consolidated statements of operations in the second quarter of 2013.

Shutdown of Fisk and Crawford

        Midwest Generation voluntarily ceased coal-fired operations at the Fisk and Crawford Stations in August 2012. Midwest Generation decommissioned and retired the units during the fourth quarter of 2012. During the second quarter of 2012, EME recorded a charge of $9 million (pre-tax) related to severance and other employee benefits due to the approximately 200 employees affected by the planned shutdowns; and Midwest Generation recorded a charge of $6 million (pre-tax) related to severance and other employee benefits due to the approximately 175 employees affected by the planned shutdowns. These charges were included in administrative and general expense on each of EME's and Midwest Generation's consolidated statements of operations.

Note 17. Condensed Combined Debtors' Financial Information (EME only)

        The financial statements below represent the condensed combined financial statement of the Debtor Entities. Non-debtor EME subsidiaries are accounted for as non-consolidated subsidiaries in these financial statements, as such, their net loss is included as "Equity in loss of non-debtor entities, net of tax" in the Debtors' Statements of Operations and its net assets are included as "Investment in non-debtor entities" in the Debtors' Statements of Financial Position.

        Intercompany transactions among the Debtor Entities have been eliminated in the condensed combined financial statements of the Debtor Entities contained here.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Condensed Combined Debtors' Financial Information (EME only) (Continued)

Debtor Entities' Condensed Combined Statements of Operations

	Years Ended December 31,
(in millions)	2013	2012
Operating revenues	$826	$901
Operating expenses	(1,517)	(1,262)
Other income (expense)	45	(226)
Reorganization items	(120)	(43)
Provision for income taxes	(41)	(153)
Income from Operations of Discontinued Subsidiaries	4	—

Net loss attributable to debtor entities	(803)	(783)
Equity in loss of non-debtor entities, net of tax	133	(142)

Net loss attributable to Debtors	$(670)	$(925)

Debtors Entities' Condensed Combined Statements of Comprehensive Loss

	Years Ended December 31,
(in millions)	2013	2012
Net Loss	$(670)	$(925)
Other comprehensive loss, net of tax	77	(44)

Comprehensive Loss	(593)	$(969)

Debtor Entities' Condensed Combined Statements of Financial Position

	December 31,
(in millions)	2013	2012
Total current assets	838	$638
Investments in unconsolidated affiliates	146	152
Property, plant and equipment, less accumulated depreciation of $555 and $845 at respective dates	898	1,428
Investment in non-debtor entities	2,042	2,019
Total other assets	873	974

Total assets	4,797	$5,211

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Condensed Combined Debtors' Financial Information (EME only) (Continued)

	December 31,
(in millions)	2013	2012
Total current liabilities	250	$94
Liabilities subject to compromise	4,014	3,959
Deferred taxes	117	131
Other long-term liabilities	155	295

Total liabilities	4,536	$4,479
Total equity	261	732

Total liabilities and equity	$4,797	$5,211

Debtors' Condensed Combined Statements of Cash Flows

	Years Ended December 31,
(in millions)	2013	2012
Operating cash flows from continuing operations	$(3)	$(598)
Operating cash flows from discontinued operations, net	(2)	(46)

Net cash used in operating activities	(5)	(644)
Net cash provided by financing activities	223	173
Investing cash flows from continuing operations	40	(109)
Investing cash flows from discontinued operations, net	—	(31)

Net cash provided by (used in) investing activities	40	(140)

Net increase (decrease) in cash and cash equivalents from continuing operations	260	(534)
Cash and cash equivalents at beginning of period from continuing operations	425	959

Cash and cash equivalents at end of period from continuing operations	685	425

Net decrease in cash and cash equivalents from discontinued operations	(2)	(77)
Cash and cash equivalents at beginning of period from discontinued operations	2	79

Cash and cash equivalents at end of period from discontinued operations	—	2

Cash paid for reorganization items, net	$72	$20

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18. Quarterly Financial Data (unaudited) (EME, Midwest Generation)

        The following table summarizes the unaudited quarterly statements of operations for EME.

(in millions)	First	Second	Third	Fourth
2013
Operating revenues	$307	$315	$385	$324
Operating loss	(47)	(63)	(431) (1)	(38)
Loss from continuing operations	(81)	(102)	(447)	(12)
Income (loss) from operations of discontinued subsidiaries, net of tax	(1)	18	(1)	(15)
Net loss	$(82)	$(84)	$(448)	$(27)
2012
Operating revenues	$343	$324	$340	$280
Operating loss	(48)	(98)	(71)	(111)
Loss from continuing operations	(58)	(75)	(86)	(578)
Income (loss) from operations of discontinued subsidiaries, net of tax	(24)	(29)	(76)	17
Net loss	$(82)	$(104)	$(162)	$(561)

(1)
Reflects a $464 million pre-tax ($297 million, after tax) impairment charge related to Will County. For more information, see Note 13—Asset Impairments and Other Charges.

        The following table summarizes the unaudited quarterly statements of operations for Midwest Generation.

(in millions)	First	Second	Third	Fourth
2013
Operating revenues	$179	$203	$232	$203
Operating loss	(60)	(40)	(463) (1)	(23)
Provision (benefit) for income taxes	—	1	(1)	(17)
Net loss	$(74)	$(74)	$(471)	$(14)
2012
Operating revenues	$233	$213	$253	$193
Operating loss	(33)	(88)	(39)	(1,437) (2)
Benefit for income taxes	(5)	(27)	(7)	(23)
Net loss	$(9)	$(42)	$(12)	$(1,401)

(1)
Reflects a $464 million pre-tax ($297 million, after tax) impairment charge related to Will County. For more information, see Note 13—Asset Impairments and Other Charges.

(2)
Reflects a $1.4 billion pre-tax charge for a valuation allowance recorded by Midwest Generation on its note receivable from EME. For more information, see Note 15—Related Party Transactions.

NRG Energy, Inc.

12,671,977 Shares of Common Stock

PROSPECTUS

March     , 2014

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except for the SEC registration fee and The New York Stock Exchange fee.

Item	Amount to be paid
SEC registration fee	$45,080
The New York Stock Exchange fee	24,077
Legal fees and expenses	300,000
Accounting fees and expenses	35,000
Transfer Agent fees and expenses	25,000
Miscellaneous expenses	150,000

Total	$579,157

Item 14.    Indemnification of Directors and Officers.

        Section 145(a) of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

        Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys' fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

        Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's capacity as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

  NRG Energy, Inc. Amended and Restated Certificate of Incorporation and By-laws

        The Amended and Restated Certificate of Incorporation of the Registrant provides, to the fullest extent permitted by Delaware law and except as otherwise provided in its by-laws, no director of the Registrant shall be liable to it or its stockholders for monetary damages for breach of fiduciary duty. Furthermore, the Second Amended and Restated By-laws of the Registrant provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant or a wholly owned subsidiary of the Registrant or, while a director or officer of the Registrant or a wholly owned subsidiary of the Registrant, is or was serving at the request of the Registrant or a wholly owned subsidiary of the Registrant as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise, including service with respect to an employee benefit plan (an "indemnitee"), shall be indemnified and held harmless by the Registrant to the fullest extent authorized by Delaware Law, against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, partner, member, manager, trustee, fiduciary or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators. This right of indemnification includes the Registrant's obligation to provide an advance of expenses, although the indemnitee may be required to repay such an advance if there is a judicial determination that the indemnitee was not entitled to the indemnification.

        The Second Amended and Restated By-laws of the Registrant also permits the Registrant to purchase and maintain insurance on its own behalf and on behalf of any other person who is or was a director, officer, employee or agent of the Registrant or a subsidiary of the Registrant or was serving at request of the Registrant or a subsidiary of the Registrant.

Item 15.    Recent Sales of Unregistered Securities.

        Not applicable.

Item 16.    Exhibits and Financial Statement Schedules.

          (a)   Exhibits.    See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

          (b)   Financial Statement Schedules.    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  1.
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

  (i)
  include any prospectus required by section 10(a)(3) of the Securities Act;

  (ii)
  reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  2.
  For the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  4.
  For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  5.
  For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  6.
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  7.
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  8.
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Princeton, New Jersey, on March 21, 2014.

NRG Energy, Inc.
By:	/s/ BRIAN E. CURCI
	Name:	Brian E. Curci
	Title:	Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* David W. Crane	President, Chief Executive Officer and Director (Principal Executive Officer)	March 21, 2014
* Kirkland B. Andrews	Chief Financial Officer (Principal Financial Officer)	March 21, 2014
* Ronald B. Stark	Chief Accounting Officer (Principal Accounting Officer)	March 21, 2014
* Howard E. Cosgrove	Chairman of the Board	March 21, 2014
* Edward R. Muller	Vice Chairman of the Board	March 21, 2014
* E. Spencer Abraham	Director	March 21, 2014
Kirbyjon H. Caldwell	Director
* Lawrence S. Coben	Director	March 21, 2014
* Terry G. Dallas	Director	March 21, 2014

Signature	Title	Date

* William E. Hantke	Director	March 21, 2014
* Paul W. Hobby	Director	March 21, 2014
* Gerald Luterman	Director	March 21, 2014
Kathleen A. McGinty	Director
* Anne C. Schaumburg	Director	March 21, 2014
* Evan J. Silverstein	Director	March 21, 2014
* Thomas H. Weidemeyer	Director	March 21, 2014
* Walter R. Young	Director	March 21, 2014

*
The undersigned by signing his name hereto, signs and executes this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 pursuant to the Power of Attorney executed by the above named signatories and previously filed with the Securities and Exchange Commission on October 18, 2013.

By:	/s/ BRIAN E. CURCI Brian E. Curci Attorney-in-fact

 EXHIBIT INDEX

Exhibit Number		Description
2.1		Restructuring Support Agreement, dated October 2, 2013, by and among NRG Energy, Inc. and the undersigned noteholders thereto (previously filed).

2.2		Summary Term Sheet, dated September 9, 2013, by and among NRG Energy, Inc. and the holders of senior unsecured notes of Edison Mission Energy that are signatories thereto (see Exhibit A to Exhibit 2.1 to this Registration Statement on Form S-1) (previously filed).

2.3	†	Plan Sponsor Agreement, dated October 18, 2013, by and among NRG Energy, Inc., NRG Energy Holdings Inc., Edison Mission Energy, certain of Edison Mission Energy's debtor subsidiaries, the Official Committee of Unsecured Creditors of Edison Mission Energy and its debtor subsidiaries, the PoJo Parties (as defined therein) and the proponent noteholders thereto (previously filed).

2.4	†	Asset Purchase Agreement, dated October 18, 2013, by and among NRG Energy, Inc., Edison Mission Energy and NRG Energy Holdings Inc. (see Exhibit A to Exhibit 2.3 to this Registration Statement on Form S-1) (previously filed).

2.5		Debtors' Third Amended Joint Chapter 11 Plan of Reorganization (filed herewith).

3.1	(a)	Amended and Restated Certificate of Incorporation of NRG Energy, Inc. (incorporated herein by reference to NRG Energy, Inc.'s Quarterly Report on Form 10-Q filed on May 3, 2012).

3.1	(b)	Certificate of Amendment of Amended and Restated Certificate of Incorporation of NRG Energy, Inc. (incorporated by reference to NRG Energy, Inc.'s Current Report on Form 8-K filed on December 14, 2012).

3.2		Second Amended and Restated By-Laws of NRG Energy, Inc. (incorporated herein by reference to NRG Energy, Inc.'s Current Report on Form 8-K filed on December 14, 2012).

4.1		Specimen of Certificate representing common stock of NRG Energy, Inc. (incorporated herein by reference to NRG Energy, Inc.'s Quarterly Report on Form 10-Q filed on August 4, 2006).

5.1		Form of Opinion of David R. Hill, Executive Vice President and General Counsel of NRG Energy, Inc. (previously filed).

10.1		Note Agreement, dated August 20, 1993, between NRG Energy, Inc., Energy Center, Inc. and each of the purchasers named therein (incorporated herein by reference to NRG Energy, Inc.'s Registration Statement on Form S-1, as amended, Registration No. 333-33397).

10.2		Master Shelf and Revolving Credit Agreement, dated August 20, 1993, between NRG Energy, Inc., Energy Center, Inc., The Prudential Insurance Registrants of America and each Prudential Affiliate, which becomes party thereto (incorporated herein by reference to NRG Energy, Inc.'s Registration Statement on Form S-1, as amended, Registration No. 333-33397).

10.3		Form of NRG Energy Inc. Long-Term Incentive Plan Deferred Stock Unit Agreement for Officers and Key Management (incorporated herein by reference to NRG Energy, Inc.'s annual report on Form 10-K filed on March 30, 2005).

10.4		Form of NRG Energy, Inc. Long-Term Incentive Plan Deferred Stock Unit Agreement for Directors (incorporated herein by reference to NRG Energy, Inc.'s annual report on Form 10-K filed on March 30, 2005).

10.5		Form of NRG Energy, Inc. Long-Term Incentive Plan Non-Qualified Stock Option Agreement (incorporated herein by reference to NRG Energy, Inc.'s quarterly report on Form 10-Q filed on November 9, 2004).

Exhibit Number	Description
10.6	Form of NRG Energy, Inc. Long-Term Incentive Plan Restricted Stock Unit Agreement (incorporated herein by reference to NRG Energy, Inc.'s quarterly report on Form 10-Q filed on November 9, 2004).

10.7	Form of NRG Energy, Inc. Long Term Incentive Plan Performance Unit Agreement (incorporated herein by reference to NRG Energy, Inc.'s annual report on Form 10-K filed on February 23, 2010.)

10.8	Amended and Restated Annual Incentive Plan for Designated Corporate Officers (incorporated herein by reference to NRG Energy, Inc.'s 2009 proxy statement on Schedule 14A filed on June 16, 2009).

10.9	Railroad Car Full Service Master Leasing Agreement, dated as of February 18, 2005, between General Electric Railcar Services Corporation and NRG Power Marketing Inc. (incorporated herein by reference to NRG Energy, Inc.'s annual report on Form 10-K for the quarter ended March 30, 2005).

10.10	Purchase Agreement (West Coast Power) dated as of December 27, 2005, by and among NRG Energy, Inc., NRG West Coast LLC (Buyer), DPC II Inc. (Seller) and Dynegy, Inc. (incorporated herein by reference to NRG Energy, Inc.'s current report on Form 8-K filed on December 28, 2005).

10.11	Purchase Agreement (Rocky Road Power), dated as of December 27, 2005, by and among Termo Santander Holding, L.L.C. (Buyer), Dynegy, Inc., NRG Rocky Road LLC (Seller) and NRG Energy, Inc. (incorporated herein by reference to NRG Energy, Inc.'s current report on Form 8-K filed on December 28, 2005).

10.12	Stock Purchase Agreement, dated as of August 10, 2005, by and between NRG Energy, Inc. and Credit Suisse First Boston Capital LLC (incorporated herein by reference to NRG Energy, Inc.'s current report on Form 8-K filed on August 11, 2005).

10.13	Agreement with respect to the Stock Purchase Agreement, dated December 19, 2008, by and between NRG Energy, Inc. and Credit Suisse First Boston Capital LLC (incorporated herein by reference to NRG Energy, Inc.'s annual report on Form 10-K filed on February 12, 2009).

10.14	Investor Rights Agreement, dated as of February 2, 2006, by and among NRG Energy, Inc. and Certain Stockholders of NRG Energy, Inc. set forth therein (incorporated herein by reference to NRG Energy, Inc.'s current report on Form 8-K filed on February 8, 2006).

10.15	Terms and Conditions of Sale, dated as of October 5, 2005, between Texas Genco II LP and Freight Car America, Inc., (including the Proposal Letter and Amendment thereto (incorporated herein by reference to NRG Energy, Inc.'s annual report on Form 10-K filed on March 7, 2006).

10.16	Amended and Restated Employment Agreement, dated December 4, 2008, between NRG Energy, Inc. and David Crane (incorporated herein by reference to NRG Energy, Inc.'s annual report on Form 10-K filed on February 12, 2009).

10.17	CEO Compensation Table (incorporated herein by reference to NRG Energy, Inc.'s current report on Form 8-K filed on December 9, 2009).

10.18	Limited Liability Company Agreement of NRG Common Stock Finance I LLC (incorporated herein by reference to NRG Energy, Inc.'s current report on Form 8-K filed on August 10, 2006).

10.19	Note Purchase Agreement, dated August 4, 2006, between NRG Common Stock Finance I LLC, Credit Suisse International and Credit Suisse Securities (USA) LLC (incorporated herein by reference to NRG Energy, Inc.'s current report on Form 8-K filed on August 10, 2006).

Exhibit Number	Description

10.20	Amendment Agreement, dated February 27, 2008, to the Note Purchase Agreement by and among NRG Common Stock Finance I LLC, Credit Suisse International, and Credit Suisse Securities (USA) LLC (incorporated herein by reference to NRG Energy, Inc.'s quarterly report on Form 10-Q filed on May 1, 2008).

10.21	Amendment Agreement, dated December 19, 2008, to the Note Purchase Agreement by and among NRG Common Stock Finance I LLC, Credit Suisse International, and Credit Suisse Securities (USA) LLC (incorporated herein by reference to NRG Energy, Inc.'s annual report on Form 10-K filed on February 12, 2009).

10.22	Amendment Agreement, dated December 19, 2008, to the Note Purchase Agreement by and among NRG Common Stock Finance I LLC, Credit Suisse International, and Credit Suisse Securities (USA) LLC (incorporated herein by reference to NRG Energy, Inc.'s annual report on Form 10-K filed on February 12, 2009).

10.23	Agreement with respect to Note Purchase Agreement, dated December 19, 2008, by and among NRG Common Stock Finance I LLC, Credit Suisse International, and Credit Suisse Securities (USA) LLC (incorporated herein by reference to NRG Energy, Inc.'s annual report on Form 10-K filed on February 12, 2009).

10.24	Preferred Interest Purchase Agreement, dated August 4, 2006, between NRG Common Stock Finance I LLC, Credit Suisse Capital LLC and Credit Suisse Securities (USA) LLC, as agent (incorporated herein by reference to NRG Energy, Inc.'s current report on Form 8-K filed on August 10, 2006).

10.25	Preferred Interest Amendment Agreement, dated February 27, 2008, by and among NRG Common Stock Finance I LLC, Credit Suisse International, and Credit Suisse Securities (USA) LLC (incorporated herein by reference to NRG Energy, Inc.'s quarterly report on Form 10-Q filed on May 1, 2008).

10.26	Preferred Interest Amendment Agreement, dated December 19, 2008, by and among NRG Common Stock Finance I LLC, Credit Suisse International, and Credit Suisse Securities (USA) LLC (incorporated herein by reference to NRG Energy, Inc.'s annual report on Form 10-K filed on February 12, 2009).

10.27	Preferred Interest Amendment Agreement, dated December 19, 2008, by and among NRG Common Stock Finance I LLC, Credit Suisse International, and Credit Suisse Securities (USA) LLC (incorporated herein by reference to NRG Energy, Inc.'s annual report on Form 10-K filed on February 12, 2009).

10.28	Agreement with respect to Preferred Interest Purchase Agreement, dated December 19, 2008, by and among NRG Common Stock Finance I LLC, Credit Suisse International, and Credit Suisse Securities (USA) LLC (incorporated herein by reference to NRG Energy, Inc.'s annual report on Form 10-K filed on February 12, 2009).

10.29	Agreement with respect to Preferred Interest Purchase Agreement, dated December 19, 2008, by and among NRG Common Stock Finance II LLC, Credit Suisse International, and Credit Suisse Securities (USA) LLC (incorporated herein by reference to NRG Energy, Inc.'s annual report on Form 10-K filed on February 12, 2009).

10.30	Amended and Restated Long-Term Incentive Plan (incorporated herein by reference to NRG Energy, Inc.'s 2009 proxy statement on Schedule 14A filed on June 16, 2009).

10.31	NRG Energy, Inc. Executive Change-in-Control and General Severance Agreement, dated December 9, 2008 (incorporated herein by reference to NRG Energy, Inc.'s annual report on Form 10-K filed on February 12, 2009).

Exhibit Number	Description
10.32	Amended and Restated Contribution Agreement (NRG), dated March 25, 2008, by and among Texas Genco Holdings, Inc., NRG South Texas LP and NRG Nuclear Development Company LLC and Certain Subsidiaries Thereof (incorporated herein by reference to NRG Energy, Inc.'s quarterly report on Form 10-Q filed on May 1, 2008).

10.33	Contribution Agreement (Toshiba), dated February 29, 2008, by and between Toshiba Corporation and NRG Nuclear Development Company LLC (incorporated herein by reference to NRG Energy, Inc.'s quarterly report on Form 10-Q filed on May 1, 2008).

10.34	Multi-Unit Agreement, dated February 29, 2008, by and among Toshiba Corporation, NRG Nuclear Development Company LLC and NRG Energy, Inc (incorporated herein by reference to NRG Energy, Inc.'s quarterly report on Form 10-Q filed on May 1, 2008).

10.35	Amended and Restated Operating Agreement of Nuclear Innovation North America LLC, dated May 1, 2008 (incorporated herein by reference to NRG Energy, Inc.'s quarterly report on Form 10-Q filed on May 1, 2008).

10.36	LLC Membership Purchase Agreement between Reliant Energy, Inc. and NRG Retail LLC, dated as of February 28, 2009 (incorporated herein by reference to NRG Energy, Inc.'s quarterly report on Form 10-Q filed on April 30, 2009).

10.37	Project Agreement, Settlement Agreement and Mutual Release, dated March 1, 2010, by and among by and among Nuclear Innovation North America LLC, the City of San Antonio acting by and through the City Public Service Board of San Antonio, a Texas municipal utility, NINA Texas 3 LLC and NINA Texas 4 LLC, and solely for purposes of certain sections of the Settlement Agreement, by NRG Energy, Inc and NRG South Texas LP (incorporated herein by reference to NRG Energy, Inc.'s current report on Form 8-K filed on March 2, 2010).

10.38	STP 3 & 4 Owners Agreement, dated March 1, 2010, by and among Nuclear Innovation North America LLC, the City of San Antonio, NINA Texas 3 LLC and NINA Texas 4 LLC (incorporated herein by reference to NRG Energy, Inc.'s current report on Form 8-K filed on March 2, 2010).

10.39	2009 Executive Change-in-Control and General Severance Plan (incorporated herein by reference to NRG Energy, Inc.'s current report on Form 8-K filed on April 1, 2010).

10.40	Investment and Option Agreement by and among Nuclear Innovation North America LLC, Nuclear Innovation North America Investments Holdings LLC and TEPCO Nuclear Energy America LLC, dated as of May 10, 2010 (incorporated herein by reference to NRG Energy, Inc.'s quarterly report on Form 10-Q filed on August 2, 2010).

10.41	Parent Company Agreement by and among NRG Energy, Inc., Nuclear Innovation North America LLC, TEPCO and TEPCO Nuclear Energy America LLC, dated as of May 10, 2010 (incorporated herein by reference to NRG Energy, Inc.'s quarterly report on Form 10-Q filed on August 2, 2010).

10.42	Letter of Credit and Reimbursement Agreement, dated as of June 30, 2010 (incorporated herein by reference to NRG Energy, Inc.'s current report on Form 8-K filed on July 1, 2010).

10.43	Letter of Credit and Reimbursement Agreement, dated as of June 30, 2010 (incorporated herein by reference to NRG Energy, Inc.'s current report on Form 8-K filed on July 1, 2010).

10.44	The NRG Energy, Inc. Amended and Restated Long Term Incentive Plan (incorporated herein by reference to NRG Energy, Inc.'s current report on Form 8-K filed on August 3, 2010).

Exhibit Number	Description
10.45	Amended and Restated Credit Agreement, dated July 1, 2011, by and among NRG Energy, Inc., the lenders party thereto, and the joint lead bookrunners and joint lead arrangers party thereto (incorporated herein by reference to NRG Energy, Inc.'s current report on Form 8-K filed on July 5, 2011).

10.46	Form of Market Stock Unit Grant Agreement (incorporated herein by reference to NRG Energy, Inc.'s current report on Form 8-K/A filed on September 12, 2011).

10.47	Registration Rights Agreement, dated September 24, 2012, among NRG Energy, Inc., the guarantors named therein and Deutsche Bank Securities Inc., Merrill, Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., J.P. Morgan Securities LLC, Morgan Stanley & Co. Incorporated and RBS Securities Inc., as initial purchasers (incorporated herein by reference to NRG Energy, Inc.'s current report on Form 8-K filed on September 24, 2012).

10.48	NRG 2010 Stock Plan for GenOn Employees (incorporated herein by reference to NRG Energy, Inc.'s annual report).

10.49	Revolving Credit Agreement among GenOn Energy, Inc., as Borrower, GenOn Americas, Inc., as Borrower, the several lenders from time to time parties hereto, and NRG Energy, Inc., as Administrative Agent, dated as of December 14, 2012 (incorporated by reference to NRG Energy, Inc.'s annual report on Form 10-K filed on February 27, 2013).

10.50	First Amendment Agreement, dated as of February 6, 2013, to the Amended and Restated Credit Agreement and the Second Amended and Restated Collateral Trust Agreement (incorporated by reference to NRG Energy, Inc.'s quarterly report on Form 10-Q filed on May 7, 2013).

10.51	Second Amendment Agreement, dated as of June 4, 2013, to the Amended and Restated Credit Agreement and the Second Amended and Restated Collateral Trust Agreement (incorporated herein by reference to Exhibit 10.1 to NRG Energy, Inc.'s current report on Form 8-K filed on June 10, 2013).

10.52	NRG Energy, Inc. Long-Term Incentive Plan Market Stock Unit Agreement (incorporated herein by reference to NRG Energy, Inc.'s annual report on Form 10-K filed on February 28, 2014).

10.53	NRG Energy, Inc. 2010 Stock Plan for GenOn Employees Market Stock Unit Agreement (incorporated herein by reference to NRG Energy, Inc.'s annual report on Form 10-K filed on February 28, 2014).

21.1	Subsidiaries of NRG Energy, Inc. (incorporated herein by reference to NRG Energy Inc.'s annual report on Form 10-K filed on February 28, 2014).

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm for NRG Energy, Inc.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of Edison Mission Energy.

23.3	Consent of David R. Hill, Executive Vice President and General Counsel of NRG Energy, Inc. (included in Exhibit 5.1).

23.4	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of Midwest Generation, LLC.

Exhibit Number	Description
24.1	Power of Attorney (previously filed).

†
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished to the Securities and Exchange Commission upon request.